Exhibit 2.1

MERGER AGREEMENT

dated

August 5, 2026

by and among

Blackstar Orbital Technologies Corporation,

Pono Capital Four, Inc.,

and

Pono Four Merger Sub, Inc.

i

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Exhibit A	–	Form of Company Support Agreement
Exhibit B	–	Form of Parent Support Agreement
Exhibit C	–	Form of Lock-Up Agreement

Schedule 1.1(a)	Company Convertible Securities
Schedule 1.1(b)	Company Preferred Stock
Schedule 1.1(c)	Knowledge of the Company
Schedule 1.1(d)	Knowledge of Parent
Schedule 1.1(e)	Leases
Schedule 1.1(f)	Key Employees
Schedule 3.6	Escrow Shares
Schedule 4.3	Governmental Authorization
Schedule 4.5(a)	Capitalization
Schedule 4.6	Subsidiaries
Schedule 4.8	Company Consents
Schedule 4.9(b)	Liabilities
Schedule 4.9(c)	Indebtedness
Schedule 4.12	Permitted Liens
Schedule 4.13	Litigation
Schedule 4.14(a)	Material Contracts
Schedule 4.15	Licenses and Permits
Schedule 4.17(b)	Intellectual Property
Schedule 4.17(f)	Intellectual Property Rights and IP Contracts
Schedule 4.17(g)	Government Contracts/University Funding
Schedule 4.17(i)	Company Owned IP/Technology Developed at Private Expense and Used/Delivered in a Government Contract
Schedule 4.17(j)	Restrictions to Government-Funded Intellectual Property
Schedule 4.18(c)	Data Privacy, Information Systems, and Publicly Available Software
Schedule 4.19(a)	Artificial Intelligence
Schedule 4.20(a)	Employees
Schedule 4.20(b)	Independent Contractors/Consultants

TABLE OF CONTENTS CONTINUED

Schedule 4.20(g)	Non-U.S. Employees/Visas
Schedule 4.21	Withholding
Schedule 4.22(a)	Employee Benefit Plans
Schedule 4.23	Real Property
Schedule 4.24	Taxes
Schedule 4.26	Company Finders’ Fees
Schedule 4.27	Directors and Officers
Schedule 4.29	Insurance
Schedule 4.30	Related Party Transactions
Schedule 5.6	Parent Finders’ Fees
Schedule 6.1(a)	Conduct of the Business – Permitted Actions
Schedule 6.2(a)	Alternative Transaction
Schedule 7.4	Lock-Up Agreements
Schedule 7.5	Non-Compete Agreements
Schedule 7.6	Interim Covenants
Schedule 8.10	Employment Agreements
Schedule 9.1(b)	Approvals/Authorizations
Schedule 11.5	Expenses

v

MERGER AGREEMENT

MERGER AGREEMENT dated as of August5, 2026 (this “Agreement”), by and among Blackstar Orbital Technologies Corporation, a private corporation incorporated in Delaware (the “Company”), Pono Capital Four, Inc., a Cayman Islands exempted company (“Parent”), and Pono Four Merger Sub, Inc., a Delaware corporation (“Merger Sub”).

W I T N E S S E T H:

A. The Company is an aerospace technology company engaged in the design, development, testing, manufacture and commercialization of reusable spacecraft, orbital transportation and reentry systems, and related technologies and services, including in-space logistics, payload hosting, rapid downmass, research and development, prototyping and government contracting (the “Business”);

B. Parent is a blank check company formed under the laws of the Cayman Islands for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities and Merger Sub is a wholly-owned subsidiary of Parent and was formed for the purpose of the Merger (as defined below);

C. At least one Business Day prior to the Closing Date (as defined below) and on the terms and subject to the conditions of this Agreement, Parent shall de-register as a Cayman Islands exempted company from the Register of Companies in the Cayman Islands by way of continuation out of the Cayman Islands and into the State of Delaware so as to migrate to and domesticate as a Delaware corporation in accordance with Parent’s organizational documents, Section 388 of the Delaware General Corporation Law, as amended (the “DGCL”), and Part XII of the Companies Act (As Revised) of the Cayman Islands (the “Cayman Companies Act”) (the “Domestication”);

D. At least one Business Day following the Domestication, Merger Sub will merge with and into the Company (the “Merger”), after which the Company will be the surviving corporation (the “Surviving Corporation”) and a wholly-owned subsidiary of Parent, and Parent will change its name to “Blackstar Orbital Corporation”;

E. Concurrently with the Merger, the Parent shall file a certificate of incorporation with the Secretary of State of the State of Delaware and adopt bylaws (in the form and substance as reasonably agreed upon by Parent and the Company , with such changes as may be agreed in writing by Parent and the Company);

F. Contemporaneously with the execution of, and as a condition and an inducement to Parent and the Company entering into this Agreement, certain Company Stockholders are entering into and delivering the Company Support Agreement, substantially in the form attached hereto as Exhibit A (the “Company Support Agreement”), pursuant to which each such Company Stockholder has agreed to vote in favor of this Agreement and the Merger and the other transactions contemplated hereby;

G. Contemporaneously with the execution of, and as a condition and an inducement to Parent and the Company entering into this Agreement, the Sponsor is entering into and delivering the Parent Support Agreement, substantially in the form attached hereto as Exhibit B (the “Parent Support Agreement”), pursuant to which the Sponsor has agreed (i) not to transfer or redeem any Parent Shares held by such Parent Shareholder, and (ii) to vote in favor of this Agreement and the Merger and the other transactions contemplated hereby at the Parent Shareholder Meeting;

H. Subsequent to entering into this Agreement, the Company will enter into an equity incentive plan, dated as of the date hereof (as amended or modified from time to time, collectively, the “Equity Incentive Plan”), in the form and substance as reasonably agreed upon by Parent and the Company;

I. In connection with the transactions contemplated by this Agreement, Parent and the Company will work together to cause the Company to enter into subscription agreements (“Pre-Merger Financing Subscription Agreements”), in the form and substance as reasonably agreed upon by Parent and the Company with certain investors providing for pre-merger financing (the “Pre-Merger Financing”) and, for the avoidance of doubt, any Company Shares issued in connection with the Pre-Merger Financing shall be included in the calculation of Aggregate Fully Diluted Shares of Company Common Stock for purposes of determining the Aggregate Merger Consideration;

J. In connection with the transactions contemplated by this Agreement, Parent and the Company will work together to cause Parent to enter into either (i) subscription agreements (together with the Pre-Merger Financing Agreements, the “Subscription Agreements”), in the form and substance as reasonably agreed upon by Parent and the Company, with certain investors providing for aggregate investments in Parent Shares in a private placement on or prior to the Closing or (ii) non-redemption agreements, in the aggregate amount of $30,000,000 (the “Closing Financing” and together with the Pre-Merger Financing, the “Financings”);

K. Parent hereto intends that, for United States federal and applicable state income tax purposes, the Domestication will qualify as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder (the “Domestication Intended Tax Treatment”), and this Agreement is intended to constitute a “plan of reorganization” within the meaning of Section 368 of the Code and Treasury Regulations Sections 1.368-2(g) and 1.368-3(a) (a “Plan of Reorganization”) with respect to the Domestication;

L. Each of the parties hereto intends that, for United States federal and applicable state income tax purposes, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder, to which each of Parent and the Company are to be parties under Section 368(b) of the Code (the “Merger Intended Tax Treatment”), and this Agreement is intended to constitute a “Plan of Reorganization” with respect to the Merger; and

M. The Boards of Directors of each of the Company, Parent, and Merger Sub have unanimously (i) approved and declared advisable this Agreement and the transactions contemplated by this Agreement and the Ancillary Agreements to which they are or will be party, including the Merger, and the performance of their respective obligations hereunder or thereunder, on the terms and subject to the conditions set forth herein or therein, (ii) determined that this Agreement and such transactions are fair to, and in the best interests of, them and their respective shareholders, and (iii) resolved to recommend that their respective shareholders approve the Merger and such other transactions contemplated hereby and adopt this Agreement and the Ancillary Agreements to which they are or will be a party and the performance of such party of their obligations hereunder and thereunder and resolved in the case of the Parent, to recommend that their shareholders approve each of the Parent Proposals (as defined below).

In consideration of the mutual covenants and promises set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

ARTICLE I
DEFINITIONS

1.1 Definitions.

“Action” means any legal action, litigation, suit, claim, hearing, proceeding or investigation by or before any Authority.

“Additional Parent SEC Documents” has the meaning set forth in Section 5.13(a).

“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by or under common Control with such Person.

“Aggregate Fully Diluted Shares of Company Common Stock” means the sum, without duplication, of (a) all Company Shares that are issued and outstanding immediately prior to the Effective Time, including any Company Shares issued in connection with the Pre-Merger Financing; plus (b) the aggregate number of Company Shares issuable upon conversion of any Company Preferred Stock that are issued and outstanding immediately prior to the Effective Time; plus (c) the aggregate number of shares of Company Common Stock issuable upon full exercise of all Company Options (whether vested or unvested); plus (d) the aggregate number of Company Shares issuable upon full conversion of all Company Convertible Securities that are outstanding immediately prior to the Effective Time; plus (e) the aggregate number of Company Shares issuable upon full conversion, exercise or exchange of any other securities of the Company outstanding immediately prior to the Effective Time directly or indirectly convertible into or exchangeable or exercisable for Company Shares.

“Aggregate Merger Consideration” means a number of shares of Parent Shares equal to the quotient obtained by dividing (a) the Base Purchase Price, by (b) the Redemption Price, as reflected in the Closing Consideration Spreadsheet. Notwithstanding anything to the contrary in this Agreement, the Aggregate Merger Consideration shall not be reduced by, and shall not otherwise be subject to adjustment based on, any debt, indebtedness, debt-like items, prepayment penalties, accrued liabilities, unpaid Company transaction expenses, transaction bonuses, or net debt of the Company. No net debt or debt-based purchase price adjustment shall reduce the number of Shares issuable to the Company equity holders.

“Agreement” has the meaning set forth in the preamble.

“Alternative Transaction” has the meaning set forth in Section 6.2(a).

“Ancillary Agreements” means the Company Support Agreement, the Parent Support Agreement, the Lock-Up Agreement, the Registration Rights Agreement, the Equity Incentive Plan, the Non-Compete Agreements, and the Employment Agreements.

“Annual Financial Statements” has the meaning set forth in Section 4.9(a).

“AI Technology” means any machine-based system that can, for a given set of human-defined objectives, make predictions, recommendations, or decisions influencing real or virtual environments, including systems that use machine learning, deep learning, or other artificial intelligence technologies.

“Antitrust Laws” means any applicable domestic or foreign, supranational, national, federal, state, municipality or local Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade, including the HSR Act.

“Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority exercising executive, legislative, judicial, regulatory or administrative functions (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Balance Sheet” means the unaudited consolidated balance sheet of the Company as of December 31, 2025.

“Balance Sheet Date” has the meaning set forth in Section 4.9(a).

“Base Purchase Price” means $380,000,000. For the avoidance of doubt, the Base Purchase Price shall not be reduced by and shall not otherwise be subject to adjustment based on, any debt, indebtedness, net debt, debt-like items, prepayment penalties, accrued liabilities, unpaid Company transaction expenses, transaction bonuses, or similar items.

“Books and Records” means all books and records, ledgers, employee records, customer lists, files, correspondence, and other records of every kind (whether written, electronic, or otherwise embodied) owned or controlled by a Person in which a Person’s assets, the business or its transactions are otherwise reflected, other than stock books and minute books.

“Business” has the meaning set forth in the recitals to this Agreement.

“Business Day” means any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in New York, New York are authorized to close for business, excluding as a result of “stay at home,” “shelter-in-place,” “non-essential employee” or any other similar orders or restrictions or the closure of any physical branch locations at the direction of any governmental authority so long as the electronic funds transfer systems, including for wire transfers, of commercially banking institutions in New York, New York are generally open for use by customers on such day.

“Certificate of Merger” has the meaning set forth in Section 2.3.

“Closing” has the meaning set forth in Section 2.7.

“Closing Consideration Spreadsheet” has the meaning set forth in Section 3.7(a).

“Closing Date” has the meaning set forth in Section 2.7.

“COBRA” means collectively, the requirements of Sections 601 through 606 of ERISA and Section 4980B of the Code.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the preamble.

“Company Bylaws” means the bylaws of the Company as in effect immediately prior to the Effective Time.

“Company Capital Shares” means Company common stock, preferred stock and all other equity interests in the Company.

“Company Charter” means the Certificate of Incorporation of the Company dated February 15, 2023, as amended and restated from time to time.

“Company Common Stock” means the common stock, $0.01 par value per share, of the Company.

“Company Consent” has the meaning set forth in Section 4.8.

“Company Convertible Notes” means any promissory notes or other debt instruments issued by the Company that are convertible into Company Preferred Shares or Company Common Stock, as set forth on Schedule 1.1(a).

“Company Convertible Securities” means convertible notes and other convertible securities of the Company, as set forth on Schedule 1.1(a) hereto.

“Company Exclusively Licensed IP” means all Company Licensed IP that is exclusively licensed to or purported to be exclusively licensed to any member of the Company Group.

“Company Expenses” means all fees, costs and expenses of the Company or any of its Subsidiaries incurred prior to and through the Closing Date in connection with the negotiation, preparation and execution of this Agreement, the Ancillary Agreements, the performance and compliance with this Agreement and the Ancillary Agreements and conditions contained herein to be performed or complied with by the Company at or before Closing, and the consummation of the transactions contemplated hereby, including (i) any and all filing fees payable by the Company to any Authority in connection with the transactions contemplated hereby, and (ii) the fees, costs, expenses and disbursements of counsel, accountants, advisors and consultants of the Company.

“Company Group” means the Company and each of its Subsidiaries.

“Company Financial Statements” has the meaning set forth in Section 4.9(a).

“Company Fundamental Representations” means the representations and warranties of the Company set forth in Section 4.1 (Corporate Existence and Power), Section 4.2 (Authorization), Section 4.5(a) (other than the last sentence of Section 4.5(a)) and Section 4.5(b) (Capitalization) and Section 4.26 (Finders’ Fees).

“Company Information Systems” has the meaning set forth in Section 4.18(d).

“Company IP” means, collectively, all Company Owned IP and Company Licensed IP.

“Company Licensed IP” means all Intellectual Property owned by a third Person and licensed to or purported to be licensed to any member of the Company Group or that any member of the Company Group otherwise has a right to use or purports to have a right to use.

“Company Option” means each option (whether vested or unvested) to purchase Company Capital Shares granted, and that remains outstanding, under the Existing Equity Incentive Plan.

“Company Owned IP” means all Intellectual Property owned or purported to be owned by any member of the Company Group, in each case, whether exclusively, jointly with another Person, or otherwise.

“Company Owned Technology” means all Technology owned or purported to be owned, by the Company, including Software, Technical Data, Computer Software, inventions, discoveries, improvements, designs, drawings, specifications, schematics, algorithms, models, datasets, databases, know-how, trade secrets, prototypes, processes, methods, test data, certification materials, manufacturing information, and other technical or proprietary materials.

“Company Outside Closing Date” means March 31, 2027.

“Company Product” means any product, service, platform, application, solution, offering, technology, Software, or other product or service that is or has been developed, designed, manufactured, marketed, licensed, sold, distributed, made available, provided, supported, or otherwise commercialized by or on behalf of the Company, including any such product or service currently under development, in research and development, or planned for development or commercialization by or on behalf of the Company.

“Company Products AI” has the meaning set forth in Section 4.19(a).

“Company Preferred Stock” means the preferred stock of the Company, as set forth on Schedule 1.1(b).

“Company Securityholder” means each Person who holds the Company Shares, Company Options, or other securities convertible into Company Shares.

“Computer Software” means Software, and includes “computer software” and “computer software documentation” as defined under any applicable Government Contract or applicable Law, including the FAR, DFARS, NASA FAR supplement, or other agency supplement, as applicable.

“Company Stock Certificate” has the meaning set forth in Section 2.11.

“Company Stockholders” means, at any given time, the holders of Company Shares.

“Company Stockholder Approval” has the meaning set forth in Section 4.2(b).

“Company Support Agreement” has the meaning set forth in the recitals to this Agreement.

“Confidential Information” means any information, knowledge or data concerning the businesses and affairs of the Company, or any suppliers, customers or agents of the Company that is not already generally available to the public, including any Intellectual Property.

“Confidentiality Agreement” means the Confidentiality Agreement, dated as of May 1, 2026, by and between the Company and Parent.

“Contracts” means the Leases and all other contracts, agreements, leases (including equipment leases, car leases and capital leases), licenses, Permits, commitments, client contracts, statements of work (SOWs), sales and purchase orders and similar instruments, oral or written, to which the Company is a party or by which any of its respective properties or assets is bound.

“Control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise. “Controlled,” “Controlling” and “under common Control with” have correlative meanings.

“Conversion Ratio” means the quotient obtained by dividing (a) the number of Parent Shares constituting the Aggregate Merger Consideration, by (b) the number of shares constituting the Aggregate Fully Diluted Company Shares.

“Copyleft Licenses” means all licenses or other Contracts to Software that requires as a condition of use, modification, or distribution of such Software that other Software or technology incorporated into, derived from, or distributed with such Software (i) be disclosed or distributed in source code form, (ii) be licensed for the purpose of making derivative works or (iii) be redistributable at no or minimal charge. Copyleft Licenses include without limitation the GNU General Public License, the GNU Lesser General Public License, the Mozilla Public License, the Common Development and Distribution License, the Eclipse Public License, and all Creative Commons “sharealike” licenses.

“Copyrights” has the meaning set forth in the definition of “Intellectual Property.”

“Data Protection Laws” means all applicable Laws in any applicable jurisdiction governing the Processing, privacy, security, or protection of Personal Information, and all regulations or guidance issued thereunder.

“DGCL” means the Delaware General Corporation Law.

“Dissenting Shares” has the meaning set forth in Section 3.3.

“Domestication Intended Tax Treatment” has the meaning specified in the recitals to this Agreement.

“Domain Names” has the meaning set forth in the definition of “Intellectual Property.”

“Effective Time” has the meaning set forth in Section 2.3.

“Enforceability Exceptions” has the meaning set forth in Section 4.2(a).

“Environmental Laws” shall mean all applicable Laws that prohibit, regulate or control any Hazardous Material or any Hazardous Material Activity, including the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, the Resource Recovery and Conservation Act of 1976, the Federal Water Pollution Control Act, the Clean Air Act, the Hazardous Materials Transportation Act and the Clean Water Act.

“Equity Incentive Plan” means the equity incentive plan of the Parent in the form and substance as reasonably agreed upon by Parent and the Company, which plan will be adopted in connection with the Closing and which shall provide for the issuance of up to the Equity Plan Reserve, and shall include an “evergreen” provision permitting automatic annual increases in the number of shares available for issuance thereunder, as determined in accordance with the terms of the Equity Incentive Plan and as approved by the Board of Directors of Parent.

“Equity Plan Reserve” means 6,000,000 Parent Shares reserved for issuance under the Equity Incentive Plan as of the Closing. For the avoidance of doubt, the Equity Plan Reserve shall not include any additional shares that may become available under the Equity Incentive Plan after the Closing pursuant to any evergreen provision.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means each entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the Company, or that is, or was at the relevant time, a member of the same “controlled group” as the Company pursuant to Section 4001(a)(14) of ERISA.

“Escrow Agent” means the escrow agent mutually agreed upon by Parent and the Company prior to the Closing, pursuant to the Escrow Agreement.

“Escrow Agreement” means the escrow agreement to be entered into at or prior to the Closing among Parent, the Post-Closing Representative, and the Escrow Agent, governing the Escrow Shares, as described in Section 3.6.

“Escrow Period” means the period commencing on the Closing Date and ending on the date that is six (6) years after the Closing Date.

“Escrow Shares” means the shares of Parent Common Stock issuable to the Company Securityholders identified on, and in the amounts set forth on, Schedule 3.6, which shares shall be withheld from such Company Securityholders and deposited into escrow at the Closing pursuant to Section 3.6.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Matter” means any one or more of the following: (a) general economic or political conditions; (b) conditions generally affecting the industries in which such Person operates; (c) any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates; (d) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (e) any action required or permitted by this Agreement or any action or omission taken by the Company with the written consent or at the request of Parent or any action or omission taken by Parent or Merger Sub with the written consent or at the request of the Company; (f) any changes in applicable Laws or accounting rules (including U.S. GAAP) or the enforcement, implementation or interpretation thereof; (g) the announcement, pendency or completion of the transactions contemplated by this Agreement; (h) any natural or man-made disaster, acts of God or epidemic, pandemic or other disease outbreak or the worsening thereof; or (i) any failure by a party to meet any internal or published projections, forecasts or revenue or earnings predictions (it being understood that the facts or occurrences giving rise or contributing to such failure that are not otherwise excluded from the definition of a “Material Adverse Effect” may be taken into account in determining whether there has been a Material Adverse Effect); provided, however, that the exclusions provided in the foregoing clauses (a) through (d), clause (f) and clause (h) shall not apply to the extent that Parent and Merger Sub, taken as a whole, on the one hand, or the Company, on the other hand, is disproportionately affected by any such exclusions or any change, event or development to the extent resulting from any such exclusions relative to all other similarly situated companies that participate in the industry in which they operate.

“Government Contract” means any Contract, prime contract, subcontract, purchase order, task order, delivery order, grant, cooperative agreement, other transaction agreement, technology investment agreement, CRADA, sponsored research agreement, subaward, teaming agreement, basic ordering agreement, blanket purchase agreement, or other agreement, arrangement, commitment, or funding instrument, whether written or oral, between the Company, on the one hand, and any Governmental Authority, prime contractor, subcontractor, higher-tier contractor, university, federally funded research and development center, national laboratory, research institution, or other Person, on the other hand, in each case to the extent funded in whole or in part by, performed for, sponsored by, or entered into for the benefit of any Governmental Authority, including any SBIR, STTR, DoD, NASA, FAA, DARPA, AFRL, ONR, Army, Navy, Air Force, Space Force, or other federally funded research, development, prototyping, testing, certification, manufacturing, software, data, or technology program.

“Government-Funded IP” means any Intellectual Property, Technology, Technical Data, Computer Software, or other technical or proprietary material that was conceived, created, authored, developed, reduced to practice, improved, modified, tested, validated, delivered, disclosed, or otherwise made, in whole or in part, under, in connection with, or using funding, resources, facilities, personnel, equipment, materials, data, support, or reimbursement provided under or in connection with any Government Contract.

“Governmental Authority” means any federal, state, local, municipal, foreign, supranational, or other governmental or quasi-governmental authority, department, agency, commission, board, bureau, instrumentality, court, tribunal, or other governmental body, including any U.S. federal agency, department, command, laboratory, federally funded research and development center, or government-owned or government-controlled entity.

“Hazardous Material” shall mean any material, emission, chemical, substance or waste that has been designated by any Authority to be radioactive, toxic, hazardous, a pollutant or a contaminant.

“Hazardous Material Activity” shall mean the transportation, transfer, recycling, storage, use, treatment, manufacture, removal, remediation, release, exposure of others to, sale, labeling, or distribution of any Hazardous Material or any product or waste containing a Hazardous Material, or product manufactured with ozone depleting substances, including any required labeling, payment of waste fees or charges (including so-called e-waste fees) and compliance with any recycling, product take-back or product content requirements.

“Founder Shares” means the Parent Class B Ordinary Shares (and, following the Domestication, certain Parent Common Shares) held by the Sponsor.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and any rules or regulations promulgated thereunder.

“Indebtedness” means with respect to any Person, (a) all obligations of such Person for borrowed money, including with respect thereto, all interests, fees and costs, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person, (d) all obligations of such Person issued or assumed as the deferred purchase price of property or services (other than accounts payable to creditors for goods and services incurred in the ordinary course of business consistent with past practices), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any lien or security interest on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (f) all obligations of such Person under leases required to be accounted for as capital leases under U.S. GAAP, (g) all guarantees by such Person of the Indebtedness of another Person, (h) all liability of such Person with respect to any hedging obligations, including interest rate or currency exchange swaps, collars, caps or similar hedging obligations, (i) any unfunded or underfunded liabilities pursuant to any pension, retirement or nonqualified deferred compensation plan or arrangement and any earned but unpaid compensation (including salary, bonuses and paid time off) for any period prior to the Closing Date, and (j) any agreement to incur any of the same.

“Intellectual Property” means all of the worldwide intellectual property rights and proprietary rights associated with any of the following, whether registered, unregistered or registrable, to the extent recognized in a particular jurisdiction: discoveries, inventions, ideas, technology, trade secrets, and Software, in each case whether or not patentable or copyrightable (including proprietary or confidential information, systems, methods, processes, procedures, practices, algorithms, formulae, techniques, knowledge, results, protocols, models, designs, drawings, specifications, materials, technical data or information, and other information related to the development, marketing, pricing, distribution, cost, sales and manufacturing) (collectively, “Trade Secrets”); trade names, trademarks, service marks, trade dress, product configurations, other indications of origin, registrations thereof or applications for registration therefor, together with the goodwill associated with the foregoing (collectively, “Trademarks”); patents, patent applications, utility models, industrial designs, supplementary protection certificates, and certificates of inventions, including all re-issues, continuations, divisionals, continuations-in-part, re-examinations, renewals, counterparts, extensions, and validations thereof (“collectively, “Patents”); works of authorship, copyrights, copyrightable materials, copyright registrations and applications for copyright registration (collectively, “Copyrights”); domain names and URLs (collectively, “Domain Names”), social media accounts, and other intellectual property, and all embodiments and fixations thereof and related documentation and registrations and all additions, improvements and accessions thereto.

“Interim Period” has the meaning set forth in Section 6.1(a).

“IP Contracts” means, collectively, any and all Contracts to which a member of the Company Group is a party or by which any of its properties or assets are bound, in any case under which a member of the Company Group (i) is granted a right (including option rights, rights of first offer, first refusal, first negotiation, etc.) in or to any Intellectual Property of a third Person, (ii) grants a right (including option rights, rights of first offer, first refusal, first negotiation, etc.) to a third Person in or to any Company Owned IP or (iii) has entered into an agreement not to assert or sue with respect to any Intellectual Property (including settlement agreements and co-existence arrangements), in each case other than (A) Off-the-Shelf Software, (B) Publicly Available Software, (C) customer, distributor or channel partner Contracts on the Company Group’s standard forms or conforming in all material respect to such standard forms, (C) Contracts with the directors, officers, employees or contractors of a member of the Company Group on the Company Group’s standard forms or conforming in all material respect to such standard forms, and (E) customary non-disclosure agreements entered into in the ordinary course of business (subparts (A)-(E) collectively, the “Standard Contracts”).

“IPO” means the initial public offering of Parent pursuant to the Prospectus.

“IRS” means the United States Internal Revenue Service.

“Key Employee” means the individuals listed on Schedule 1.1(f).

“Knowledge of the Company” or “to the Company’s Knowledge” means the actual knowledge after reasonable inquiry of the individuals listed on Schedule 1.1(c).

“Knowledge of Parent” or “to Parent’s Knowledge” means the actual knowledge after reasonable inquiry of the individuals set forth on Schedule 1.1(d).

“Law” means any domestic or foreign, supranational, national, federal, state, municipality or local law, statute, ordinance, code, rule, or regulation.

“Leases” means, collectively, the leases described on Schedule 1.1(e) attached hereto, including all amendments, modifications and other agreements relating thereto, together with all fixtures and improvements erected on the premises leased thereby.

“Letter of Transmittal” has the meaning set forth in Section 3.5(b).

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, claim, security interest or encumbrance of any kind in respect of such property or asset, and any conditional sale or voting agreement or proxy, including any agreement to give any of the foregoing.

“Lock-Up Agreement” means the agreement, in substantially the form attached hereto as Exhibit C, restricting the sale, transfer or other disposition of Parent Shares received by (a) certain of the Company Securityholders identified on Schedule 7.4 at the Closing in connection with the Merger and (b) the Sponsor with respect solely to the Founder Shares.

“Material Adverse Effect” means any fact, effect, event, development, change, state of facts, condition, circumstance, violation or occurrence (an “Effect”) that, individually or together with one or more other contemporaneous Effect, (i) has or would reasonably be expected to have a materially adverse effect on the financial condition, assets, liabilities, business or results of operations of the Company Group, on the one hand, or on Parent and Merger Sub, on the other hand, taken as a whole; or (ii) prevents or materially impairs or would reasonably be expected to prevent or materially impair the ability of the Company Securityholders and the Company, on the one hand, or on Parent and Merger Sub, on the other hand to consummate the Merger and the other transactions contemplated by this Agreement in accordance with the terms and conditions of this Agreement; provided, however, that a Material Adverse Effect shall not be deemed to include Effects (and solely to the extent of such Effects) resulting from an Excluded Matter.

“Material Contracts” has the meaning set forth in Section 4.14(a). “Material Contracts” shall not include any Contracts that are also Plans.

“Merger” has the meaning set forth in the recitals to this Agreement.

“Merger Intended Tax Treatment” has the meaning specified in the recitals to this Agreement.

“Merger Sub” has the meaning set forth in the preamble.

“Merger Sub Common Stock” has the meaning set forth in Section 5.8(b).

“Nasdaq” means The Nasdaq Stock Market LLC.

“Off-the-Shelf Software” means commercially available Software, including software-as-a-service offerings, that is licensed or otherwise made available to the Company under standard, non-negotiated or generally available terms, has not been materially customized for the Company, and is not incorporated into, distributed into, or necessary to develop, support, or provide any Company Product, in each case where the Company’s aggregate license, subscription, maintenance, support, hosting, and other fees payable for such Software do not exceed $25,000 in any twelve month period or $50,000 in the aggregate.

“Offer Documents” has the meaning set forth in Section 6.5(a).

“Order” means any decree, order, judgment, writ, award, injunction, stipulation, determination, award, rule or consent of or by an Authority.

“Other Filings” means any filings to be made by Parent required under the Exchange Act, Securities Act or any other United States federal, foreign or blue sky laws, other than the SEC Statement and the other Offer Documents.

“Outside Closing Date” means, (a) with respect to Parent and Merger Sub, the Parent Outside Closing Date, and (b) with respect to the Company, the Company Outside Closing Date, in each case, as further described .

“Parent” means Pono Capital Four, Inc., an exempted company incorporated with limited liability under the laws of the Cayman Islands prior to the Domestication, and a Delaware corporation following the Domestication.

“Parent Articles” means the Memorandum and Articles of Association of Parent, prior to Domestication, and the Certificate of Incorporation of Parent, after Domestication.

“Parent Common Shares” means the common stock, par value $0.0001 per share, of Parent following the Domestication.

Parent Class A Ordinary Shares” means the Class A ordinary shares, with par value of US$0.0001, of Parent.

“Parent Class B Ordinary Shares” means the Class B ordinary shares, with par value of US$0.0001, of Parent.

“Parent Outside Closing Date” means December 31, 2026.

“Parent Share” means (a) prior to the Domestication, a Parent Class A Ordinary Share and/or a Parent Class B Ordinary Share, as applicable, and (b) from and following the Domestication, a Parent Common Share.

“Parent Board Recommendation” has the meaning set forth in Section 5.12(a).

“Parent Expenses” means all fees, costs and expenses of Parent incurred prior to and through the Closing Date in connection with the negotiation, preparation and execution of this Agreement, the Ancillary Agreements, the performance and compliance with this Agreement and the Ancillary Agreements and conditions contained herein to be performed or complied with by Parent at or before the Closing, and the consummation of the transactions contemplated hereby, including any and all (i) filing fees payable by Parent or Merger Sub to any Authority in connection with the transactions contemplated hereby, (ii) deferred underwriting discounts or fees and (iii) fees, costs, expenses and disbursements of counsel, accountants, advisors and consultants of Parent.

“Parent Financial Statements” means all of the financial statements of Parent included in the Parent SEC Documents and any amendments to such financial statements.

“Parent Fundamental Representations” means the representations and warranties of Parent set forth in Section 5.1 (Corporate Existence and Power), Section 5.3 (Corporate Authorization), Section 5.6 (Finders’ Fees), Section 5.7 (Issuance of Shares), and Section 5.8 (Capitalization).

“Parent Parties” has the meaning set forth in the preamble to ARTICLE V.

“Parent Proposals” has the meaning set forth in Section 6.5(e).

“Parent Redemption Amount” has the meaning set forth in Section 6.6.

“Parent Right” means a right to receive one-fifth (1/5) of one share of Parent Class A Ordinary Shares upon the consummation of Parent’s initial business combination that was included in the Parent Units sold in the IPO.

“Parent Rights Agreement” means the Rights Agreement, dated as of March 12, 2026, between Parent and Continental Stock Transfer & Trust Company, as rights agent.

“Parent SEC Documents” has the meaning set forth in Section 5.13(a).

“Parent Securities” means Parent Shares, Parent Rights, Parent Units, and any other securities issued by Parent.

“Parent Shareholder Approval” means the approval in accordance with Parent’s organizational documents of those Parent Proposals identified in Section 6.5(e) at the Parent Shareholder Meeting duly called by the Board of Directors of Parent and held for such purpose.

“Parent Shareholder Meeting” has the meaning set forth in Section 6.5(a).

“Parent Support Agreement” has the meaning set forth in the recitals to this Agreement.

“Parent Unit” means each unit of Parent consisting of one share of Parent Class A Ordinary Share and one Parent Right, which units were sold in the IPO.

“Patents” has the meaning set forth in the definition of “Intellectual Property.”

“Permit” means each license, franchise, permit, order, approval, consent or other similar authorization required to be obtained and maintained by the Company under applicable Law to carry out or otherwise affecting, or relating in any way to, the Business.

“Permitted IP Liens” means non-exclusive licenses granted by the Company Group to customers of Company Products in the ordinary course of business of the Company Group, consistent with past practice (including with respect to quantity and frequency).

“Permitted Liens” means (a) all defects, exceptions, restrictions, easements, rights of way and encumbrances disclosed in policies of title insurance which have been made available to Parent; (b) mechanics’, carriers’, workers’, repairers’ and similar statutory Liens arising or incurred in the ordinary course of business consistent with past practices for amounts (i) that are not delinquent, (ii) that are not material to the business, operations and financial condition of the Company so encumbered, either individually or in the aggregate, and (iii) not resulting from a breach, default or violation by the Company of any Contract or Law; (c) liens for Taxes (i) not yet due and delinquent or (ii) which are being contested in good faith by appropriate proceedings (and for which adequate accruals or reserves have been established on the Financial Statements in accordance with U.S. GAAP).

“Person” means an individual, corporation, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.

“Personal Information” means any data or information that constitutes personal data, personal health information, protected health information, personally identifiable information, personal information or similar defined term under any Data Protection Law.

“Per Preferred Share Merger Consideration” has the meaning set forth in Section 3.1(b).

“Post-Closing Representative” means, with respect to each of Parent and the Company, the Person designated by such party in this Agreement to represent its interests after the Closing in connection with this Agreement.”

“Plan” means each “employee benefit plan” within the meaning of Section 3(3) of ERISA and all other compensation and benefits plans, policies, programs, arrangements or payroll practices, including multiemployer plans within the meaning of Section 3(37) of ERISA, and each other stock purchase, stock option, restricted stock, severance, retention, employment (other than any employment offer letter in such form as previously provided to Parent that is terminable “at will” without any contractual obligation on the part of the Company to make any severance, termination, change of control, or similar payment), consulting, change-of-control, collective bargaining, bonus, incentive, deferred compensation, employee loan, fringe benefit and other benefit plan, agreement, program, policy, commitment or other arrangement, whether or not subject to ERISA, whether formal or informal, oral or written, in each case, that is sponsored, maintained, contributed or required to be contributed to by the Company, or under which the Company has any current or potential liability, but excluding in each case any statutory plan, program or arrangement that is required under applicable law and maintained by any Authority.

“Process,” “Processed” or “Processing” means any operation or set of operations performed upon Personal Information or sets of Personal Information, whether or not by automated means, such as collection, recording, organization, structuring, storage, adaptation or alteration, retrieval, consultation, use, disclosure by transmission, dissemination, or otherwise making available, alignment or combination, restriction, erasure, or destruction.

“Prospectus” means the final prospectus of Parent, dated March 12, 2026.

“Proxy Statement” has the meaning set forth in Section 6.5(a).

“Publicly Available Software” means each of any Software that contains, or is derived in any manner (in whole or in part) from, any Software that is distributed as free software, “copyleft,” open source software (e.g. Linux), or under similar licensing and distribution models, including but not limited to any of the following: (A) the GNU General Public License (GPL) or Lesser/Library GPL (LGPL), (B) the Artistic License (e.g., PERL), (C) the Mozilla Public License, (D) the Netscape Public License, (E) the Sun Community Source License (SCSL), (F) the Sun Industry Source License (SISL) and (G) the Apache Server License, including for the avoidance of doubt all Software licensed under a Copyleft License.

“Real Property” means, collectively, all real properties and interests therein (including the right to use), together with all buildings, fixtures, trade fixtures, plant and other improvements located thereon or attached thereto; all rights arising out of use thereof (including air, water, oil and mineral rights); and all subleases, franchises, licenses, permits, easements and rights-of-way which are appurtenant thereto.

“Registered Exclusively Licensed IP” means all Company Exclusively Licensed IP that is the subject of a registration or an application for registration, including issued patents and patent applications.

“Registered IP” means collectively, all Registered Owned IP and Registered Exclusively Licensed IP.

“Registered Owned IP” means all Intellectual Property constituting Company Owned IP or filed in the name of the Company, and in each instance is the subject of a registration or an application for registration, including issued patents and patent applications.

“Registration Rights Agreement” means the amended and restated registration rights agreement, in substantially the form attached hereto as Exhibit F.

“Registration Statement” has the meaning set forth in Section 6.5(a).

“Representatives” means a party’s officers, directors, Affiliates, managers, consultant, employees, representatives and agents.

“Required Financial Statements” has the meaning set forth in Section 7.3.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the Securities and Exchange Commission.

“SEC Statement” means the Registration Statement, including the Proxy Statement/Prospectus, whether in preliminary or definitive form, and any amendments or supplements thereto.

“Securities Act” means the Securities Act of 1933, as amended.

“Software” means computer software, programs, and databases (including development tools, library functions, and compilers) in any form, including in or as firmware, middleware, scripts, applications, tools, embedded software, Internet Web sites, web content, links, source code, object code, executable code, training code, database management code, build files, APIs, libraries, software development kits (SDKs), compilers, models, operating systems, utilities, graphical user interfaces, menus, images, icons, forms, methods of processing, software engines, platforms, software-as-a-service, platform-as-a-service, infrastructure-as-a-service, hosted software, cloud-based applications, and data formats, together with all versions, updates, corrections, enhancements and modifications thereof, and all related specifications, documentation, developer notes, comments, and annotations.

“Sponsor” means Mehana Ventures LLC, a Delaware limited liability company, or such other entity designated as Sponsor in the Parent’s organizational documents.

“Standard Contracts” has the meaning set forth in the definition of IP Contracts.

“Subject Invention” means any invention, discovery, improvement, technology, process, method, composition, design, work-around, know-how, or other subject matter that is or may be patentable or otherwise protectable under applicable intellectual property laws and that was conceived or first actually reduced to practice, in whole or in part, in the performance of work under any Government Contract, Government Funding Agreement, grant, cooperative agreement, other transaction agreement, subcontract, subaward, sponsored research agreement, or other agreement funded in whole or in part by or on behalf of a Governmental Authority, including any “subject invention” as that term is used under the Bayh-Dole Act, its implementing regulations, or any applicable patent rights clause included in or applicable to any such agreement.

“Subsidiary” means, with respect to any Person, each entity of which at least fifty percent (50%) of the capital stock or other equity or voting securities are Controlled or owned, directly or indirectly, by such Person.

“Super 8-K” has the meaning set forth in Section 6.5(a).

“Surviving Corporation” has the meaning set forth in the recitals to this Agreement.

“Tangible Personal Property” means all tangible personal property and interests therein, including machinery, computers and accessories, furniture, office equipment, communications equipment, automobiles, laboratory equipment and other equipment owned or leased by the Company and other tangible property.

“Tax Return” means any return, information return, declaration, claim for refund of Taxes, report or any similar statement, and any amendment thereto, including any attached schedule and supporting information, whether on a separate, consolidated, combined, unitary or other basis, that is filed or required to be filed with any Taxing Authority in connection with the determination, assessment, collection or payment of a Tax or the administration of any Law relating to any Tax.

“Tax(es)” means (a) any U.S. federal, state or local or non-U.S. taxes imposed by any Taxing Authority including any income (net or gross), gross receipts, profits, windfall profit, sales, use, goods and services, ad valorem, franchise, license, withholding, employment, social security, workers compensation, unemployment compensation, employment, payroll, transfer, excise, import, real property, personal property, intangible property, occupancy, recording, minimum, alternative minimum, and other taxes (including any governmental charge, fee, levy, or custom duty imposed by an Authority that is the nature of a tax), together with any interest, penalty, additions to tax or additional amount imposed with respect thereto, and including any secondary liability for any of the aforementioned, (b) any liability for payment of amounts described in clause (a) whether as a result of being a member of an affiliated, consolidated, combined or unitary group for any period or otherwise through operation of law, and (c) any liability for the payment of amounts described in clauses (a) or (b) as a result of any tax sharing, tax group, tax indemnity or tax allocation agreement (excluding commercial agreements entered into in the ordinary course of business the primary purpose of which is not the sharing of Taxes) with, or any other express or implied agreement to indemnify, any other Person.

“Taxing Authority” means the IRS and any other Authority responsible for the collection, assessment or imposition of any Tax or the administration of any Law relating to any Tax.

“Technical Data” means any recorded information, regardless of form or medium, of a scientific or technical nature, including engineering data, drawings, designs, specifications, schematics, interface control documents, CAD files, digital models, simulations, analyses, reports, manuals, processes, methods, manufacturing data, test data, flight-test data, qualification data, certification data, reliability data, safety data, airworthiness data, maintenance data, installation data, operations data, source materials, datasets, and other technical information, and includes “technical data” as defined under any applicable Government Contract or applicable Law, including the FAR, DFARS, NASA FAR Supplement, or other agency supplement, as applicable.

“Technology” means all technical, scientific, engineering, manufacturing, and other information, materials, and assets, whether or not patentable, copyrightable, protectable as a trade secret, or otherwise subject to Intellectual Property rights, including inventions, discoveries, improvements, know-how, trade secrets, processes, methods, techniques, designs, drawings, specifications, schematics, algorithms, models, simulations, datasets, databases, Software, Computer Software, tools, prototypes, test articles, materials, compositions, devices, equipment, tooling, manufacturing information, testing information, test results, certification materials, documentation, reports, analyses, research records, lab notebooks, invention disclosures, and other technical data or information, in each case in any form or medium.

“Trade Secrets” has the meaning set forth in the definition of “Intellectual Property.”

“Trademarks” has the meaning set forth in the definition of “Intellectual Property.”

“Training Data” has the meaning set forth in Section 4.19(b).

“Transaction Litigation” has the meaning set forth in Section 8.1(c).

“Transfer Taxes” means any and all transfer, documentary, sales, use, real property, stamp, excise, recording, registration, value added and other similar Taxes, fees and costs (including any associated penalties and interest) incurred in connection with the transactions contemplated by this Agreement.

“Treasury Regulations” means the regulations promulgated by the United States Department of the Treasury under the Code, including all temporary, final, and proposed regulations, as amended.

“Trust Account” has the meaning set forth in Section 5.10.

“Trust Agreement” has the meaning set forth in Section 5.10.

“Trust Fund” has the meaning set forth in Section 5.10.

“Trustee” has the meaning set forth in Section 5.10.

“Unaudited Financial Statements” has the meaning set forth in Section 4.9(a).

“U.S. GAAP” means U.S. generally accepted accounting principles, consistently applied.

1.2 Construction.

(a) References to particular sections and subsections, schedules, and exhibits not otherwise specified are cross-references to sections and subsections, schedules, and exhibits of this Agreement. Captions are not a part of this Agreement, but are included for convenience, only.

(b) The words “herein,” “hereof,” “hereunder,” and words of similar import refer to this Agreement as a whole and not to any particular provision of this Agreement; and, unless the context requires otherwise, “party” means a party signatory hereto.

(c) Any use of the singular or plural, or the masculine, feminine or neuter gender, includes the others, unless the context otherwise requires; the word “including” means “including without limitation”; the word “or” means “and/or”; the word “any” means “any one, more than one, or all”; and, unless otherwise specified, any financial or accounting term has the meaning of the term under United States generally accepted accounting principles as consistently applied heretofore by the Company. Any reference in this Agreement to a Person’s directors shall include any member of such Person’s governing body.

(d) Unless otherwise specified, any reference to any agreement (including this Agreement), instrument, or other document includes all schedules, exhibits, or other attachments referred to therein, and any reference to a statute or other law means such law as amended, restated, supplemented or otherwise modified from time to time and includes any rule, regulation, ordinance or the like promulgated thereunder, in each case, as amended, restated, supplemented or otherwise modified from time to time.

(e) Any reference to a numbered schedule means the same-numbered section of the disclosure schedule. Any reference in a schedule contained in the disclosure schedules delivered by a party hereunder shall be deemed to be an exception to (or, as applicable, a disclosure for purposes of) the applicable representations and warranties (or applicable covenants) that are contained in the section or subsection of this Agreement that corresponds to such schedule and any other representations and warranties of such party that are contained in this Agreement to which the relevance of such item thereto is reasonably apparent on its face. The mere inclusion of an item in a schedule as an exception to (or, as applicable, a disclosure for purposes of) a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item would have a Material Adverse Effect or establish any standard of materiality to define further the meaning of such terms for purposes of this Agreement. Nothing in the disclosure schedules constitutes an admission of any liability or obligation of the disclosing party to any third party or an admission to any third party, including any Authority, against the interest of the disclosing party, including any possible breach of violation of any Contract or Law. Summaries of any written document in the disclosure schedules do not purport to be complete and are qualified in their entirety by the written document itself. The disclosures schedules and the information and disclosures contained therein are intended only to qualify and limit the representations and warranties of the parties contained in this Agreement, and shall not be deemed to expand in any way the scope or effect of any of such representations and warranties.

(f) If any action is required to be taken or notice is required to be given within a specified number of days following a specific date or event, the day of such date or event is not counted in determining the last day for such action or notice. If any action is required to be taken or notice is required to be given on or before a particular day which is not a Business Day, such action or notice shall be considered timely if it is taken or given on or before the next Business Day.

(g) To the extent that any Contract, document, certificate or instrument is represented and warranted to by the Company to be given, delivered, provided or made available by the Company, such Contract, document, certificate or instrument shall be deemed to have been given, delivered, provided and made available to Parent or its Representatives, if such Contract, document, certificate or instrument shall have been posted not later than two (2) days prior to the date of this Agreement to the electronic data site maintained on behalf of the Company for the benefit of the Parent and its Representatives and the Parent and its Representatives have been given access to the electronic folders containing such information.

ARTICLE II
THE MERGER

2.1 Domestication.

(a) Subject to receipt of the Parent Shareholder Approval, at least one Business Day prior to the Closing Date, Parent shall cause the Domestication to become effective, including by (a) filing with the Secretary of State of the State of Delaware a Certificate of Domestication with respect to the Domestication, in form and substance reasonably acceptable to Parent and the Company, together with the Certificate of Incorporation of Parent, in a form to be agreed upon by Parent and the Company (with such changes as may be agreed in writing by Parent and the Company, the “Parent Certificate of Incorporation”), in each case, in accordance with the provisions thereof and Section 388 of the DGCL, (b) completing and making and procuring all those filings required to be made with the Registrar of Companies in the Cayman Islands under the Cayman Companies Act (the “Cayman Registrar”) in connection with the Domestication, and (c) obtaining a certificate of de-registration from the Cayman Registrar.

(b) In accordance with applicable Law, the Certificate of Domestication shall provide that at the effective time of the Domestication, by virtue of the Domestication, and without any action on the part of any Parent Shareholder: (i) each then issued and outstanding Parent Class A Ordinary Share shall convert automatically into one Parent Common Share; (ii) each then issued and outstanding Parent Right shall convert automatically into one right to acquire one-fifth (1/5) of one share of common stock, par value $0.0001 per share, of Parent upon the consummation of Parent’s initial business combination, pursuant to the terms of the Parent Rights Agreement (“Domesticated Parent Right”); and (iii) each then issued and outstanding Parent Unit shall separate and convert automatically into one Common Share and one Parent Right and such Parent Class A Ordinary Share and Parent Right shall convert automatically into one Parent Common Share and one Domesticated Parent Right, respectively, and all Parent Units shall cease to be outstanding and shall automatically be canceled and retired and shall cease to exist.

2.2 Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, (a) Merger Sub shall be merged with and into the Company, (b) the separate corporate existence of Merger Sub shall thereupon cease, and the Company shall be the Surviving Corporation, and (c) the Surviving Corporation shall become a wholly-owned Subsidiary of Parent, and Parent shall change its name to “Blackstar Orbital Corporation

2.3 Merger Effective Time. Subject to the provisions of this Agreement, at the Closing, the Company shall file with the Secretary of State of the State of Delaware a certificate of merger, in form and substance reasonably acceptable to the Company and Parent, executed in accordance with the relevant provisions of the DGCL (the “Certificate of Merger”). The Merger shall become effective upon the filing of the Certificate of Merger or at such later time as is agreed to by the parties and specified in the Certificate of Merger (the time at which the Merger becomes effective is herein referred to as the “Effective Time”).

2.4 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL and the laws of the State of Delaware. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the assets, property, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

2.5 U.S. Tax Treatment. For U.S. federal income tax purposes (and for purposes of any applicable state or local income Tax Law that follows the U.S. federal income tax treatment of the Merger), each of the parties intends that (a) the Domestication qualify for the Domestication Intended Tax Treatment, and (b) the Merger qualify for the Merger Intended Tax Treatment. The parties to this Agreement hereby (i) adopt this Agreement insofar as it relates to the Merger as a “Plan of Reorganization”, (ii) agree to file and retain such information as shall be required under Treasury Regulation Section 1.368-3, and (iii) agree to file all Tax and other informational returns on a basis consistent with such characterization and not otherwise to take any position or action inconsistent with such characterization unless otherwise required by a Taxing Authority as a result of a “determination” within the meaning of Section 1313(a) of the Code (or any similar or corresponding provision of applicable Law). None of the parties has taken or will take any action, if such action would be reasonably expected to impede the Domestication Intended Tax Treatment or the Merger Intended Tax Treatment. Each of the parties acknowledges and agrees that each (i) has had the opportunity to obtain independent legal and tax advice with respect to the transactions contemplated by this Agreement and (ii) is responsible for paying its own Taxes, including any adverse Tax consequences that may result if the Domestication does not qualify for the Domestication Intended Tax Treatment or the Merger does not qualify for the Merger Intended Tax Treatment.

2.6 Company Charter; Bylaws.

(a) The Company Charter as in effect immediately prior to the Effective Time shall, in accordance with the terms thereof and the DGCL, be amended and restated in its entirety as set forth in the exhibit to the Certificate of Merger, and, as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation until duly amended in accordance with the terms thereof and the DGCL.

(b) The Company Bylaws as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation, except that the name of the Surviving Corporation shall be “Blackstar Orbital Technologies Corporation” until thereafter amended in accordance with the terms thereof, the certificate of incorporation of the Surviving Corporation and applicable Law.

2.7 Closing. Unless this Agreement is earlier terminated in accordance with ARTICLE X, the closing of the Merger (the “Closing”) shall take place virtually at 10:00 a.m. local time, on the second (2nd) Business Day after the satisfaction or waiver (to the extent permitted by applicable Law) of the conditions set forth in ARTICLE IX or at such other time, date and location as Parent and Company agree in writing. The parties may participate in the Closing via electronic means. The date on which the Closing actually occurs is hereinafter referred to as the “Closing Date.”

2.8 Directors and Officers of Surviving Corporation.

(a) At the Effective Time, the initial directors of the Surviving Corporation shall consist of the same persons serving on Parent’s Board of Directors in accordance with Section 2.9, and such directors shall hold office until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s certificate of incorporation and bylaws.

(b) At the Effective Time, the officers of the Company shall become the initial officers of the Surviving Corporation and shall hold office until their respective successors are duly elected or appointed and qualified, or until their earlier death, resignation or removal.

2.9 Directors and Officers of Parent. At the Effective Time, Parent’s Board of Directors will consist of five (5) directors, comprised of: three (3) directors designated by the Company (at least one of whom shall be independent under Nasdaq requirements and chair the audit committee); one (1) director designated by the Sponsor who shall be independent under Nasdaq requirements; and one (1) additional independent director mutually agreed upon by the Company and the Sponsor. The Board composition may be increased to 7 directors by mutual agreement prior to Closing. The director designated by the Sponsor shall serve in the class with the longest initial term if the board is classified. At or prior to the Closing, Parent will provide each member of Parent’s post-Closing Board of Directors with a customary director indemnification agreement, in form and substance reasonably acceptable to the directors, to be effective upon the Closing (or if later, such director’s appointment). The officers of Parent as of immediately after the Effective Time, and their respective titles, shall be the individuals and offices approved by the Parent Board at or prior to the Closing and reflected in the applicable closing resolutions, until their respective successors are duly elected or appointed and qualified, or until their earlier death, resignation or removal.

2.10 Taking of Necessary Action; Further Action. If, at any time after the Closing, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and interest in, to and under, or possession of, all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, the officers and directors of the Surviving Corporation are fully authorized in the name and on behalf of the Company and Merger Sub, to take all lawful action necessary or desirable to accomplish such purpose or acts, so long as such action is not inconsistent with this Agreement.

2.11 No Further Ownership Rights in Company Shares. All consideration paid or payable in respect of Company Shares hereunder, shall be deemed to have been paid or payable in full satisfaction of all rights pertaining to such Company Capital Shares and from and after the Effective Time, there shall be no further registration of transfers of Company Shares on the stock transfer books of the Surviving Corporation. If, after the Effective Time, certificates formerly representing Company Shares (each, a “Company Stock Certificate”) are presented to the Surviving Corporation, subject to the terms and conditions set forth herein, they shall be cancelled and exchanged for the consideration provided for, and in accordance with the procedures set forth, in ARTICLE III.

ARTICLE III
EFFECT OF THE MERGER

3.1 Effect of the Merger on Company Capital Shares. At the Effective Time, as a result of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any shares of capital stock of any of them:

(a) Cancellation of Certain Company Capital Shares. Each Company Capital Share, if any, that is owned by the Company (as treasury stock or otherwise), will automatically be cancelled and retired without any conversion thereof and will cease to exist, and no consideration will be delivered in exchange therefor. Each Company Capital Share, if any, held immediately prior to the Effective Time by the Company as treasury stock shall be automatically canceled and extinguished, and no consideration shall be paid with respect thereto.

(b) Conversion of Company Preferred Shares. Each Company Preferred Share issued and outstanding immediately prior to the Effective Time (other than any such Company Preferred Shares cancelled pursuant to Section 3.1(a)) shall, in accordance with the Company Charter, be converted into the right to receive a number of Parent Common Shares equal to: (i) the Conversion Ratio multiplied by (ii) the number of Shares of Company Common Stock issuable upon conversion of such share of Company Preferred Shares as of immediately prior to the Effective Time (the “Per Preferred Share Merger Consideration”).

(c) Conversion of Shares of Company Common Stock. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than any such shares of Company Common Stock cancelled pursuant to Section 3.1(a)) shall, in accordance with the Company Charter, be converted into the right to receive a number of Parent Shares equal to the Conversion Ratio.

(d) Effect on Company Capital Shares. All shares of Company Capital Stock converted pursuant to Section 3.1(b) or Section 3.1(c) shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of Company Capital Shares shall thereafter cease to have any rights with respect to such securities, except the right to receive a portion of the Aggregate Merger Consideration.

(e) Conversion of Merger Sub Capital Stock. Each ordinary share of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one newly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

(f) Equity Incentive Plan Reserve. The Parent Shares reserved for issuance under the Surviving Company's post-Closing equity incentive plan as of the Closing (i.e., up to 6,000,000 shares), shall be in addition to the Aggregate Merger Consideration. For the avoidance of doubt, any additional shares that may become available under the Equity Incentive Plan after the Closing pursuant to any evergreen provision shall not reduce the Aggregate Merger Consideration or the number of shares issued to Company Securityholders at Closing.

(g) Notwithstanding anything herein to the contrary, in no event shall the number of Shares issuable to the Company equity holders be reduced as a result of any net debt, indebtedness, unpaid transaction expenses, or similar adjustments.

3.2 Treatment of Company Options and Convertible Notes.

(a) Treatment of Options. Prior to the Closing, the Company’s Board of Directors (or, if appropriate, any committee thereof administering the Existing Equity Incentive Plan) shall adopt such resolutions or take such other actions as may be required to adjust the terms of all Company Options (whether vested or unvested) as necessary to provide that, at the Effective Time, each Company Option shall be converted into an option to acquire, subject to substantially the same terms and conditions as were applicable under such Company Option (including expiration date, vesting conditions, and exercise provisions), the number of Parent Common Shares (rounded down to the nearest whole share), determined by multiplying the number of shares of Company Capital Stock subject to such Company Option as of immediately prior to the Effective Time by the Conversion Ratio, at an exercise price per Parent Common Share (rounded up to the nearest whole cent) equal to (A) the exercise price per share of Company Capital Stock of such Company Option divided by (B) the Conversion Ratio (a “Converted Stock Option”); provided, however, that the exercise price and the number of Parent Common Shares covered by each Converted Stock Option shall be determined in a manner consistent with the requirements of Section 409A and 424(a) of the Code and the applicable regulations promulgated thereunder.

At the Effective Time, Parent shall assume all obligations of the Company under the Existing Equity Incentive Plan, each outstanding Converted Stock Option and the agreements evidencing the grants thereof. As soon as practicable after the Effective Time, Parent shall deliver to the holders of Converted Stock Options appropriate notices setting forth such holders’ rights, and the agreements evidencing the grants of such Converted Stock Options shall continue in effect on substantially the same terms and conditions (subject to the adjustments required by this Section 3.2(a) after giving effect to the Merger).

(b) Treatment of Company Convertible Notes. Contingent on and effective immediately prior to the Effective Time, the Company Convertible Notes shall be converted into Company Preferred Shares or Shares of Company Common Stock, as applicable (which Company Preferred Shares or Shares of Company Common Stock shall be treated in accordance with Section 3.1(b) or Section 3.1(c)).

3.3 Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary and to the extent available under the DGCL, Company Capital Shares issued and outstanding immediately prior to the Effective Time (other than Company Capital Shares cancelled in accordance with Section 3.1(a)) held by a holder who has not voted in favor of adoption of this Agreement or consented thereto in writing and who is entitled to demand and has properly exercised and perfected appraisal rights of such shares in accordance with Section 262 of the DGCL (such Company Capital Shares being referred to collectively as the “Dissenting Shares” until such time as such holder fails to perfect or otherwise waives, withdraws, or loses such holder’s appraisal rights under the DGCL with respect to such shares) shall not be converted into a right to receive a portion of the Aggregate Merger Consideration, but instead shall be entitled to only such rights as are granted by Section 262 of the DGCL; provided, however, that if, after the Effective Time, such holder fails to perfect, waives, withdraws, or loses such holder’s right to appraisal pursuant to Section 262 of the DGCL or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the DGCL, such shares of Company Capital Stock shall be treated as if they had been converted as of the Effective Time into the right to receive a portion of the Aggregate Merger Consideration in accordance with Section 3.1(b), without interest thereon, upon transfer of such shares. The Company shall promptly provide Parent written notice of any demands received by the Company for appraisal of shares of Company Capital Stock, any withdrawal of any such demand and any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to the DGCL that relates to such demand, and Parent shall have the opportunity to participate in all negotiations and proceedings with respect to such demands.

3.4 Treatment of Parent Common Shares. Prior to the Domestication, each Parent Class B Ordinary Share issued and outstanding immediately prior to the Effective Time shall, in accordance with Parent’s organizational documents, be converted into one (1) Parent Class A Ordinary Share and there shall be no additional Parent Class B Ordinary Shares outstanding.

3.5 Surrender and Payment.

(a) Exchange Fund. On the Closing Date, Parent shall deposit, or shall cause to be deposited, with Continental Stock Transfer & Trust Company (the “Exchange Agent”) for the benefit of the Company Stockholders, for exchange in accordance with this ARTICLE III, the number of Parent Shares sufficient to deliver the Aggregate Merger Consideration payable pursuant to this Agreement (such Parent Shares, the “Exchange Fund”). Parent shall cause the Exchange Agent, pursuant to irrevocable instructions, to pay the Aggregate Merger Consideration out of the Exchange Fund in accordance with the Closing Consideration Spreadsheet and the other applicable provisions contained in this Agreement. The Exchange Fund shall not be used for any other purpose other than as contemplated by this Agreement.

(b) Exchange Procedures. As soon as practicable following the Effective Time, and in any event within two (2) Business Days following the Effective Time (but in no event prior to the Effective Time), Parent shall cause the Exchange Agent to deliver to each Company Stockholder, as of immediately prior to the Effective Time, represented by certificate or book-entry, a letter of transmittal and instructions for use in exchanging such Company Stockholder’s Company Capital Shares for such Company Stockholder’s applicable portion of the Aggregate Merger Consideration from the Exchange Fund, and which shall be in form and contain provisions which Parent may specify and which are reasonably acceptable to the Company (a “Letter of Transmittal”), and promptly following receipt of a Company Stockholder’s properly executed Letter of Transmittal, deliver such Company Stockholder’s applicable portion of the Aggregate Merger Consideration to such Company Stockholder.

(c) Termination of Exchange Fund. Any portion of the Exchange Fund relating to the Aggregate Merger Consideration that remains undistributed to the Company Stockholders for two (2) years after the Effective Time shall be delivered to Parent, upon demand, and any Company Stockholders who have not theretofore complied with this Section 3.5 shall thereafter look only to Parent for their portion of the Aggregate Merger Consideration. Any portion of the Exchange Fund remaining unclaimed by Company Stockholders as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any Authority shall, to the extent permitted by applicable Law, become the property of Parent free and clear of any claims or interest of any person previously entitled thereto.

(d) Use of Proceeds. Immediately upon Closing, the Surviving Company’s cash, including the funds remaining in the Trust Account after redemption of Parent’s public shareholders, shall be used as follows: (i) payment of Parent’s accrued but unpaid expenses, including transaction expenses, deferred IPO fees, deferred advisor fees, and obligations owed to the Sponsor, and (ii) the remaining cash will be used for working capital and general corporate purposes.

3.6 Escrow.

(a) Escrow Deposit. At the Closing, the shares of Parent Common Stock identified on Schedule 3.6 that would otherwise be issuable to the Company Securityholders identified thereon shall be withheld from such Company Securityholders in the specific amounts set forth opposite each such Company Securityholder’s name on Schedule 3.6, and shall be deposited into escrow (the “Escrow Shares”). The Escrow Shares shall in the aggregate equal approximately twenty-five percent (25%) of the Aggregate Merger Consideration. The Escrow Shares shall be deposited with the Escrow Agent at the Closing pursuant to the Escrow Agreement.

(b) Escrow Agreement. The Escrow Shares shall be governed by an escrow agreement (the “Escrow Agreement”) to be entered into at or prior to the Closing among Parent, the Post-Closing Representative (on behalf of the Company Securityholders), and a mutually agreed escrow agent (the “Escrow Agent”), in form and substance reasonably acceptable to Parent and the Company.

(c) Claims Against the Escrow. The Escrow Shares shall serve as a fund to satisfy any and all losses, damages, costs, or expenses arising from litigation claims related to the transactions contemplated by this Agreement and any Transaction Litigation. Parent or the Surviving Corporation may make claims against the Escrow Shares following written notice to the Post-Closing Representative and a reasonable opportunity (not less than thirty (30) days) for the Post-Closing Representative to respond or object.

(d) Termination of Escrow. The escrow shall terminate and any Escrow Shares remaining therein (net of amounts subject to pending claims) shall be released to the applicable Company Securityholders identified on Schedule 3.6 upon expiration of the Escrow Period; provided, however, that any Escrow Shares subject to pending but unresolved claims as of the expiration of the Escrow Period shall remain in escrow until the final resolution of such claims, at which time any remaining Escrow Shares shall be promptly released to the applicable Company Securityholders.

(e) Voting Rights. Each Company Securityholder whose shares are deposited into escrow pursuant to this Section 3.6 shall retain all voting rights with respect to its Escrow Shares while held in escrow, subject to the terms of the Escrow Agreement.

3.7 Consideration Spreadsheet.

(a) At least five (5) Business Days prior to the Closing, the Company shall deliver to Parent a spreadsheet (the “Closing Consideration Spreadsheet”), prepared by the Company in good faith and detailing the following, in each case, as of immediately prior to the Effective Time:

(i) the name and address of record of each Company Stockholder and the number and class, type or series of Company Capital Shares held by each, and in the case of shares of each series of Company Preferred Shares, the number of Shares of Company Common Stock into which such Company Preferred Shares are convertible;

(ii) the names of record of each holder of Company Options, and the exercise price, number of shares of Company Capital Stock subject to each Company Options held by such holder (including, in the case of unvested Company Options, the vesting schedule, vesting commencement date, date fully vested);

(iii) the names of record of each holder of a Company Convertible Note, the loan amount (principal and interest) and the number of Shares of Company Common Stock or Company Preferred Shares (on an as converted to Shares of Company Common Stock basis) issuable upon conversion of such Company Convertible Note;

(iv) the number of Aggregate Fully Diluted Shares of Company Common Stock, including Company Shares issued as part of the Pre-Merger Financing;

(v) the number of Shares of Company Common Stock issuable upon conversion of each series of Company Preferred Stock;

(vi) the aggregate number of shares subject to Company Options; and

(vii) detailed calculations of each of the following (in each case, determined without regard to withholding):

(A) the Aggregate Merger Consideration;

(B) the Conversion Ratio;

(C) the Per Preferred Share Merger Consideration for each series of Company Preferred Shares;

(D) the number of Parent Shares to be reserved for the Equity Incentive Plan (not to exceed 6,000,000 shares), ; provided, that any future increases to the Equity Incentive Plan pursuant to any evergreen feature shall not reduce the Aggregate Merger Consideration or the shares issued to Company Securityholders at Closing; and

(E) a summary showing the Aggregate Merger Consideration (as so adjusted) to be issued to Company Securityholders at Closing.

(b) The contents of the Closing Consideration Spreadsheet delivered by the Company hereunder shall be subject to reasonable review and comment by Parent, but the Company shall, in all events, remain solely responsible for the contents of the Closing Consideration Spreadsheet. The parties agree that Parent shall be entitled to rely on the Closing Consideration Spreadsheet in making payments under this ARTICLE III.

3.8 Adjustment. The shares comprising the Aggregate Merger Consideration and Conversion Ratio shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Parent Shares occurring prior to the date the shares comprising the Aggregate Merger Consideration are issued. For the avoidance of doubt, the Aggregate Merger Consideration and the number of Parent Shares to be issued to Company equity holders shall not be reduced by, and shall not otherwise be subject to adjustment based on, any net debt or debt-based purchase price adjustment.

3.9 No Fractional Shares. No fractional Parent Shares, or certificates or scrip representing fractional Parent Shares, will be issued upon the conversion of the Company Capital Shares pursuant to the Merger, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a shareholder of Parent. Any holder of Company Capital Shares who would otherwise be entitled to receive a fraction of a Parent Share (after aggregating all fractional Parent Shares issuable to such holder) shall, in lieu of such fraction of a share, be paid in cash the dollar amount (rounded to the nearest whole cent), without interest, determined by multiplying such fraction by the Redemption Price.

3.10 Lost or Destroyed Certificates. Notwithstanding the foregoing, if any Company Stock Certificate shall have been lost, stolen or destroyed, then upon the making of a customary affidavit of that fact by the Person claiming such Company Stock Certificate to be lost, stolen or destroyed in a form reasonably acceptable to Parent, the Exchange Agent shall issue, in exchange for such lost, stolen or destroyed Company Stock Certificate, the portion of the Aggregate Merger Consideration to be paid in respect of the Company Capital Shares formerly represented by such Company Share Certificate as contemplated under this ARTICLE III.

3.11 Withholding. The parties shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Agreement such amounts as are required to be deducted or withheld with respect to the making of such payment under the Code, Treasury Regulations, or under any provision of state, local or non-U.S. Tax Law. To the extent that amounts are so deducted and withheld and timely paid over to the appropriate Taxing Authorities in accordance with applicable Law, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. The parties shall use commercially reasonable efforts to reduce or eliminate any such withholding, including providing recipients of consideration a reasonable opportunity to provide documentation establishing exemptions from or reductions of such withholdings.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure schedules delivered by the Company to Parent prior to the execution of this Agreement (with specific reference to the particular section or subsection of this Agreement to which the information set forth in such disclosure letter relates (which qualify (a) the correspondingly numbered representation, warranty or covenant specified therein and (b) such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent on its face or cross-referenced), the Company hereby represents and warrants to Parent that each of the following representations and warranties are true, correct and complete as of the date of this Agreement and as of the Closing Date (except for representations and warranties that are made as of a specific date, which are made only as of such date).

4.1 Corporate Existence and Power. Each member of the Company Group is a corporation or legal entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize that concept) under the laws of the jurisdiction of its incorporation. Each member of the Company Group has all requisite power and authority, corporate and otherwise, to own, lease or otherwise hold and operate its properties and other assets and to carry on the Business as presently conducted and as proposed to be conducted. Each member of the Company Group is duly licensed or qualified to do business and is in good standing (with respect to jurisdictions that recognize that concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties or other assets makes such qualification, licensing or good standing necessary. The Company has made available to Parent, prior to the date of this Agreement, complete and accurate copies of the organizational documents of the Company Group, in each case as amended to the date hereof. Each member of the Company Group has not taken any action in violation or derogation of its organizational documents.

4.2 Authorization.

(a) The Company has all requisite corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby, in the case of the Merger, subject to receipt of the Company Stockholder Approval. The execution and delivery by the Company of this Agreement and the Ancillary Agreements to which it is a party and the consummation by the Company of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Company. No other corporate proceedings on the part of the Company are necessary to authorize this Agreement or the Ancillary Agreements to which it is a party or to consummate the transactions contemplated by this Agreement (other than, in the case of the Merger, the receipt of the Company Stockholder Approval) or the Ancillary Agreements. This Agreement and the Ancillary Agreements to which the Company is a party have been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by each of the other parties hereto and thereto, this Agreement and the Ancillary Agreements to which the Company is a party constitute a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with their respective terms, subject to bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar Laws affecting the rights of creditors generally and the availability of equitable remedies (the “Enforceability Exceptions”).

(b) By resolutions duly adopted (and not thereafter modified or rescinded) by the requisite vote of the Board of Directors of the Company, the Board of Directors of the Company has (i) approved the execution, delivery and performance by the Company of this Agreement, the Ancillary Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby, including the Merger, on the terms and subject to the conditions set forth herein and therein; (ii) determined that this Agreement, the Ancillary Agreements to which it is a party, and the transactions contemplated hereby and thereby, upon the terms and subject to the conditions set forth herein, are advisable and fair to and in the best interests of the Company and the Company Stockholders; (iii) directed that the adoption of this Agreement be submitted to the Company Stockholders for consideration and recommended that all of the Company Stockholders adopt this Agreement. The affirmative vote or written consent of (A) Persons holding more than fifty percent (50%) (on an as-converted basis) of the voting power of the Company Stockholders, who deliver written consents or are present in person or by proxy at such meeting and voting thereon are required to, and shall be sufficient to, approve this Agreement and the transactions contemplated hereby (the “Company Stockholder Approval”). The Company Stockholder Approval is the only vote or consent of any of the holders of Company Capital Shares necessary to adopt this Agreement and approve the Merger and the consummation of the other transactions contemplated hereby.

4.3 Governmental Authorization. Except for approvals listed on Schedule 4.3, none of the execution, delivery or performance by the Company of this Agreement or any Ancillary Agreement to which the Company is or will be a party, or the consummation of the transactions contemplated hereby or thereby, requires any consent, approval, license, Order or other action by or in respect of, or registration, declaration or filing with, any Authority, except for SEC or Nasdaq approval required to consummate the transactions contemplated hereunder.

4.4 Non-Contravention. None of the execution, delivery or performance by the Company of this Agreement or any Ancillary Agreement to which the Company is or will be a party or the consummation by the Company of the transactions contemplated hereby and thereby does or will (a) contravene or conflict with the Company Group’s organizational documents, (b) contravene or conflict with or constitute a violation of any provision of any Law or Order binding upon or applicable to the Company Group or to any of its respective properties, rights or assets, except as set forth in Section 4.4 of this Agreement, (c) except for the Contracts listed on Schedule 4.8 requiring Company Consents (but only as to the need to obtain such Company Consents), (i) require consent, approval or waiver under, (ii) constitute a default under or breach of (with or without the giving of notice or the passage of time or both), (iii) violate, (iv) give rise to any right of termination, cancellation, amendment or acceleration of any right or obligation of the Company Group or to a loss of any material benefit to which the Company Group is entitled, in the case of each of clauses (i) – (iv), under any provision of any Permit, Contract or other instrument or obligations binding upon the Company Group or any of its respective properties, rights or assets, (d) result in the creation or imposition of any Lien (except for Permitted Liens) on any of the Company Group’s properties, rights or assets, or (e) require any consent, approval or waiver from any Person pursuant to any provision of the organizational documents of the Company Group, except for such consent, approval or waiver which shall be obtained (and a copy provided to Parent) prior to the Closing.

4.5 Capitalization.

(a) The authorized share capital is 100,000 shares of common stock of which 76,730 shares are currently outstanding. There are no authorized shares of Company Preferred Stock and no Shares of Company Common Stock that may be issued upon the conversion or exchange of outstanding Company Convertible Notes. No other shares of capital stock or other voting securities of the Company are authorized, issued, reserved for issuance or outstanding. All issued and outstanding Shares of Company Common Stock is duly authorized, validly issued, fully paid and non-assessable and were issued in compliance with all applicable Laws (including any applicable securities laws) and in compliance with the Company Charter. There are no shares of Company Common Stock reserved for issuance under any Existing Equity Incentive Plan. No other Shares of Company Common Stock or Company Preferred Shares are subject to or were issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right (including under applicable Law, the Company Charter or any Contract to which the Company is a party or by which the Company or any of its properties, rights or assets are bound). As of the date of this Agreement, all outstanding Company Capital Shares are owned of record by the Persons set forth on Schedule 4.5(a) in the amounts set forth opposite their respective names. No Company Options have been granted, offered or are outstanding as of the date of this Agreement.

(b) Except as set forth on Schedule 4.5(a), , there are no (i) outstanding warrants, options, agreements, convertible securities, performance units or other commitments or instruments pursuant to which the Company Group is or may become obligated to issue or sell any of its Company Capital Shares or other securities, (ii) outstanding obligations of the Company Group to repurchase, redeem or otherwise acquire outstanding capital stock of the Company Group or any securities convertible into or exchangeable for any shares of capital stock of the Company Group, (iii) treasury shares of capital stock of the Company Group, (iv) bonds, debentures, notes or other Indebtedness of the Company Group having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company Group may vote, are issued or outstanding, (v) preemptive or similar rights to purchase or otherwise acquire shares or other securities of the Company Group (including pursuant to any provision of Law, the Company Group’s organizational documents or any Contract to which any member of the Company Group is a party), or (vi) Liens (including any right of first refusal, right of first offer, proxy, voting trust, voting agreement or similar arrangement) with respect to the sale or voting of shares or securities of the Company Group (whether outstanding or issuable). There are no issued, outstanding or authorized stock appreciation, phantom stock or similar rights with respect to the Company Group.

4.6 Subsidiaries. Schedule 4.6 sets forth the name of each Subsidiary of the Company, and with respect to each Subsidiary, its jurisdiction of organization, its authorized shares or other equity interests (if applicable), and the number of issued and outstanding shares or other equity interests and the record holders thereof. All of the outstanding equity securities of each Subsidiary of the Company are duly authorized and validly issued, duly registered, fully paid and non-assessable (if applicable), were offered, sold and delivered in compliance with all applicable securities Laws and such Subsidiary’s organizational documents in force at the relevant time, and are owned by the Company or one of its Subsidiaries free and clear of all Liens (other than those, if any, imposed by such Subsidiary’s organizational documents).

4.7 Corporate Records. All proceedings occurring since January 1, 2023 of the Board of Directors of the Company, including all committees thereof, and of the Company Stockholders, and all consents to actions taken thereby that are required by Law, the Company Charter, are accurately reflected in the minutes and records contained in the corporate minute books of the Company and made available to Parent. The stockholder ledger of the Company is true, correct and complete.

4.8 Consents. The Contracts listed on Schedule 4.8 are the only Contracts requiring a consent, approval, authorization, order or other action of or filing with any Person as a result of the execution, delivery and performance of this Agreement or any Ancillary Agreement to which the Company is or will be a party or the consummation of the transactions contemplated hereby or thereby (each of the foregoing, a “Company Consent”).

4.9 Financial Statements.

(a) The Company has delivered to Parent (a) the unaudited consolidated balance sheets of the Company, and the related statements of operations, changes in stockholders’ equity and cash flows, for the fiscal years ended December 31, 2025 and December 31, 2024 (collectively, the “Annual Financial Statements”), and (b) the unaudited consolidated balance sheet of the Company as of March 31, 2026 and the related statements of operations, changes in stockholders’ equity and cash flows for the six-month periods ended March 31, 2026 (collectively, the “Unaudited Financial Statements” and, together with the Annual Financial Statements, the “Company Financial Statements”). The Company Financial Statements fairly present, in all material respects, the financial position of the Company as of the dates thereof and the results of operations of the Company for the periods reflected therein. The Company Financial Statements were prepared from the Books and Records of the Company in all material respects. Since December 31, 2025 (the “Balance Sheet Date”), except as required by applicable Law or U.S. GAAP, there has been no change in any accounting principle, procedure or practice followed by the Company or in the method of applying any such principle, procedure or practice.

(b) Except as: (i) specifically disclosed, reflected or fully reserved against on the Balance Sheet; (ii) liabilities and obligations incurred in the ordinary course of business consistent with past practices since the Balance Sheet Date that are not material; (iii) liabilities that are executory obligations arising under Contracts to which the Company is a party (none of which, with respect to the liabilities described in clause (ii) and this clause (iii) results from, arises out of, or relates to any breach or violation of, or default under, a Contract or applicable Law); (iv) expenses incurred in connection with the negotiation, execution and performance of this Agreement, any Ancillary Agreement or any of the transactions contemplated hereby or thereby; and (v) liabilities set forth on Schedule 4.9(b), the Company does not have any material liabilities, debts or obligations of any nature (whether accrued, fixed or contingent, liquidated or unliquidated, asserted or unasserted or otherwise.

(c) Except as set forth on Schedule 4.9(c), no member of the Company Group has any Indebtedness.

4.10 Internal Accounting Controls. The Company has established a system of internal accounting controls sufficient to provide reasonable assurance that: (a) transactions are executed in accordance with management’s general or specific authorizations; (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with U.S. GAAP, and the Company’s historical practices and to maintain asset accountability; and (c) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

4.11 Absence of Certain Changes. From the Balance Sheet Date until the date of this Agreement, (a) the Company has conducted its businesses in the ordinary course and in a manner consistent with past practice; (b) there has not been any Material Adverse Effect in respect of the Company; and (c) the Company has not taken any action that, if taken after the date of this Agreement and prior to the consummation of the Merger, would require the consent of Parent pursuant to Section 6.1 and Parent has not given consent.

4.12 Properties; Title to the Company Group’s Assets.

(a) All items of Tangible Personal Property have no material defects, are in good operating condition and repair in all material respects and function in accordance with their intended uses (ordinary wear and tear excepted), have been properly maintained in all material respects and are suitable for their present uses and meet all specifications and warranty requirements with respect thereto. All of the material Tangible Personal Property is located at the offices of the Company Group.

(b) The Company Group has good, valid and marketable title in and to, or in the case of the Lease and the assets which are leased or licensed pursuant to Contracts, a valid leasehold interest or license in or a right to use all of the tangible assets reflected on the Balance Sheet. Except as set forth on Schedule 4.12, no such tangible asset is subject to any Lien other than Permitted Liens. The Company Group’s assets constitute all of the rights, properties, and assets of any kind or description whatsoever, including goodwill, necessary for the Company Group to operate the Business immediately after the Closing in substantially the same manner as the Business is currently being conducted.

4.13 Litigation.

(a) Except as set forth on Schedule 4.13, there is no Action pending or, to the Knowledge of the Company, threatened against or affecting the Company Group, any of the officers or directors of the Company Group, the Business, any of the Company Group’s rights, properties or assets or any Contract before any Authority or which in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated by this Agreement or any Ancillary Agreement. There are no outstanding judgments against the Company Group or any of its rights, properties or assets. The Company Group or any of its rights, properties or assets is not, nor has been since January 1, 2023, subject to any Action by any Authority.

(b) Except as set forth on Schedule 4.13, there is no Action pending or, to the Knowledge of the Company, threatened against or affecting the Company, any of the officers or directors of the Company which in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated by this Agreement or any Ancillary Agreement.

4.14 Contracts.

(a) Schedule 4.14(a) sets forth a true, complete and accurate list, as of the date of this Agreement, of all of the following Contracts as amended to date which are currently in effect (collectively, “Material Contracts”):

(i) all Contracts that require annual payments or expenses incurred by, or annual payments or income to, the Company Group of $100,000 or more (other than standard purchase and sale orders entered into in the ordinary course of business consistent with past practices);

(ii) all sales, advertising, agency, sales promotion, market research, marketing or similar Contracts;

(iii) each Contract with any current employee of the Company Group (A) which has continuing obligations for payment of an annual compensation of at least $100,000, and which is not terminable for any reason or no reason upon reasonable notice without payment of any penalty, severance or other obligation; (B) providing for severance or post-termination payments or benefits to such employee (other than COBRA obligations); or (C) providing for a payment or benefit upon the consummation of the transactions contemplated by this Agreement or any Ancillary Agreement or as a result of a change of control of the Company;

(iv) all Contracts creating a joint venture, strategic alliance, limited liability company or partnership arrangement to which any member of the Company Group is a party;

(v) all Contracts relating to any acquisitions or dispositions of material assets by the Company Group (other than acquisitions or dispositions of inventory in the ordinary course of business consistent with past practices);

(vi) all IP Contracts, separately identifying all such IP Contracts under which the Company is obligated to pay royalties thereunder and all such IP Contracts under which the Company is entitled to receive royalties thereunder;

(vii) all Contracts limiting the freedom of the Company Group to compete in any line of business or industry, with any Person or in any geographic area;

(viii) all Contracts providing for guarantees, indemnification arrangements and other hold harmless arrangements made or provided by the Company, including all ongoing agreements for repair, warranty, maintenance, service, indemnification or similar obligations, other than Standard Contracts;

(ix) all Contracts with the Company Group to which an Affiliate of the Company Group is a party, other than any Contracts relating to such Affiliate’s status as a Company Securityholder;

(x) all Contracts relating to property or assets (whether real or personal, tangible or intangible) in which the Company Group holds a leasehold interest (including the Lease) and which involve payments to the lessor thereunder in excess of $100,000 per year;

(xi) all Contracts creating or otherwise relating to outstanding Indebtedness (other than intercompany Indebtedness) in the aggregate that are valued at $150,000 or greater;

(xii) all Contracts relating to the voting or control of the equity interests of the Company Group or the election of directors of the Company Group (other than the organizational or constitutive documents of the Company Group);

(xiii) all Contracts not cancellable by the Company Group with no more than sixty (60) days’ notice if the effect of such cancellation would result in monetary penalty to the Company Group in excess of $100,000 per the terms of such contract;

(xiv) all Contracts that may be terminated, or the provisions of which may be altered, as a result of the consummation of the transactions contemplated by this Agreement or any Ancillary Agreement;

(xv) all Contracts under which any of the benefits, compensation or payments (or the vesting thereof) will be increased or accelerated by the consummation of the transactions contemplated by this Agreement or any Ancillary Agreement, or the amount or value thereof will be calculated on the basis of, the transactions contemplated by this Agreement or any Ancillary Agreement; and

(xvi) all collective bargaining agreements or other agreement with a labor union, labor organization or works council.

(b) Each Material Contract is (i) a valid and binding agreement, (ii) in full force and effect and (iii) enforceable by and against the Company Group and each counterparty that is party thereto, subject, in the case of this clause (iii), to the Enforceability Exceptions. Neither the Company Group nor, to the Company’s Knowledge, any other party to a Material Contract is in material breach or default (whether with or without the passage of time or the giving of notice or both) under the terms of any such Material Contract. The Company Group has not assigned, delegated or otherwise transferred any of its rights or obligations under any Material Contract or granted any power of attorney with respect thereto.

(c) The Company Group is in compliance in all material respects with all covenants, including all financial covenants, in all notes, indentures, bonds and other instruments or Contracts establishing or evidencing any Indebtedness. The consummation and closing of the transactions contemplated by this Agreement shall not cause or result in an event of default under any instruments or Contracts establishing or evidencing any Indebtedness.

4.15 Licenses and Permits. Schedule 4.15 sets forth a true, complete and correct list of each license, franchise, permit, order or approval or other similar authorization required under applicable Law to carry out or otherwise affecting, or relating in any way to, the Business, together with the name of the Authority issuing the same (the “Permits”). Such Permits are valid and in full force and effect, and none of the Permits will be terminated or impaired or become terminable as a result of the transactions contemplated by this Agreement or any Ancillary Agreement. The Company Group has all Permits necessary to operate the Business, and each of the Permits is in full force and effect. The Company Group is not in material breach or violation of, or material default under, any such Permit, and, to the Company’s Knowledge, no basis (including the execution of this Agreement and the other Ancillary Agreements to which the Company is a party and the consummation of the transactions contemplated by this Agreement or any Ancillary Agreement) exists which, with notice or lapse of time or both, would reasonably constitute any such breach, violation or default or give any Authority grounds to suspend, revoke or terminate any such Permit. The Company Group has not received any written (or, to the Company’s Knowledge, oral) notice from any Authority regarding any material violation of any Permit. There has not been and there is not any pending or, to the Company’s Knowledge, threatened Action, investigation or disciplinary proceeding by or from any Authority against the Company Group involving any material Permit.

4.16 Compliance with Laws.

(a) Neither the Company Group nor, to the Knowledge of the Company, any Representative or other Person acting on behalf of the Company Group, is in violation in any material respect of, and, since January 1, 2023, no such Person has failed to be in compliance in all material respects with, all applicable Laws and Orders. Since January 1, 2023, (i) no event has occurred or circumstance exists that (with or without notice or due to lapse of time) would reasonably constitute or result in a violation by the Company Group of, or failure on the part of the Company Group to comply with, or any liability suffered or incurred by the Company Group in respect of any violation of or material noncompliance with, any Laws, Orders or policies by Authority that are or were applicable to it or the conduct or operation of its business or the ownership or use of any of its assets and (ii) no Action is pending, or to the Knowledge of the Company, threatened, alleging any such violation or noncompliance by the Company Group. Since January 1, 2023, the Company Group has not been threatened in writing or, to the Company’s Knowledge, orally to be charged with, or given written or, to the Company’s Knowledge, oral notice of any violation of any Law or any judgment, order or decree entered by any Authority.

(b) Neither the Company Group nor, to the Knowledge of the Company, any Representative or other Person acting on behalf of the Company Group is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department.

4.17 Intellectual Property.

(a) The Company Group is the sole and exclusive owner of each item of Company Owned IP, free and clear of any Liens, other than Permitted IP Liens. The Company Group is the sole and exclusive licensee of each item of Company Exclusively Licensed IP, free and clear of any Liens, other than Permitted IP Liens. The Company Group has a valid right to use the Company Licensed IP. All Intellectual Property that has ever been developed by or for the Company Group is solely owned by the Company Group.

(b) Schedule 4.17(b) sets forth a true, correct and complete list of all (i) Registered IP; (ii) Domain Names constituting Company Owned IP; (iii) all social media handles constituting Company Owned IP; and (iv) all material unregistered Trademarks constituting Company Owned IP, accurately specifying as to each of the foregoing, as applicable: (A) the filing number and filing date, the issuance or registration number and the issuance or registration date, and the title; (B) the owner and nature of the ownership; (C) the jurisdictions by or in which such Registered Owned IP has been issued, registered, or in which an application for such issuance or registration has been filed; and (D) the status.

(c) All Registered Owned IP and all Registered Exclusively Licensed IP is subsisting and, to the Knowledge of the Company, is valid and enforceable. No Registered Owned IP, and to the Knowledge of the Company, no Registered Exclusively Licensed IP, is or has been involved in any interference, opposition, reissue, reexamination, revocation or equivalent proceeding, and no such proceeding has been threatened in writing with respect thereto. In the past three (3) years, there have been no claims filed, served or threatened in writing, or to the Knowledge of the Company orally threatened, against the Company Group contesting the validity, use, ownership, enforceability, patentability, registrability, or scope of any Registered IP. All registration, maintenance and renewal fees currently due in connection with any Registered Owned IP, and to the Knowledge of the Company all Registered Exclusively Licensed IP, have been paid and all documents, recordations and certificates in connection therewith have been filed with the authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of prosecuting, maintaining and perfecting such rights and recording the Company Group’s ownership or interests therein.

(d) In the past three (3) years, there have been no claims filed, served or threatened in writing, or to the Knowledge of the Company orally threatened, against the Company Group alleging any conflict with, infringement, misappropriation, or other violation of any Intellectual Property of a third Person (including any unsolicited written offers to license any such Intellectual Property). There are no Actions pending that involving a claim against the Company Group by a third Person alleging infringement or misappropriation of such third Person’s Intellectual Property. The members of the Company Group and the operation of the businesses of such members of the Company Group do not infringe, violate or misappropriate, and have not infringed, violated or misappropriated any Intellectual Property of any third party. The Company Owned IP, and the use thereof, does not infringe, violate or misappropriate, has not infringed, violated or misappropriated, and will not infringe, violate or misappropriate in any material respect the Intellectual Property of any third party.

(e) To the Knowledge of the Company, in the past three (3) years no third Person has conflicted with, infringed, misappropriated, or otherwise violated any Company IP. In the past three (3) years the Company Group has not filed, served, or threatened a third Person with any claims alleging any conflict with, infringement, misappropriation, or other violation of any Company IP. There are no Actions pending that involving a claim against a third Person by the Company Group alleging infringement or misappropriation of Company IP. The Company Group is not subject to any Order that adversely restricts the use, transfer, registration or licensing of any such Intellectual Property by the Company Group.

(f) Except as disclosed on Schedule 4.17(f), each employee, agent, consultant, and contractor who has contributed to or participated in the creation or development of any Intellectual Property on behalf of the Company Group or any predecessor in interest thereto has executed a form of proprietary information and/or inventions agreement or similar written Contract with the Company Group under which such Person: (i) has assigned all right, title and interest in and to such Intellectual Property to the Company (or such predecessor in interest, as applicable); and (ii) is obligated to maintain the confidentiality of the Company Group’s confidential information both during and after the term of such Person’s employment or engagement.

(g) Government Contracts/University Funding. Schedule 4.17(g) sets forth a true, complete, and accurate list of each Government Contract under which the Company Group has performed, is performing, or has proposed to perform any research, development, engineering, design, testing, certification, software development, prototyping, manufacturing, or other technical work related to any Company Owned IP, Company Owned Technology, Technical Data, Computer Software, Company Product, service or deliverable, together with the applicable Governmental Authority, prime contractor or subcontractor, award number, period of performance, funding amount, statement of work, (A) all Company Owned IP and Company Owned Technology developed, conceived, first actually reduced to practice, authored, modified, delivered, or otherwise used in connection with such Government Contract, and (B) all Technical Data and Computer Software developed, delivered, furnished, used, modified, or funded under or in connection with each such Government Contract, and the applicable rights category, including, as applicable, unlimited rights, government purpose rights, limited rights, restricted rights, SBIR/STTR data rights, commercial item rights, specifically negotiated license rights, or rights developed exclusively at private expense. The Company Group is, and has at all relevant times been, in compliance in all material respects with all Government Contracts, including all provisions relating to Intellectual Property, patent rights, Subject Inventions, Technical Data, Computer Software, data rights, software rights, deliverables, markings, confidentiality, publication, export controls, cybersecurity, and recordkeeping. The Company Group has not received any written notice, claim, cure notice, show cause notice, audit finding, adverse determination, challenge, or inquiry alleging any failure to comply with any Intellectual Property, patent rights, data rights, software rights, or deliverables obligation under any Government Contract. Except as disclosed on Schedule 4.17(g), no government funding or facility of a university, college, other educational institution or research center was used in the development of any item of Company Owned IP or to the Knowledge of the Company any item of Company Exclusively Licensed IP.

(h) Subject Inventions. The Company Group has timely disclosed all Subject Inventions to the applicable Governmental Authority, prime contractor, funding recipient, or other required party, and has timely made all required elections of title, patent filing notices, confirmatory license filings, utilization reports, final invention statements, and other submissions required under applicable Law and the applicable Government Contracts. The Company Group has validly elected title to, and owns all right, title, and interest in and to, each such Subject Invention, subject only to the rights of the U.S. government expressly identified on Schedule 4.17(g). No Governmental Authority, prime contractor, university, research institution, subcontractor, or other third party has asserted or, to the Company’s Knowledge, has any basis to assert, ownership of or title to any Subject Invention or other Company Owned IP. No Governmental Authority has exercised or threatened to exercise march-in rights, title rights, government purpose rights, rights to require licensing, or any other adverse rights with respect to any Subject Invention or other Government-Funded IP. Each Patent included in the Company Owned IP that is based on, claims, or relates to a Subject Invention contains all required government support statements, legends, acknowledgments, and notices. The Company has filed all required confirmatory licenses with the applicable Governmental Authority and, where required, recorded such confirmatory licenses with the U.S. Patent and Trademark Office. No patent rights in any Company Owned IP have been forfeited, impaired, abandoned, or limited as a result of any failure to comply with any Government Contract, federal funding agreement, or applicable Law relating to Subject Inventions.

(i) In regard to the Government Contracts identified in Schedule 4.17(g), the Company Group has properly identified, asserted, documented, and preserved all restrictions on the U.S. government’s and any prime contractor’s rights in Technical Data and Computer Software, including through timely data rights assertions, restrictive legends, markings, contract attachments, and delivery records. No Technical Data or Computer Software material to the Company Group’s business has been delivered to any Governmental Authority, prime contractor, subcontractor, or other third party with unlimited rights, government purpose rights, or other rights broader than those identified on Schedule 4.17(g). All Technical Data, Computer Software, and related deliverables furnished or delivered by or on behalf of the Company Group under any Government Contract were properly marked with all required restrictive legends and notices at the time of delivery. The Company Group has not omitted, removed, altered, or failed to apply any restrictive legend, copyright notice, proprietary notice, SBIR/STTR data rights legend, limited rights legend, restricted rights legend, or other marking in a manner that has resulted in, or would reasonably be expected to result in, any loss, forfeiture, waiver, expansion, or impairment of the Company Group’s rights in any Company Owned IP or Company Owned Technology. No Governmental Authority, prime contractor, subcontractor, or other third party has challenged, rejected, disputed, or requested removal of any restrictive legend, data rights assertion, or software rights assertion made by the Company. Schedule 4.17(i) identifies all Company Owned IP and Company Owned Technology that the Company Group contends was developed exclusively at private expense and used, delivered, or referenced under any Government Contract. The Company Group maintains complete and accurate records sufficient to substantiate that such Intellectual Property and Technology were developed exclusively at private expense, including funding records, accounting records, engineering records, version-control histories, invention records, and development documentation. No Company Owned IP or Company Owned Technology identified by the Company Group as privately developed has been commingled with Government-Funded IP in a manner that would grant any Governmental Authority, prime contractor, subcontractor, or other third party any rights in and to such Company Owned IP or Company Owned Technology.

(j) Schedule 4.17(j) identifies all U.S. manufacturing requirements, domestic preference requirements, exclusive licensing restrictions, commercialization obligations, utilization reporting obligations, march-in rights, and other restrictions applicable to any Subject Invention or Government-Funded IP. The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby will not violate, conflict with, trigger any consent or notice requirement under, or result in the loss, forfeiture, expansion, or impairment of any rights in any Company Owned IP or Company Owned Technology under any Government Contract or applicable Law. No Company Owned IP or Company Owned Technology is subject to any secrecy order, classified contract restriction, publication restriction, foreign filing restriction, or agency approval requirement. No consent, approval, notice, waiver, novation, assignment, agency filing, or other action by or with any Governmental Authority, prime contractor, subcontractor, university, national laboratory, or other third party is required in connection with the transfer, ownership, use, license, enforcement, or exploitation of any Company Owned IP or Company Owned Technology by Company Group after Closing. The consummation of the transactions contemplated by this Agreement will not result in any Governmental Authority, prime contractor, subcontractor, university, national laboratory, or other third party obtaining any additional rights in, or imposing any additional restrictions on, any Company Owned IP or Company Owned Technology.

(k) The Company Group is not and has never been a member of, a contributor to, or affiliated with, any industry standards or open source organization, body, working group, project, or similar organization (a “Standards Organization”), and neither the Company, nor any Company Owned IP, is subject to any licensing, assignment, contribution, disclosure, or other requirements or restrictions of any Standards Organization.

(l) None of the execution, delivery or performance by the Company Group of this Agreement or any of the Ancillary Agreements to which the Company Group is or will be a party or the consummation by the Company Group of the transactions contemplated hereby or thereby will result in any of the following pursuant to the terms of any Contract to which the Company Group is a party or by which their properties or assets are bound: (i) the grant, license or assignment to any Person of any interest in or to, the modification or loss of any rights with respect to, or the creation of any Lien on any item of Company IP or any Intellectual Property owned or licensed to Purchaser or its Affiliates prior to the Closing; or (ii) the Company Group or Purchaser or any of its Affiliates (a) being bound by or subject to any non-compete, licensing obligation, covenant not to sue, or other restriction on or modification of the current or contemplated operation or scope of its business, which that Person was not bound by or subject to prior to Closing or (b) being obligated to (1) pay any royalties, honoraria, fees, or other payments to any Person in excess of those payable prior to Closing or (2) provide or offer any discounts or other reduced payment obligations to any Person in excess of those provided to that Person prior to Closing.

(m) The Company Group has exercised reasonable efforts necessary to maintain, protect and enforce the secrecy, confidentiality and value of all Trade Secrets and all other material Confidential Information, in each instance that are at least consistent with efforts undertaken by third Persons in the industry within which the Business is a part. No Company IP is subject to any technology or source code escrow arrangement or obligation. No person other than a member of the Company Group and its employees and contractors (i) has a right to access or possess any source code of the Software constituting the Company Owned IP, or (ii) will be entitled to obtain access to or possession of such source code as a result of the execution, delivery and performance of by the Company of this Agreement. The Company Group is in actual possession and control of the source code of any Software constituting Company Owned IP and all related documentation and materials.

4.18 Data Privacy; Information Systems.

(a) The Company Group has complied in all material respects with all (i) applicable Data Protection Laws, (ii) Contracts and industry standards to which the Company Group is a party regarding the Processing, privacy, security, or breach of Personal Information; and (iii) policies, procedures, notices, and practices regarding the Processing, privacy, security, or breach of Personal Information established by the Company Group and communicated by the Company Group to Persons to whom such Personal Information relates (the “Privacy Obligations”). The Company Group has a privacy policy regarding the collection, use or disclosure of data in connection with the operation of the business as currently conducted (the “Privacy Policy”) that is made available to all visitors to the Sites. For purposes of this Section 4.18(a), “Sites” shall mean, any websites or applications made available to the general public provided by or on behalf of the Company Group. To the Knowledge of the Company, the Privacy Policy accurately describes in all material respects the Company Group’s collection, disclosure and use of Personal Information and materially complies with all applicable Data Protection Laws. To the Knowledge of the Company, none of the marketing materials and/or advertisements made, or provided by, or on behalf of the Company Group have been inaccurate in a material way, misleading in a material way, or unfair or deceptive in material violation of applicable Data Protection Laws.

(b) The Company Group has Contracts in place with all third parties who Process Personal Information, and such Contracts comply in all material respects with the Privacy Obligations. To the Knowledge of the Company, there are no, and have been no, written complaints or audits, proceedings, investigations or claims pending or threatened against the Company Group by any Authority, or by any Person, in respect of Processing of Personal Information by or on behalf of the Company Group or alleging a violation of applicable Data Protection Laws. The Company Group (i) has implemented commercially reasonable physical, technical, organizational and administrative security measures and policies designed to protect all Personal Information Processed or maintained by the Company Group from unauthorized physical or virtual access, use, modification, acquisition, disclosure or other misuse, and (ii) requires by written contract all third party providers and other persons who Process Personal Information on the Company Group’s behalf, to implement commercially reasonable security programs and policies materially consistent with applicable Data Protection Laws. Without limiting the generality of the foregoing, to the Knowledge of the Company, since January 1, 2023, the Company Group has not experienced any material loss, damage or unauthorized access, use, disclosure or modification, or breach of security of Personal Information maintained by or to the Knowledge of the Company, on behalf of the Company Group (including by any agent, subcontractor or vendor of the Company Group) for which the Company Group would be required to make a report to a governmental authority, a data subject, or any other Person.

(c) To the Knowledge of the Company, the Software that constitutes Company Owned IP and all Software that is used by the Company Group is free of all viruses, worms, Trojan horses and other material known contaminants and does not contain any bugs, errors, or problems of a material nature that would disrupt its operation or have a material adverse impact on the operation of other Software. Except as set forth in Schedule 4.18(c), the Company Group has not incorporated Publicly Available Software into the Company Group’s products and services, or otherwise used any Publicly Available Software and the Company Group has not distributed or permitted network interactions with Publicly Available Software as part of the Company Group’s products and services, in each case, in a manner that subjects, in whole or in part, any Software constituting Company Owned IP to any Copyleft License obligations. The Company Group is in material compliance with all Publicly Available Software license terms applicable to any Publicly Available Software licensed to or used by the Company Group. The Company Group has not received any written notice from any Person that it is in breach of any license with respect to Publicly Available Software.

(d) The Company Group has implemented and maintained (or, where applicable, has required its vendors to maintain) reasonable security measures designed to protect, preserve and maintain the performance, security and integrity of all computers, servers, equipment, hardware, networks, Software and systems used, owned, leased or licensed by the Company Group in connection with the operation of the Business (the “Company Information Systems”). To the Company’s Knowledge, there has been no unauthorized access to or use of the Company Information Systems, nor has there been any downtime or unavailability of the Company Information Systems that resulted in a material disruption of the Business. The Company Information Systems are adequate and sufficient (including with respect to working condition and capacity) for the operations of the Business. There has been no failure with respect to any Company Information System that has had a material effect on the operations of the Company Group.

(e) The consummation of the transactions contemplated by this Agreement and the Ancillary Agreements (including the disclosures of Personal Information made by the Company Group in the course of the due diligence in anticipation of the transactions contemplated by this Agreement and the Ancillary Agreements) are not in breach of applicable Data Protection Laws, Privacy Obligations or Privacy Policies.

4.19 Artificial Intelligence.

(a) Schedule 4.19(a) identifies all Artificial Intelligence Technology used in the Company Products (“Company Products AI”). The Company Group has not used the Company Products AI in any way that has compromised the propriety of the Company IP or the privacy or proprietary rights of the Company Group or third party, or has limited or may limit the Company Group in its ability to use, sell, commercialize or otherwise exploit the Company Products AI. The Company Group either (i) solely owns all right, title and interest in and to the Company Products AI (including all Intellectual Property therein) or (ii) has a worldwide, perpetual, irrevocable, transferable, sub-licenseable, royalty-free, fully paid up right and license to use the Company Products AI and to use, reproduce, modify and create derivative works of all outputs therefrom for any purpose. To the extent the Company has licensed any Company Products AI, it has complied with all license terms applicable to the use of such Company Products AI.

(b) The Company Group owns or has all necessary licenses to use all training data for the Company Products AI (“Training Data”) and all such Training Data (whether proprietary to, or licensed by, the Company Group) has been obtained and used in accordance with the applicable terms and Laws governing such use (including each end user license agreement, terms of use, privacy policies, consents, or other terms that govern the collection and use of third party data) and in compliance with all required consent and notification obligations, except as has not had and would not reasonably be expected to have a Material Adverse Effect in respect of the Company. The Company Group has not permitted any of its Confidential Information or any of its customers to be used as Training Data other than for the benefit of or on behalf of the Company Group. The Company Group owns all Intellectual Property in and to any developments, modifications, updates or improvements made to the Company Products resulting from the use of the Training Data and there are no restrictions on the Company Group in connection with its exploitation or commercialization of the Company Products as a result of the use of the Training Data.

(c) Except as has not had and would not reasonably be expected to have a Material Adverse Effect in respect of the Company, the Company Group and the Company Products AI are, and have at all times been, compliant with all applicable Laws relating to the development, use, deployment, and sale of AI Technology, including the Colorado AI Act and the European Union Artificial Intelligence Act (collectively, “AI Laws”). The Company Group has in place appropriate data governance policies to ensure the lawful collection, use, and processing of data used by the Company Products AI. No investigations, claims, or enforcement actions against the Company Group related to compliance with AI Laws or otherwise are pending or threatened by any Governmental Authority or Person.

(d) The Company Group and the Company Products AI, adhere in all material respects to industry standard policies and procedures relating to the development, use, deployment, and sale of AI Technology, including policies, protocols and procedures ensuring consistent accuracy, reliability, and quality in the predictions, results, data, information, or other outputs from the Company Products AI.

(e) Company Group’s use of AI Technology has not constituted and does not constitute a breach of any Contract with a customer.

4.20 Employees; Employment Matters.

(a) Schedule 4.20(a) sets forth a true, correct and complete list of the employees of the Company Group as of the date hereof, setting forth the employee ID, location, title, current base salary or hourly rate for each such person, bonus or other incentive compensation opportunity, and total compensation (including bonuses and commissions) paid to each such person for the fiscal years ended December 31, 2025 and 2024, if applicable, hire date, exempt or non-exempt status under applicable laws, accrued paid time off or vacation, and leave status.

(b) Schedule 4.20(b) sets forth a true, correct and complete list of each of the independent contractors or consultants of the Company Group as of the date hereof, setting forth the name, principal location, engagement or start date, compensation structure, average monthly hours worked, and nature of services provided.

(c) The Company Group is not a party to any collective bargaining agreement or similar labor agreement with respect to any employees of the Company Group, and, since January 1, 2023, to the Knowledge of the Company, there has been no proceeding by a labor union or other representative of employees of the Company Group seeking to organize or represent any employees of the Company Group. There is no labor strike, slowdown, work stoppage, or lockout pending or, to the Knowledge of the Company, threatened against the Company Group, and, since January 1, 2023, the Company Group has not experienced any strike, slowdown, work stoppage, or lockout by or with respect to its employees. There is no, and for the past three (3) years has not been any unfair labor practice charge, dispute, litigation, audit, investigation, or complaint pending or, to the Knowledge of the Company, threatened, before any applicable Authority relating to employees of the Company Group.

(d) There are no pending or, to the Knowledge of the Company, threatened Actions against the Company Group under any worker’s compensation policy or long-term disability policy.

(e) Since January 1, 2023, the Company Group has been in compliance with notice and other requirements under the Workers’ Adjustment Retraining and Notification Act of 1988, as amended, or any similar state or local statute, rule or regulation relating to plant closings and layoffs (collectively, the “WARN Act”). Since January 1, 2023, the Company Group has not implemented any “mass layoff” or “plant closing” or engaged in any other layoffs or employee reductions that resulted in obligations under the WARN Act. There is no ongoing or contemplated location closing, employee layoff, or relocation activities that would trigger notice or any other requirements under the WARN Act.

(f) The Company Group is, and for the past six (6) years has been, in compliance in all material respects with all applicable Laws relating to employment or the engagement of labor, including but not limited to all applicable Laws relating to wages, hours, overtime, collective bargaining, equal employment opportunity, discrimination, harassment (including, but not limited to sexual harassment), retaliation, immigration, verification of identity and employment authorization of individuals employed in the United States, employee leave, disability rights or benefits, employment and reemployment rights of members and veterans of the uniformed services, paid time off/vacation, unemployment insurance, safety and health, COVID-19, workers’ compensation, pay equity, restrictive covenants, whistleblower rights, child labor, classification of employees and independent contractors, classification of employees as exempt or non-exempt, meal and rest breaks, reimbursement of business expenses, and the collection and payment of withholding or social security Taxes. Each individual currently engaged by the Company Group as an independent contractor is, and for the past six (6) years has been, correctly classified by the Company Group as an independent contractor, and the Company Group has not received any notice from any Authority or Person disputing such classification. Each of the employees of the Company Group classified by the Company Group as “exempt” is, and for the past six (6) years has been, correctly classified by the Company Group as “exempt” under applicable Law, and the Company Group has not received any notice from any Authority or Person disputing such classification.

(g) The Company Group has complied with all laws relating to the verification of identity and employment authorization of individuals employed in the United States. No audit by any Authority is currently being conducted, is pending or is threatened to be conducted, in respect to any workers employed by the Company Group . Schedule 4.20(g) discloses each individual who is employed by the Company Group pursuant to a visa and the expiration date of such visa.

(h) To the Knowledge of the Company, no Key Employee is a party to or bound by any confidentiality agreement, non-competition agreement or other restrictive covenant (with any Person) that materially interferes with: (i) the performance by such Key Employee of his or her duties or responsibilities as an officer or employee of the Company Group or (ii) the Company Group’s business or operations. No Key Employee has given notice of his or her intent to terminate his or her employment with the Company Group, nor has the Company Group provided notice of its present intention to terminate the employment of any of the foregoing.

(i) In the past six (6) years, the Company Group has not received notice of any claim or litigation relating to an allegation of discrimination, retaliation, harassment (including sexual harassment), or sexual misconduct; nor is there any outstanding obligation for the Company Group under any settlement relating to such matters, and to the Knowledge of the Company, no such claim or litigation has been threatened. In the past six (6) years, the Company Group has investigated all workplace harassment (including sexual harassment), discrimination, retaliation, and workplace violence claims or complaints reported to the Company Group relating to current and/or former employees of the Company Group or third-parties who interacted with current and/or former employees of the Company Group. With respect to each such claim or complaint with potential merit, the Company Group has taken reasonable corrective action. Further, to the Knowledge of the Company, no allegations of sexual harassment have been made against any individual in his or her capacity as director or an employee of the Company Group.

(j) As of the date hereof and since January 1, 2023, there have been no material audits of the Company Group by any Authority, under any applicable federal, state or local occupational safety and health Law and Orders (collectively, “OSHA”) against the Company, nor have there been any related charges, fines, or penalties, and the Company Group has been in compliance in all material respects with OSHA.

4.21 Withholding. Except as disclosed on Schedule 4.21, all reasonably anticipated obligations of the Company Group with respect to employees of the Company Group (except for those related to wages during the pay period immediately prior to the Closing Date and arising in the ordinary course of business consistent with past practices), whether arising by operation of Law, or by contract, for salaries, bonuses and vacation pay/paid time off to such employees in respect of the services rendered by any of them prior to the date hereof have been or will be paid by the Company Group or accrued on the Company Financial Statements prior to the Closing Date.

4.22 Employee Benefits.

(a) Schedule 4.22(a) sets forth a correct and complete list of all Plans. With respect to each Plan, the Company has made available to Parent or its counsel a true and complete copy, to the extent applicable, of: (i) each writing constituting a part of such Plan and all amendments thereto, including all plan documents, material employee communications, benefit schedules, trust agreements, and insurance contracts and other funding vehicles; (ii) the three (3) most recent annual reports on Form 5500 and accompanying schedules, if any; (iii) the current summary plan description and any material modifications thereto; (iv) the most recent annual financial and actuarial reports; (v) the most recent determination or advisory letter received by the Company Group from the IRS regarding the tax-qualified status of such Plan and (vi) the three (3) most recent written results of all required compliance testing.

(b) No Plan is (i) subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code, (ii) a “multiemployer plan” as defined in Section 3(37) of ERISA, or (iii) a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA, and none of the Company Group, or any ERISA Affiliate has withdrawn at any time within the preceding six years from any multiemployer plan, or incurred any withdrawal liability which remains unsatisfied, and no events have occurred and no circumstances exist that could reasonably be expected to result in any such liability to the Company Group.

(c) With respect to each Plan that is intended to qualify under Section 401(a) of the Code, such Plan, including its related trust, has received a determination letter (or may rely upon opinion letters in the case of any prototype plans) from the Internal Revenue Service that it is so qualified and that its trust is exempt from Tax under Section 501(a) of the Code, and nothing has occurred with respect to the operation of any such Plan that could cause the loss of such qualification or exemption.

(d) There are no pending or, to the Knowledge of the Company, threatened Actions against or relating to the Plans, the assets of any of the trusts under such Plans or the Plan sponsor or the Plan administrator, or against any fiduciary of any Plan with respect to the operation of such Plan (other than routine benefits claims). No Plan is presently under audit or examination (nor has written notice been received of a potential audit or examination) by any Authority.

(e) Each Plan has been established, administered and funded in accordance with its terms and in compliance in all material respects with the applicable provisions of ERISA, the Code and other applicable Laws. There is not now, nor, to the Knowledge of the Company, do any circumstances exist that could give rise to, any requirement for the posting of security with respect to a Plan or the imposition of any lien on the assets of the Company Group under ERISA or the Code. All premiums due or payable with respect to insurance policies funding any Plan have been made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the Company Financial Statements.

(f) None of the Plans provide retiree health or life insurance benefits, except as may be required by Section 4980B of the Code, Section 601 of ERISA or any other applicable Law. There has been no violation of the “continuation coverage requirement” of “group health plans” as set forth in Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA with respect to any Plan to which such continuation coverage requirements apply.

(g) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in combination with another event) (i) result in any payment becoming due, or increase the amount of any compensation or benefits due, to any current or former employee of the Company Group with respect to any Plan; (ii) increase any benefits otherwise payable under any Plan; (iii) result in the acceleration of the time of payment or vesting of any such compensation or benefits; or (iv) result in the payment of any amount that would, individually or in combination with any other such payment, be an “excess parachute payment” within the meaning of Section 280G of the Code. No Person is entitled to receive any additional payment (including any tax gross-up or other payment) from the Company Group as a result of the imposition of the excise taxes required by Section 4999 of the Code or any taxes required by Section 409A of the Code.

(h) Each Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) is in documentary compliance with, and has been administered in compliance with, Section 409A of the Code and all applicable regulatory guidance (including, notices, rulings and proposed and final regulations) thereunder.

(i) Each Plan that is subject to the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act of 2010 (the “Affordable Care Act”) has been established, maintained and administered in compliance with the requirements of the Affordable Care Act and no circumstances of noncompliance exist that could result in the imposition of any tax, penalty or fine thereunder.

(j) All Plans subject to the laws of any jurisdiction outside of the United States (i) if they are intended to qualify for special tax treatment, meet all requirements for such treatment, and (ii) if they are intended to be funded and/or book-reserved, are fully funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions.

4.23 Real Property.

(a) Except as set forth on Schedule 4.23, the Company Group does not own, or otherwise have an interest in, any Real Property, including under any Real Property lease, sublease, space sharing, license or other occupancy agreement. The Leases are the only Contracts pursuant to which the Company Group leases any real property or has any right in any Real Property. The Company Group has provided to Parent and its counsel accurate and complete copies of all Leases. The Company Group has good, valid and subsisting title to its respective leasehold estates in the research, development, manufacturing, and office facilities described on Schedule 4.23, free and clear of all Liens. The Company Group has not materially breached or violated any local zoning ordinance or other Law relating to the use and occupancy of the Real Property subject to the Leases and, to the Company’s Knowledge, no other party to the Leases has materially breached or violated any such local zoning ordinance or other such Law, and no notice from any Person has been received by the Company Group or served upon the Company Group claiming any violation of any such local zoning ordinance or other such Law.

(b) With respect to each Lease: (i) it is valid, binding and enforceable in accordance with its terms and in full force and effect; (ii) all rents and additional rents and other sums, expenses and charges due thereunder have been paid; (iii) the Company Group has been in peaceable possession of the premises leased thereunder since the commencement of the original term thereof; (iv) no waiver, indulgence or postponement of the Company Group’s obligations thereunder has been granted by the lessor; (v) the Company Group has performed all material obligations imposed on it under such Lease and there exist no default or event of default thereunder by the Company Group or, to the Company’s Knowledge, by any other party thereto; (vi) there exists, to the Company’s Knowledge, no occurrence, condition or act which, with the giving of notice, the lapse of time or the happening of any further event or condition, would reasonably be expected to become a default or event of default by the Company Group thereunder; (vii) there are no outstanding claims of breach or indemnification or notice of default or termination thereunder and (viii) the Company Group has not exercised and does not intend to exercise early termination options, if any, under such Lease. The Company Group holds the leasehold estate established under the Leases free and clear of all Liens, except for Liens of mortgagees encumbering the Real Property on which such leasehold estate is located and to which the applicable Lease is subject or other Permitted Liens. The Real Property leased by the Company Group is in a state of maintenance and repair in all material respects adequate and suitable for the purposes for which it is presently being used, and there are no material repair or restoration works or deferred capital maintenance currently or likely to be required in connection with such leased Real Property (whether the same is the obligation of the lessor or the lessee under the applicable Lease). The Company Group is in physical possession and actual and exclusive occupation of the whole of the leased premises, none of which is subleased, licensed, or assigned to another Person. Each Lease leases all useable square footage or area of the premises located at each leased Real Property. To the Knowledge of the Company, the Company Group does not owe any brokerage commission with respect to any Real Property. The Company Group has not done or suffered to be done anything whereby the applicable Lease or the premises demised thereunder or any alterations, fixtures or improvements therein has or will become encumbered in any way.

4.24 Taxes. Except as set forth on Schedule 4.24,

(a) (i) The Company has duly filed all income and other material Tax Returns which are required to be filed by it, and has paid all material Taxes (whether or not shown on such Tax Returns) which have become due; (ii) all such Tax Returns are true, correct and complete and accurate in all material respects; (iii) there is no Action, pending or proposed in writing, with respect to a material amount of Taxes of the Company; (iv) no statute of limitations in respect of the assessment or collection of any Taxes of the Company has been waived or extended (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course of business); (v) the Company has duly withheld or collected and paid over to the applicable Taxing Authority all material Taxes required to be withheld or collected by the Company in connection with any amounts paid or owing to any employee, creditor, independent contractor or other third party; (vi) the Company has collected and remitted to the applicable Taxing Authority all material sales Taxes required to be collected by the Company; (vii) the Company has not requested any letter ruling from the IRS (or any comparable ruling from any other Taxing Authority); (viii) there is no Lien (other than Permitted Liens) for Taxes upon any of the assets of the Company; (ix) the Company has not received any written request from a Taxing Authority in a jurisdiction where the Company has not paid any Tax or filed Tax Returns asserting that the Company is or may be subject to Tax in such jurisdiction, and the Company does not have a permanent establishment (within the meaning of an applicable Tax treaty) or other fixed place of business in a country other than the country in which it is organized; (x) the Company is not a party to any Tax sharing, Tax indemnity or Tax allocation Contract (other than a contract entered into in the ordinary course of business consistent with past practices, the primary purpose of which is not related to Taxes); (xi) the Company has not been a member of an “affiliated group” within the meaning of Section 1504(a) of the Code filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company); (xii) the Company has no liability for the Taxes of any other Person: (1) under Treasury Regulation Section 1.1502-6 (or any similar provision of applicable Law), (2) as a transferee or successor or (3) otherwise by operation of applicable Law; (xiii) the Company is not a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code; and (xiv) the Company has not been a party to any “listed transaction” as defined in Section 6707A(c)(2) of the Code and Treasury Regulation Section 1.6011-4(b)(2).

(b) The Company will not be required to include any material item of income or exclude any material item of deduction for any taxable period ending after the Closing Date as a result of: (i) adjustment under Section 481 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law) by reason of a change in method of accounting for a taxable period ending on or before the Closing Date; (ii) any “closing agreement” described in Section 7121 of the Code (or similar provision of state, local or foreign Law) executed on or before the Closing Date; (iii) any installment sale or open sale transaction disposition made on or before the Closing Date (iv) any prepaid amount received on or before the Closing Date outside the ordinary course of business; or (v) any intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law).

(c) Less than fifty percent (50%) of the value of the Company’s total assets (after excluding cash, cash items (including receivables), and government securities for purposes of computing total assets) consists of stock or securities (within the meaning of Section 368(a)(2)(F)(vii) of the Code). For purposes of this representation, any stock and securities of any Subsidiary of the Company is disregarded and the Company is deemed to own its ratable share of such Subsidiary’s assets. The Company is not otherwise an “investment company” within the meaning of Section 368(a)(2)(F)(iii) of the Code.

4.25 Environmental Laws. The Company Group has complied and is in compliance with all Environmental Laws, and there are no Actions pending or, to the Knowledge of the Company, threatened against the Company Group alleging any failure to so comply. The Company Group has not (a) received any written notice of any alleged claim, violation of or liability under any Environmental Law nor any claim of potential liability with regard to any Hazardous Material, which has not heretofore been cured or for which there is any remaining liability; (b) disposed of, emitted, discharged, handled, stored, transported, used or released any Hazardous Material; arranged for the disposal, discharge, storage or release of any Hazardous Material; or exposed any employee or other individual or property to any Hazardous Material so as to give rise to any liability or corrective or remedial obligation under any Environmental Laws; or (c) entered into any agreement that may require it to guarantee, reimburse, pledge, defend, hold harmless or indemnify any other Person with respect to liabilities arising out of Environmental Laws or the Hazardous Material Activity. There are no Hazardous Materials in, on or under any properties owned, leased or used at any time by the Company Group that could give rise to any liability or corrective or remedial obligation of the Company Group under any Environmental Laws.

4.26 Finders’ Fees. Except as set forth on Schedule 4.26, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of the Company Group or any of its respective Affiliates who might be entitled to any fee or commission from the Company Group, Merger Sub, Parent or any of its respective Affiliates upon consummation of the transactions contemplated by this Agreement or any of the Ancillary Agreements.

4.27 Directors and Officers. Schedule 4.27 sets forth a true, correct and complete list of all directors and officers of the Company.

4.28 Anti-Money Laundering Laws.

(a) The Company Group currently is and, since January 1, 2023, has been, in compliance with applicable Laws related to (i) anti-corruption or anti-bribery, including the U.S. Foreign Corrupt Practices Act of 1977, 15 U.S.C. §§ 78dd-1, et seq., and any other equivalent or comparable Laws of other countries (collectively, “Anti-Corruption Laws”), (ii) economic sanctions administered, enacted or enforced by any Authority (collectively, “Sanctions Laws”), (iii) export controls, including the U.S. Export Administration Regulations, 15 C.F.R. §§ 730, et seq., and any other equivalent or comparable Laws of other countries (collectively, “Export Control Laws”), (iv) anti-money laundering, including the Money Laundering Control Act of 1986, 18 U.S.C. §§ 1956, 1957, and any other equivalent or comparable Laws of other countries; (v) anti-boycott regulations, as administered by the U.S. Department of Commerce; and (vi) importation of goods, including Laws administered by the U.S. Customs and Border Protection, Title 19 of the U.S.C. and C.F.R., and any other equivalent or comparable Laws of other countries (collectively, “International Trade Control Laws”).

(b) Neither the Company Group nor, to the Knowledge of the Company, any Representative of the Company Group (acting on behalf of the Company Group), is or is acting under the direction of, on behalf of or for the benefit of a Person that is, (i) the subject of Sanctions Laws or identified on any sanctions or similar lists administered by an Authority, including the U.S. Department of the Treasury’s Specially Designated Nationals List, the U.S. Department of Commerce’s Denied Persons List and Entity List, the U.S. Department of State’s Debarred List, HM Treasury’s Consolidated List of Financial Sanctions Targets and the Investment Bank List, or any similar list enforced by any other relevant Authority, as amended from time to time, or any Person owned or controlled by any of the foregoing (collectively, “Prohibited Party”); (ii) the target of any Sanctions Laws; (iii) located, organized or resident in a country or territory that is, or whose government is, the target of comprehensive trade sanctions under Sanctions Laws, including, as of the date of this Agreement, the Crimea, Donetsk and Luhansk regions of Ukraine, Cuba, Iran, or North Korea; or (iv) an officer or employee of any Authority or public international organization, or officer of a political party or candidate for political office. Neither the Company Group nor, to the Knowledge of the Company, any Representative of the Company Group (acting on behalf of the Company Group), (A) has participated in any transaction involving a Prohibited Party, or a Person who is the target of any Sanctions Laws, or any country or territory that was during such period or is, or whose government was during such period or is, the target of comprehensive trade sanctions under Sanctions Laws, (B) to the Knowledge of the Company, has exported (including deemed exportation) or re-exported, directly or indirectly, any commodity, software, technology, or services in violation of any applicable Export Control Laws or (C) has participated in any transaction in violation of or connected with any purpose prohibited by Anti-Corruption Laws or any applicable International Trade Control Laws, including support for international terrorism and nuclear, chemical, or biological weapons proliferation.

(c) The Company Group has not received written notice of, nor, to the Knowledge of the Company, any of its Representatives is or has been the subject of, any investigation, inquiry or enforcement proceedings by any Authority regarding any offense or alleged offense under Anti-Corruption Laws, Sanctions Laws, Export Control Laws or International Trade Control Laws (including by virtue of having made any disclosure relating to any offense or alleged offense) and, to the Knowledge of the Company, there are no circumstances likely to give rise to any such investigation, inquiry or proceeding.

4.29 Insurance. All forms of insurance owned or held by and insuring the Company Group are set forth on Schedule 4.29, and such policies are in full force and effect. All premiums with respect to such policies covering all periods up to and including the Closing Date have been or will be paid when due, no notice of cancellation or termination has been received with respect to any such policy which was not replaced on substantially similar terms prior to the date of such cancellation or termination and there is no claim by the Company Group or, to the Company’s Knowledge, any other Person pending under any of such insurance policies as to which coverage has been questioned, denied or disputed by the underwriters or issuers of such policies. There is no existing default or event which, with or without the passage of time or the giving of notice or both, would constitute noncompliance with, or a default under, any such policy or entitle any insurer to terminate or cancel any such policy. Such policies will not in any way be affected by or terminate or lapse by reason of the transactions contemplated by this Agreement or the Ancillary Agreements. The insurance policies to which the Company Group is a party are of at least like character and amount as are carried by like businesses similarly situated and sufficient for compliance with all requirements of all Material Contracts to which the Company Group is a party or by which the Company Group is bound. Since January 1, 2023, the Company Group has not been refused any insurance with respect to its assets or operations or had its coverage limited by any insurance carrier to which it has applied for any such insurance or with which it has carried insurance. The Company Group does not have any self-insurance arrangements. No fidelity bonds, letters of credit, performance bonds or bid bonds have been issued to or in respect of the Company Group.

4.30 Related Party Transactions. Except as set forth in Schedule 4.30, as contemplated by this Agreement or as provided in the Company Financial Statements, no Affiliate of the Company Group, current or former director, manager, officer or employee of any Person in the Company Group or any immediate family member or Affiliate of any of the foregoing (a) is a party to any Contract, or has otherwise entered into any transaction, understanding or arrangement, with the Company Group, (b) owns any asset, property or right, tangible or intangible, which is used by the Company Group, or (c) is a borrower or lender, as applicable, under any Indebtedness owed by or to the Company Group since January 1, 2023.

4.31 No Trading or Short Position. None of the Company Group nor any of its managers and officers, members and employees has engaged in any short sale of Parent’s voting stock or any other type of hedging transaction involving Parent’s securities (including, without limitation, depositing shares of Parent’s securities with a brokerage firm where such securities are made available by the broker to other customers of the firm for purposes of hedging or short selling Parent’s securities).

4.32 Not an Investment Company. The Company is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.

4.33 Information Supplied. None of the information supplied or to be supplied by the Company expressly for inclusion or incorporation by reference in the filings with the SEC and mailings to Parent’s shareholders with respect to the solicitation of proxies to approve the transactions contemplated by this Agreement and the Ancillary Agreements, if applicable, will, at the time of the Parent Shareholder Meeting or at the effective date of the Registration Statement, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading (subject to the qualifications and limitations set forth in the materials provided by the Company or included in the Parent SEC Documents, the Additional Parent SEC Documents, the SEC Statement or any Other Filing).

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as disclosed in the Parent SEC Documents filed with or furnished to the SEC prior to the date of this Agreement (to the extent the qualifying nature of such disclosure is reasonably apparent from the content of such Parent SEC Documents, but excluding any risk factor disclosures or other similar cautionary or predictive statements therein), it being acknowledged that nothing disclosed in such Parent SEC Documents shall be deemed to modify or qualify the representations and warranties set forth in Sections 5.1, 5.3 or 5.8, Parent and Merger Sub (the “Parent Parties”) hereby represent and warrant to the Company that each of the following representations and warranties are true, correct and complete as of the date of this Agreement and as of the Closing Date:

5.1 Corporate Existence and Power. Parent is an exempted company limited by shares that has been duly formed, validly existing and in good standing under the Laws of the Cayman Islands. The Merger Sub is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. The Merger Sub does not hold and has not held any material assets or incurred any material liabilities, and has not carried on any business activities other than in connection with the Merger. Each of the Parent Parties has all power and authority, corporate and otherwise, and all governmental licenses, franchises, Permits, authorizations, consents and approvals required to own and operate its properties and assets and to carry on its business as presently conducted and as proposed to be conducted.

5.2 Subsidiaries. Merger Sub was formed solely for the purpose of engaging in the transactions and activities incidental thereto. Parent owns beneficially and of record all of the outstanding capital stock of Merger Sub.

5.3 Corporate Authorization. Each of the Parent Parties has all requisite corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby, in the case of the Merger, subject to receipt of the Parent Shareholder Approval. The execution and delivery by each of the Parent Parties of this Agreement and the Ancillary Agreements to which it is a party and the consummation by each of the Parent Parties of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of such Parent Party. No other corporate proceedings on the part of such Parent Party are necessary to authorize this Agreement or the Ancillary Agreements to which it is a party or to consummate the transactions contemplated by this Agreement (other than the Parent Shareholder Approval) or the Ancillary Agreements. This Agreement and the Ancillary Agreements to which such Parent Party is a party have been duly executed and delivered by such Parent Party and, assuming the due authorization, execution and delivery by each of the other parties hereto and thereto (other than a Parent Party), this Agreement and the Ancillary Agreements to which such Parent Party is a party constitute a legal, valid and binding obligation of such Parent Party, enforceable against such Parent Party in accordance with their respective terms, subject to the Enforceability Exceptions.

5.4 Governmental Authorization. None of the execution, delivery or performance of this Agreement or any Ancillary Agreement by a Parent Party or the consummation by a Parent Party of the transactions contemplated hereby and thereby requires any consent, approval, license or other action by or in respect of, or registration, declaration or filing with any Authority except for (a) any SEC or Nasdaq filings and approval required to consummate the transactions contemplated hereunder and (b) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL and any filing required pursuant to the HSR Act.

5.5 Non-Contravention. The execution, delivery and performance by a Parent Party of this Agreement or the consummation by a Parent Party of the transactions contemplated hereby and thereby do not and will not (a) contravene or conflict with the organizational or constitutive documents of the Parent Parties, or (b) contravene or conflict with or constitute a violation of any provision of any Law or any Order binding upon the Parent Parties.

5.6 Finders’ Fees. Except for the Persons identified on Schedule 5.6, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of the Parent Parties or their Affiliates who might be entitled to any fee or commission from the Company or any of its Affiliates upon consummation of the transactions contemplated by this Agreement or any of the Ancillary Agreements.

5.7 Issuance of Shares. The Aggregate Merger Consideration, when issued in accordance with this Agreement, will be duly authorized and validly issued, and will be fully paid and nonassessable, and each such share comprising the Aggregate Merger Consideration shall be issued free and clear of preemptive rights and all Liens, other than transfer restrictions under applicable securities laws and the organizational or constitutive documents of Parent. The Aggregate Merger Consideration shall be issued in compliance with all applicable securities Laws and other applicable Laws and without contravention of any other person’s rights therein or with respect thereto.

5.8 Capitalization.

(a) As of the date of this Agreement, the authorized share capital of Parent is 221,000,000, divided into 200,000,000 shares of Class A Ordinary Shares, 20,000,000 Class B Ordinary Shares and 1,000,000 shares of Preference Shares, of which 12,205,000 Parent Class A Ordinary Shares, 5,914,286 Parent Class B Ordinary Shares and no preference shares are issued and outstanding. In addition, as of the date of this Agreement, 12,205,000 Parent Rights are issued and outstanding. No other shares of capital stock or other voting securities of Parent are issued, reserved for issuance or outstanding. All issued and outstanding Parent Shares and Parent Rights are duly authorized, validly issued, fully paid and nonassessable and are not subject to, and were not issued in violation of, any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Law of the Cayman Islands, Parent’s organizational documents or any contract to which Parent is a party or by which Parent is bound. Except as set forth in Parent’s organizational documents, there are no outstanding contractual obligations of Parent to repurchase, redeem or otherwise acquire any Parent Shares or any capital equity of Parent. There are no outstanding contractual obligations of Parent to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person. All outstanding Parent Shares and Parent Rights have been issued in compliance with all applicable securities and other applicable Laws and were issued free and clear of all Liens other than transfer restrictions under applicable securities Laws and the organizational or constitutive documents of Parent.

(b) Merger Sub is authorized to issue 1,000 shares of Common Stock, par value $0.001 per share (“Merger Sub Common Stock”), of which 1,000 shares of Merger Sub Common Stock are issued and outstanding as of the date hereof. No other shares of capital stock or other voting securities of Merger Sub are issued, reserved for issuance or outstanding. All issued and outstanding Merger Sub common shares are duly authorized, validly issued, fully paid and nonassessable and are not subject to, and were not issued in violation of, any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, Merger Sub’s organizational documents or any contract to which Merger Sub is a party or by which Merger Sub is bound. There are no outstanding contractual obligations of Merger Sub to repurchase, redeem or otherwise acquire any shares of Merger Sub Common Stock or any equity capital of Merger Sub. There are no outstanding contractual obligations of Merger Sub to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

5.9 Information Supplied. None of the information supplied or to be supplied by the Parent Parties expressly for inclusion or incorporation by reference in the filings with the SEC and mailings to Parent’s shareholders with respect to the solicitation of proxies to approve the transactions contemplated by this Agreement and the Ancillary Agreements, if applicable, will, at the date of filing or mailing, at the time of the Parent Shareholder Meeting or at the Effective Time, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading (subject to the qualifications and limitations set forth in the materials provided by Parent or included in the Parent SEC Documents, the Additional Parent SEC Documents, the SEC Statement or any Other Filing).

5.10 Trust Fund. As of the date of this Agreement, Parent has at least $120 Million in the trust fund established by Parent for the benefit of its public shareholders (the “Trust Fund”) in a trust account (the “Trust Account”) maintained by Continental Stock Transfer & Trust Company (the “Trustee”), and such monies are invested in “government securities” (as such term is defined in the Investment Company Act of 1940) and held in trust by the Trustee pursuant to the Investment Management Trust Agreement dated as of March 12, 2026, between Parent and the Trustee (as amended, the “Trust Agreement”). The Trust Agreement is valid and in full force and effect and enforceable in accordance with its terms, except as may be limited by the Enforceability Exceptions, and has not been amended or modified. There are no separate agreements, side letters or other agreements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the Parent SEC Documents to be inaccurate in any material respect or that would entitle any Person (other than public shareholders of Parent holding Parent Class A Common Stock sold in Parent’s IPO who shall have elected to redeem their Class A Common Stock pursuant to the Parent Articles) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except in accordance with the Trust Agreement and the Parent Articles. Parent has performed all material obligations required to be performed by it to date under, and is not in material default or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and, to the Knowledge of Parent, no event has occurred which, with due notice or lapse of time or both, would reasonably be expected to constitute such a material default thereunder. There are no claims or proceedings pending with respect to the Trust Account. Since March 12, 2026, Parent has not released any money from the Trust Account (other than as permitted by the Trust Agreement). As of the Effective Time and subject to the approval by Parent and the holders of Parent Shares of the Parent Certificate of Incorporation, (i) the obligations of Parent to dissolve or liquidate pursuant to the Parent Articles shall terminate, and (ii) Parent shall have no obligation whatsoever pursuant to the Parent Articles to dissolve and liquidate the assets of Parent by reason of the consummation of the transactions contemplated by this Agreement. Following the Effective Time, no shareholder of Parent and excluding the underwriters of the IPO or Authority for Taxes shall be entitled to receive any amount from the Trust Account except to the extent a Parent’s public shareholder shall have elected to tender its Parent Class A Ordinary Shares for redemption pursuant to the Parent Articles (or in connection with an extension of Parent’s deadline to consummate a “Business Combination” as such term is defined in the Parent Articles).

5.11 Listing. The Parent Units, Class A Ordinary Shares and Parent Rights are listed on Nasdaq, with trading tickers “PONOU”, “PONO” and “PONOR.”

5.12 Board Approval.

(a) Parent’s Board of Directors (including any required committee or subgroup of such board) has unanimously (i) declared the advisability of the transactions contemplated by this Agreement, (ii) determined that the transactions contemplated hereby are in the best interests of the shareholders of Parent and (iii) determined that the transactions contemplated hereby constitutes a “Business Combination” as such term is defined in the Parent Articles and (iv) recommended to the Parent’s shareholders to adopt and approve each of the Parent Proposals (“Parent Board Recommendation”).

(b) The Merger Sub’s Board of Directors has, as of the date of this Agreement, unanimously (i) declared the advisability of the transactions contemplated by this Agreement and (ii) determined that the transactions contemplated hereby are in the best interests of its sole shareholder.

5.13 Parent SEC Documents and Financial Statements.

(a) Parent has filed all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed or furnished by Parent with the SEC since Parent’s formation under the Exchange Act or the Securities Act, together with any amendments, restatements or supplements thereto, and will use commercially reasonable efforts to file all such forms, reports, schedules, statements and other documents required to be filed subsequent to the date of this Agreement (the “Additional Parent SEC Documents”). Parent has made available to the Company copies in the form filed with the SEC of all of the following, except to the extent available in full without redaction on the SEC’s website through EDGAR for at least two (2) Business Days prior to the date of this Agreement: (i) Parent’s Quarterly Reports on Form 10-Q for each fiscal quarter of Parent beginning with the first quarter Parent was required to file such a form, (ii) all proxy statements relating to Parent’s meetings of shareholders (whether annual or special) held, and all information statements relating to shareholder consents, since the beginning of the first fiscal year referred to in clause (i) above, (iii) its Form 8-Ks filed since the beginning of the first fiscal year referred to in clause (i) above, and (iv) all other forms, reports, registration statements and other documents (other than preliminary materials if the corresponding definitive materials have been provided to the Company pursuant to this Section 5.13) filed by Parent with the SEC since Parent’s formation (the forms, reports, registration statements and other documents referred to in clauses (i) through (iv) above, whether or not available through EDGAR, collectively, the “Parent SEC Documents”).

(b) Parent SEC Documents were, and the Additional Parent SEC Documents will be, prepared in all material respects in accordance with the requirements of the Securities Act, the Exchange Act, and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations thereunder. Parent SEC Documents did not, and the Additional Parent SEC Documents will not, at the time they were or are filed, as the case may be, with the SEC (except to the extent that information contained in any Parent SEC Document or Additional Parent SEC Document has been or is revised or superseded by a later filed Parent SEC Document or Additional Parent SEC Document, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading; provided, however, that the foregoing does not apply to statements in or omissions in any information supplied or to be supplied by the Company expressly for inclusion or incorporation by reference in the SEC Statement or Other Filing.

(c) As used in this Section 5.13, the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

(d) Except as not required in reliance on exemptions from various reporting requirements by virtue of Parent’s status as an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act, or “smaller reporting company” within the meaning of the Exchange Act, since its IPO, (i) Parent has established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of Parent’s financial reporting and the preparation of Parent’s financial statements for external purposes in accordance with GAAP and (ii) Parent has established and maintained disclosure controls and procedures (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) designed to ensure that material information relating to Parent is made known to Parent’s principal executive officer and principal financial officer by others within Parent.

(e) Parent has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(f) Since its IPO, Parent has complied in all material respects with all applicable listing and corporate governance rules and regulations of Nasdaq. The classes of securities representing issued and outstanding Parent Class A Ordinary Shares are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq. As of the date of this Agreement, there is no material Proceeding pending or, to the Knowledge of Parent, threatened against Parent by Nasdaq or the SEC with respect to any intention by such entity to deregister Parent Class A Ordinary Shares or prohibit or terminate the listing of Parent Class A Ordinary Shares on Nasdaq or prohibit the transfer of the listing to Nasdaq. Parent has not taken any action that is designed to terminate the registration of Parent Class A Ordinary Shares under the Exchange Act.

(g) The Parent SEC Documents contain true and complete copies of the applicable Parent Financial Statements. The Parent Financial Statements (i) fairly present in all material respects the financial position of Parent as at the respective dates thereof, and the results of its operations, shareholders’ equity and cash flows for the respective periods then ended (subject, in the case of any unaudited interim financial statements, to normal year-end audit adjustments (none of which is material) and the absence of footnotes), (ii) were prepared in conformity with GAAP applied on a consistent basis during the periods involved (subject, in the case of any unaudited financial statements, to normal year-end audit adjustments (none of which is material) and the absence of footnotes), (iii) in the case of the audited Parent Financial Statements, were audited in accordance with the standards of the PCAOB and (iv) comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof (including Regulation S-X or Regulation S-K, as applicable).

(h) Parent has established and maintains systems of internal accounting controls that are designed to provide, in all material respects, reasonable assurance that (i) all transactions are executed in accordance with management’s authorization and (ii) all transactions are recorded as necessary to permit preparation of proper and accurate financial statements in accordance with GAAP and to maintain accountability for Parent’s and Merger Sub’s assets. Parent maintains and, for all periods covered by the Parent Financial Statements, has maintained books and records of Parent in the ordinary course of business that are accurate and complete and reflect the revenues, expenses, assets and liabilities of Parent in all material respects.

(i) Since its incorporation, Parent has not received any written complaint, allegation, assertion or claim that there is (i) a “significant deficiency” in the internal controls over financial reporting of Parent to Parent’s Knowledge, (ii) a “material weakness” in the internal controls over financial reporting of Parent to Parent’s Knowledge or (iii) fraud, whether or not material, that involves management or other employees of Parent who have a significant role in the internal controls over financial reporting of Parent.

5.14 Certain Business Practices. Neither Parent nor any Representative of Parent has (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (b) made any unlawful payment to foreign or domestic government officials, employees or political parties or campaigns, (c) violated any provision of the Foreign Corrupt Practices Act of 1977 or (d) made any other unlawful payment. Neither Parent nor any director, officer, agent or employee of Parent (nor any Person acting on behalf of any of the foregoing, but solely in his or her capacity as a director, officer, employee or agent of Parent) has, since the IPO, directly or indirectly, given or agreed to give any gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder Parent or assist Parent in connection with any actual or proposed transaction, which, if not given or continued in the future, would reasonably be expected to (i) adversely affect the business of Parent and (ii) subject Parent to suit or penalty in any private or governmental Action.

5.15 Anti-Money Laundering Laws. The operations of Parent are and have at all times been conducted in compliance with the Money Laundering Laws, and no Action involving Parent with respect to the Money Laundering Laws is pending or, to the Knowledge of Parent, threatened.

5.16 Affiliate Transactions. Except as described in Parent SEC Documents, there are no transactions, agreements, arrangements or understandings between Parent or Merger Sub, on the one hand, and any director, officer, employee, shareholder, warrant holder or Affiliate of Parent or Merger Sub, on the other hand.

5.17 Litigation. There is no (a) Action pending or, to the Knowledge of Parent, threatened against Parent or Merger Sub or that affects their assets or properties, or (b) Order outstanding against Parent or Merger Sub or that affects their respective assets or properties. Neither Parent nor Merger Sub is party to a settlement or similar agreement regarding any of the matters set forth in the preceding sentence that contains any ongoing obligations, restrictions or liabilities (of any nature) that are material to Parent and Merger Sub.

5.18 Expenses, Indebtedness and Other Liabilities. Except as set forth in Parent SEC Documents, Parent does not have any Indebtedness or other liabilities.

5.19 Brokers and Other Advisors. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent or Merger Sub except for Persons, if any, whose fees and expenses shall be paid by Parent.

5.20 Taxes. (i) Parent has duly filed all income and other material Tax Returns which are required to be filed it, and has paid all material Taxes (whether or not shown on such Tax Returns) which have become due; (ii) all such Tax Returns are true, correct and complete and accurate in all material respects; (iii) there is no Action, pending or proposed in writing, with respect to a material amount of Taxes of Parent; (iv) no statute of limitations in respect of the assessment or collection of any Taxes of Parent on any of Parent’s assets has been waived or extended (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course of business; (v) the Parent has collected and remitted to the applicable Taxing Authority all material sales Taxes required to be collected by the Parent; (vi) Parent duly withheld or collected and paid over to the applicable Taxing Authority all material Taxes required to be withheld or collected by Parent in connection with any amounts paid or owing to any employee, creditor, independent contractor or other third party; (vii) Parent has not requested any letter ruling from the IRS (or any comparable ruling form any other Taxing Authority); (viii) there is no Lien (other than Permitted Liens) for Taxes upon any of the assets of Parent; (ix) Parent has not received any written request from a Taxing Authority in a jurisdiction where Parent has not paid any Tax or filed Tax Returns asserting that Parent is or may be subject to Tax in such jurisdiction, and Parent does not have a permanent establishment (within the meaning of an applicable Tax treaty) or other fixed place of business in a country other than the country in which it is organized; (x) Parent is not a party to any Tax sharing, Tax indemnity or Tax allocation Contract (other than a contract entered into in the ordinary course of business consistent with past practices, the primary purpose of which is not related to Taxes); (xi) Parent has not been a member of an “affiliated group” within the meaning of Section 1504(a) of the Code filing a consolidated federal income Tax Return (other than a group the common parent of which was the Parent); (xii) Parent has no liability for the Taxes of any other Person: (1) under Treasury Regulation Section 1.1502-6 (or any similar provision of applicable Law), (2) as a transferee or successor or (3) otherwise by operation of applicable Law; and (xiii) the Parent has not been a party to any “listed transaction” as defined in Section 6707A(c)(2) of the Code and Treasury Regulation Section 1.6011-4(b)(2).

ARTICLE VI
COVENANTS OF THE PARTIES PENDING CLOSING

6.1 Conduct of the Business. Each of the Company and Parent covenants and agrees that:

(a) Except as expressly contemplated by this Agreement or the Ancillary Agreements or as set forth on Schedule 6.1(a), from the date hereof until the earlier of the Closing Date and the termination of this Agreement in accordance with its terms (the “Interim Period”), each party shall, and shall cause each member of the Company Group to, conduct its business only in the ordinary course (including the payment of accounts payable and the collection of accounts receivable), consistent with past practices and use its commercially reasonable efforts to preserve intact its business and assets. Without limiting the generality of the foregoing, and except as expressly contemplated by this Agreement or the Ancillary Agreements, or as required by applicable Law, from the date hereof until the earlier of the Closing Date and the termination of this Agreement in accordance with its terms, without the other party’s prior written consent (which shall not be unreasonably conditioned, withheld or delayed), neither the Company, Parent, nor Merger Sub, shall be permitted to:

(i) amend, modify or supplement its certificate of incorporation or bylaws or other organizational or governing documents except as contemplated hereby, or engage in any reorganization, reclassification, liquidation, dissolution or similar transaction;

(ii) amend, waive any provision of, terminate prior to its scheduled expiration date, or otherwise compromise in any way or relinquish any material right under, any (A) in the case of the Company, any Material Contract or (B) in the case of Parent, material contract, agreement, lease, license or other right or asset of Parent, as applicable;

(iii) other than in the ordinary course of business consistent with past practice, modify, amend or enter into any contract, agreement, lease, license or commitment, including for capital expenditures, that extends for a term of one year or more or obligates the payment by the Company or Parent, as applicable, of more than $100,000 (individually or in the aggregate);

(iv) make any capital expenditures in excess of $100,000 (individually or in the aggregate);

(v) sell, lease, license or otherwise dispose of any of the Company’s or Parent’s, as applicable, material assets, except pursuant to existing contracts or commitments disclosed herein or in the ordinary course of business consistent with past practice;

(vi) solely in the case of the Company, sell, lease, license or otherwise dispose of any Company Owned IP;

(vii) (A) pay, declare or promise to pay any dividends, distributions or other amounts with respect to its capital stock or other equity securities; (B) pay, declare or promise to pay any other amount to any shareholder or other equityholder in its capacity as such; and (C) except as contemplated hereby or by any Ancillary Agreement, amend any term, right or obligation with respect to any outstanding shares of its capital stock or other equity securities;

(viii) (A) make any loan, advance or capital contribution to any Person; (B) incur any Indebtedness including drawings under the lines of credit, in the case of the Company, in excess of an aggregate principal amount of $150,000 or such lesser amount if the aggregate principal amount of such new Indebtedness together with the aggregate principal amount all other Indebtedness of the Company would exceed $500,000 other than (1) loans evidenced by promissory notes made to Parent as working capital advances as described in the Prospectus and (2) intercompany Indebtedness; or (C) repay or satisfy any Indebtedness, other than the repayment of Indebtedness in accordance with the terms thereof;

(ix) suffer or incur any Lien, except for Permitted Liens, on the Company’s or Parent’s, as applicable, assets;

(x) delay, accelerate or cancel, or waive any material right with respect to, any receivables or Indebtedness owed to the Company or Parent, as applicable, or write off or make reserves against the same (other than, in the case of the Company, in the ordinary course of business consistent with past practice);

(xi) merge or consolidate or enter a similar transaction with, or acquire all or substantially all of the assets or business of, any other Person; make any material investment in any Person; or be acquired by any other Person;

(xii) terminate or allow to lapse any insurance policy protecting any of the Company’s or Parent’s, as applicable, assets, unless simultaneously with such termination or lapse, a replacement policy underwritten by an insurance company of nationally recognized standing having comparable deductions and providing coverage equal to or greater than the coverage under the terminated or lapsed policy for substantially similar premiums or less is in full force and effect;

(xiii) institute, settle or agree to settle any Action before any Authority, in each case in excess of $100,000 (exclusive of any amounts covered by insurance) or that imposes injunctive or other non-monetary relief on such party;

(xiv) except as required by U.S. GAAP, make any material change in its accounting principles, methods or practices or write down the value of its assets;

(xv) change its principal place of business or jurisdiction of organization;

(xvi) except in connection with the exercise of rights under the terms of any of the Company Preferred Shares, or Company Convertible Notes issue, redeem or repurchase any capital stock, membership interests or other securities, or issue any securities exchangeable for or convertible into any shares of its capital stock or other securities, other than any redemption by Parent of Parent Class A Ordinary Shares held by its public shareholders pursuant to the Parent Articles or as otherwise contemplated herein or in any Ancillary Agreement;

(xvii) (A) make, change or revoke any material Tax election; (B) change any material method of accounting; (C) settle or compromise any claim, notice, audit report or assessment in respect of Taxes; (D) enter into any Tax allocation, Tax sharing, Tax indemnity or other closing agreement relating to any Taxes (other than a contract entered into in the ordinary course of business consistent with past practices, the primary purpose of which is not related to Taxes); (E) surrender or forfeit any right to claim a Tax refund, or (F) waive or extend any statute of limitations period in respect of an amount of Taxes;

(xviii) enter into any transaction with or distribute or advance any material assets or property to any of its Affiliates, other than the payment of salary and benefits in the ordinary course;

(xix) solely in the case of the Company, other than as required by Law or by a Plan (A) increase the compensation or benefits of any employee of the Company at the level of manager or above, except for annual compensation increases in the ordinary course of business consistent with past practices, (B) accelerate the vesting or payment of any compensation or benefits of any employee or service provider of the Company, (C) enter into, amend or terminate any Plan (or any plan, program, agreement or arrangement that would be a Plan if in effect on the date hereof) or grant, amend or terminate any awards thereunder, (D) make any loan to any present or former employee or other individual service provider of the Company, other than advancement of expenses in the ordinary course of business consistent with past practices, (E) enter into, amend or terminate any collective bargaining agreement or other agreement with a labor union or labor organization; or (F) adopt any severance or retention plan;

(xx) solely in the case of Parent, hire or offer to hire any additional employees, or engage or offer to engage any consultant, independent contractor, or service provider (except for such employees, independent contractors, or service providers who will exclusively perform services for the Parent before and after the Closing);

(xxi) fail to duly observe and conform to any applicable Laws and Orders; or

(xxii) agree or commit to do any of the foregoing.

(b) Neither party shall (i) take or agree to take any action that would be reasonably likely to cause any representation or warranty of such party to be inaccurate or misleading in any respect at, or as of any time prior to, the Closing Date or (ii) omit to take, or agree to omit to take, any action necessary to prevent any such representation or warranty from being inaccurate or misleading in any respect at any such time.

(c) Nothing in this Agreement is intended to give Parent or Merger Sub, directly or indirectly, the right to control or direct the Company’s operations prior to the later of the Parent Outside Closing Date and the Company Outside Closing Date, and nothing in this Agreement is intended to give the Company, directly or indirectly, the right to control or direct Parent’s or Merger Sub’s operations prior to the later of the Parent Outside Closing Date or the Company Closing Date. Prior to the later of the Parent Outside Closing Date or the Company Outside Closing Date, each of the Company, Parent and Merger Sub shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over their respective operations.

6.2 Exclusivity.

(a) During the Interim Period, neither the Company (on the one hand) nor Parent (on the other hand), nor any of their respective Representatives, shall, without the prior written consent of the other party (which consent may be withheld in the sole and absolute discretion of the party asked to provide consent), directly or indirectly: (i) encourage, solicit, initiate, propose, facilitate, assist, or participate in any discussions or negotiations with any Person concerning any Alternative Transaction; (ii) respond to, entertain, or otherwise engage with any Person regarding a possible Alternative Transaction, whether or not such Alternative Transaction was solicited by the Company or Parent; (iii) approve, recommend, accept, enter into, agree to enter into, or otherwise commit to any Alternative Transaction or any contract, agreement, letter of intent, term sheet, understanding, or arrangement (whether binding or non-binding, written or oral) related to any Alternative Transaction; (iv) publicly propose to do any of the foregoing; or (v) take any other action intended or reasonably likely to facilitate the efforts of any Person relating to a possible Alternative Transaction. For the avoidance of doubt, the Company shall not, and shall cause its Representatives not to, enter into or agree to enter into any agreement, letter of intent, term sheet, understanding, or arrangement (including any agreement in principle or binding or non-binding commitment) relating to any Alternative Transaction, nor shall the Company approve, recommend, or accept any Alternative Transaction, at any time prior to the termination of this Agreement in accordance with its terms. Immediately upon execution of this Agreement, the Company (on the one hand) and Parent (on the other hand) shall, and shall cause their Representatives to, terminate any existing discussions or negotiations with any Person other than the Company or Parent, as applicable, regarding any Alternative Transaction. For the avoidance of doubt, the prohibitions of this Section 6.2(a) apply to both solicited and unsolicited Alternative Transactions. Each of the Company and Parent shall be responsible for any acts or omissions of any of their respective Representatives that, if they were the acts or omissions of the Company or Parent, as applicable, would be deemed a breach of such party’s obligations hereunder (it being understood that such responsibility shall be in addition to and not by way of limitation of any right or remedy the Company or Parent, as applicable, may have against such Representatives with respect to any such acts or omissions). For purposes of this Agreement, except as disclosed on Schedule 6.2(a), the term “Alternative Transaction” means any of the following transactions involving the Company or Parent, or Merger Sub, (other than the transactions contemplated by this Agreement or the Ancillary Agreements): (A) any merger, consolidation, share exchange, business combination or other similar transaction, (B) with respect to the Company, any sale, lease, exchange, transfer or other disposition of all or a material portion of the assets or equity interests of the Company or any of its Subsidiaries (other than sales of inventory in the ordinary course of business) or any capital stock or other equity interests of the Company in a single transaction or series of transactions or (C) with respect to Parent, any other Business Combination.

(b) In the event that there is an unsolicited proposal for, or an indication of interest in entering into, an Alternative Transaction, communicated in writing to the Company or Parent or any of their respective Representatives (each, an “Alternative Proposal”), such party shall as promptly as practicable (and in any event within one (1) Business Day after receipt thereof) advise the other parties to this Agreement, orally and in writing, of such Alternative Proposal and the material terms and conditions thereof (including any changes thereto) and the identity of the Person making any such Alternative Proposal. The Company and Parent shall keep each other informed on a reasonably current basis of material developments with respect to any such Alternative Proposal. As used herein with respect to Parent, the term “Alternative Proposal” shall not include the receipt by Parent of any unsolicited communications (including the receipt of draft non-disclosure agreements) in the ordinary course of business inquiring as to Parent’s interest in a potential target for a business combination; provided, however, that Parent shall inform the person initiating such communication of the existence of this Agreement.

6.3 Access to Information. During the Interim Period, the Company and Parent shall each, use its commercially reasonable efforts to, (a) continue to give the other party, its counsel and its other Representatives full access to the offices, properties and Books and Records, (b) furnish to the other party, its counsel and its other Representatives such information relating to the business of the Company or Parent as such Persons may request and (c) cause its employees, counsel, accountants and other Representatives to cooperate with the other party in its investigation of the Business (in the case of the Company) or the business of Parent (in the case of Parent); provided, that no investigation pursuant to this Section 6.3 (or any investigation made prior to the date hereof) shall affect any representation or warranty given by the Company or Parent; and provided, further, that any investigation pursuant to this Section 6.3 shall be conducted in such manner as not to interfere unreasonably with the conduct of the Business of the Company. Notwithstanding anything to the contrary expressed or implied in this Agreement, neither party shall be required to provide the access described above or disclose any information to the other party if doing so is, in such party’s reasonable judgement, reasonably likely to (i) result in a waiver of attorney-client privilege, work product doctrine or similar privilege or (ii) violate any contract to which it is a party or to which it is subject or applicable Law.

6.4 Notices of Certain Events. During the Interim Period, each of Parent and the Company shall promptly notify the other party of:

(a) any notice from any Person alleging or raising the possibility that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement or that the transactions contemplated by this Agreement might give rise to any Action or other rights by or on behalf of such Person or result in the loss of any rights or privileges of the Company (or Parent, post-Closing) to any such Person or create any Lien on any of the Company’s or Parent’s assets;

(b) any notice or other communication from any Authority in connection with the transactions contemplated by this Agreement or the Ancillary Agreements;

(c) any Actions commenced or threatened against, relating to or involving or otherwise affecting either party or any of their shareholders or their equity, assets or business or that relate to the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements;

(d) any written notice from Nasdaq with respect to the listing of the Parent Securities;

(e) the occurrence of any fact or circumstance which constitutes or results, or would reasonably be expected to constitute or result in a Material Adverse Effect; and

(f) any inaccuracy of any representation or warranty of such party contained in this Agreement at any time during the term hereof, or any failure of such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, that would reasonably be expected to cause any of the conditions set forth in ARTICLE IX not to be satisfied.

6.5 Registration Statement/Proxy Statement; Other Filings.

(a) As promptly as practicable after the execution of this Agreement, Parent and the Company shall jointly prepare and Parent shall file with the SEC, and with all other applicable regulatory bodies, mutually acceptable proxy materials for the purpose of soliciting proxies from holders of Parent Shares sufficient to obtain Parent Shareholder Approval at a meeting of holders of Parent Shares to be called and held for such purpose (the “Parent Shareholder Meeting”). Such proxy materials shall be in the form of a proxy statement (the “Proxy Statement”), which shall be included in a Registration Statement on Form S-4, or other appropriate form, including any pre-effective or post-effective amendments or supplements thereto (the “Registration Statement”), filed by Parent with the SEC, which shall also include a prospectus (such prospectus, together with the Proxy Statement and any amendments or supplements thereto, the “Proxy Statement/Prospectus”) pursuant to which the Parent Shares issuable in the Merger shall be registered. Parent shall promptly respond to any SEC comments on the Registration Statement.  Parent also agrees to use its best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated hereby, and the Company shall furnish all information concerning the Company and any of its members or shareholders as may be reasonably requested in connection with any such action. Each of Parent and the Company agrees, as promptly as reasonably practicable, to furnish to the other party all information concerning itself, its officers, directors, managers, shareholders, and other equityholders and information regarding such other matters as may be reasonably necessary or advisable or as may be reasonably requested in connection with the preparation of the Proxy Statement/Prospectus, a Current Report on Form 8-K pursuant to the Exchange Act in connection with the transactions contemplated by this Agreement (the “Super 8-K”), or any other statement, filing, notice or application made by or on behalf of Parent, the Company or Merger Sub to any regulatory authority (including Nasdaq) in connection with the Merger and the other transactions contemplated hereby (the “Offer Documents”).

(b) Parent and the Company shall cooperate fully with each other in the preparation, review, and filing of the Registration Statement and Proxy Statement/Prospectus, and any exhibits, amendments or supplements thereto (or other related documents), and shall each permit the other and their respective counsel to review and comment on such documents prior to filing. Each party shall consider any such comments of the other party and their counsel reasonably and in good faith and shall not file the Registration Statement and Proxy Statement/Prospectus, or any exhibit, amendment or supplement thereto, without the prior written consent of the other party (such consent not to be unreasonably withheld, conditioned or delayed). As promptly as practicable after receipt thereof, each party shall provide to the other party and its counsel notice and a copy of all correspondence (or, to the extent such correspondence is oral, a summary thereof), including any comments from the SEC or its staff, between such party or any of its Representatives, on the one hand, and the SEC or its staff or other government officials, on the other hand, with respect to the Registration Statement and Proxy Statement/Prospectus, and, in each case, shall consult with the other party and its counsel concerning any such correspondence. Neither Parent nor the Company shall file any response letters to any comments from the SEC without consulting reasonably and in good faith with the other party and providing the other party a reasonable opportunity to review and comment on such response letters. Parent and the Company will use their reasonable efforts to permit the counsel for each party to participate in any calls, meetings or other communications with the SEC or its staff. Each party will advise the other, promptly after it receives notice thereof, of the time when the Registration Statement and Proxy Statement/Prospectus or any amendment or supplement thereto has been filed with the SEC and the time when the Registration Statement is declared effective or any stop order relating to the Registration Statement is issued.

(c) As soon as practicable following the date on which the Registration Statement is declared effective by the SEC, Parent shall distribute the Proxy Statement/Prospectus to the holders of Parent Shares and, pursuant thereto, shall call the Parent Shareholder Meeting in accordance with its organizational documents, the applicable Nasdaq rules and the applicable Laws of the Cayman Islands and the State of Delaware and, subject to the other provisions of this Agreement, solicit proxies from such holders to vote in favor of the adoption of this Agreement and the approval of the transactions contemplated hereby and the other proposals presented to the holders of Parent Shares for approval or adoption at the Parent Shareholder Meeting.

(d) Parent shall comply with all applicable provisions of and rules under the Securities Act and Exchange Act, the applicable Nasdaq rules and all applicable Laws of the Cayman Islands and the State of Delaware, in the preparation, filing and distribution of the Registration Statement and the Proxy Statement/Prospectus (or any amendment or supplement thereto), as applicable, the solicitation of proxies under the Proxy Statement/Prospectus and the calling and holding of the Parent Shareholder Meeting. Without limiting the foregoing, Parent shall ensure that each of the Registration Statement, as of the effective date of the Registration Statement, and the Proxy Statement/Prospectus, as of the date on which it is first distributed to the holders of Parent Shares, and as of the date of the Parent Shareholder Meeting, does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading (provided, that Parent shall not be responsible for the accuracy or completeness of any information relating to the Company (or any other information) that is furnished by the Company expressly for inclusion in the Proxy Statement/Prospectus). The Company represents and warrants that the information relating to the Company supplied by the Company for inclusion in the Registration Statement or the Proxy Statement/Prospectus, as applicable, will not as of the effective date of the Registration Statement and the date on which the Proxy Statement/Prospectus (or any amendment or supplement thereto) is first distributed to the holders of Parent Shares or at the time of the Parent Shareholder Meeting does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made in light of the circumstances under which they were made, not misleading. If at any time prior to the Effective Time, a change in the information relating to Parent or the Company or any other information furnished by Parent, Merger Sub or the Company for inclusion in the Registration Statement or the Proxy Statement/Prospectus, which would make the preceding two sentences incorrect, should be discovered by Parent, Merger Sub or the Company, as applicable, such party shall promptly notify the other parties of such change or discovery and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the holders of Parent Shares. In connection therewith, Parent, Merger Sub and the Company shall instruct their respective employees, counsel, financial advisors, auditors and other authorized representatives to reasonably cooperate with Parent as relevant if required to achieve the foregoing.

(e) In accordance with the Parent Articles and applicable securities laws, rules and regulations, including the DGCL and rules and regulations of Nasdaq, in the Proxy Statement/Prospectus, Parent shall seek from the holders of Parent Shares the approval the following proposals: (i) the Parent Shareholder Approval; (ii) the Domestication, (iii) adoption and approval of the amendment and restatement of Parent’s organizational documents, in the form attached as Exhibits A and B to this Agreement (with such changes as may be agreed in writing by Parent and the Company) (as may be subsequently amended by mutual written agreement of Parent and the Company at any time before the effectiveness of the Registration Statement) including the change of Parent’s name to “Blackstar Orbital Corporation” and any separate or unbundled proposals as are required to implement the foregoing; (iv) approval of the members of the Board of Directors of Parent immediately after the Closing; (v) approval of the issuance Parent Shares in connection with the Domestication and Merger under applicable exchange listing rules; (vi) approval of the Equity Incentive Plan (the proposals set forth in the foregoing clauses (i) through (vi), the “Required Parent Proposals”); (vii) all required approvals under Nasdaq rules of the issuance of Parent Shares in connection with any financing in connection with the transactions contemplated hereunder; (viii) approval to adjourn the Parent Shareholder Meeting, if necessary; and (ix) approval to obtain any and all other approvals necessary or advisable to effect the consummation of the Merger as reasonably determined by the Company and Parent (the proposals set forth in the forgoing clauses (i) through (ix) collectively, the “Parent Proposals”).

(f) Parent and the Company shall use their reasonable best efforts, in consultation and cooperation with each other, to cause the Registration Statement and Proxy Statement/Prospectus to “clear” comments from the SEC and to cause the Registration Statement to become effective as promptly as reasonably practicable thereafter. As soon as practicable after the Proxy Statement is “cleared” by the SEC, Parent and the Company shall jointly cause the Proxy Statement, together with all other Offer Documents, to be disseminated to holders of Parent Shares within twenty (20) Business Days of the later of (i) the receipt and resolution of SEC comments with respect to the Proxy Statement/Prospectus and (ii) the expiration of the ten (10)-day waiting period provided in Rule 14a-6(a) promulgated under the Exchange Act). The Offer Documents shall provide the public shareholders of Parent with the opportunity to redeem all or a portion of their Parent Class A Class A Ordinary Shares, at a price per share equal to the pro rata share of the funds in the Trust Account, all in accordance with and as required by the Parent Articles, the Trust Agreement, applicable Law and any applicable rules and regulations of the SEC. In accordance with the Parent Articles, the proceeds held in the Trust Account will first be used for the redemption of the Parent Class A Ordinary Shares held by Parent’s public shareholders who have elected to redeem such shares.

(g) Parent shall call and hold the Parent Shareholder Meeting as promptly as practicable after the effective date of the Registration Statement for the purpose of seeking the approval of each of the Parent Proposals, and Parent shall consult in good faith with the Company with respect to the date on which such meeting is to be held. Parent shall use reasonable best efforts to solicit from its shareholders proxies in favor of the approval and adoption of the Merger and this Agreement and the other Parent Proposals. Parent’s Board of Directors shall recommend that the holders of Parent Shares vote in favor of the Parent Proposals.

(h) The Company and Parent acknowledge that a substantial portion of the Proxy Statement/Prospectus shall include disclosure regarding the Company and its management, operations and financial condition, as well as disclosure regarding Parent and its management, operations and financial condition. Accordingly, the Company and Parent agree to, as promptly as reasonably practicable, provide each other with such information as shall be reasonably requested by the other party for inclusion in or attachment to the Proxy Statement/Prospectus, and that such information is accurate in all material respects and complies as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder. The parties understand that such information shall be included in the Proxy Statement/Prospectus or responses to comments from the SEC or its staff in connection therewith. In connection with the preparation and filing of the Registration Statement and any amendments thereto, the Company and Parent shall reasonably cooperate with each other and shall make their respective directors, officers and appropriate senior employees reasonably available to the other party and its counsel in connection with the drafting of such filings and mailings and responding in a timely manner to comments from the SEC.

(i) Except as otherwise required by applicable Law, Parent covenants that none of Parent, Parent’s Board of Directors nor any committee thereof shall withdraw or modify, or propose publicly or by formal action of Parent, Parent’s Board of Directors or any committee thereof to withdraw or modify, in any manner adverse to the Company, the Parent Board Recommendation.

(j) Notwithstanding anything else to the contrary in this Agreement or any Ancillary Agreements, Parent may make any public filing with respect to the Merger to the extent required by applicable Law, provided that prior to making any filing that includes information regarding the Company, Parent shall provide a copy of the filing to the Company and permit the Company to make revisions to protect confidential or proprietary information of the Company.

6.6 Trust Account. Parent covenants that it shall cause the funds in the Trust Account to be disbursed in accordance with the Trust Agreement, including for the payment of (a) all amounts payable to public holders of Parent Class A Ordinary Shares (the “Parent Redemption Amount”), (b) deferred underwriting commissions, if any, and the expenses of Parent and the Company to the third parties to which they are owed, and (c) the remaining monies in the Trust Account to Parent or the Surviving Corporation after the Closing.

6.7 Obligations of Merger Sub. Parent shall take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the transactions contemplated under this Agreement, upon the terms and subject to the conditions set forth in this Agreement.

6.8 Cooperation with Regulatory Approvals. Parent and the Company each will, and Parent and the Company will cause each of their respective Affiliates to, use reasonable best efforts to comply as promptly as practicable with all legal requirements which may be imposed on it under any applicable Antitrust Laws in connection with the transactions contemplated by this Agreement. Each party will promptly furnish to the other such information and assistance as may be required under the HSR Act and any other applicable Antitrust Laws, including all information relating to its officers, directors, shareholders, investors, and any other relationships required to be disclosed under the amended HSR regulations, and as the other party may reasonably request in connection with its preparation of any filing or submission and will use reasonable best efforts to cause the expiration or termination of the applicable waiting periods as soon as practicable. The parties acknowledge that the amended HSR Act may result in extended review periods and additional requests for information, and agree to cooperate in responding to such requests as promptly as reasonably practicable. Parent shall, and shall cause its Sponsor and any other relevant Affiliates or investors to, promptly provide all information required in connection with HSR filings, including any information requested regarding private equity or SPAC investors, officers, directors, or limited partners, in accordance with the amended HSR Act and applicable regulations. Parent and the Company agree not to, and Parent and the Company agree to cause each of its Affiliates not to, extend any waiting period under the HSR Act and other applicable Antitrust Laws or enter into any agreement with any Authority to delay, or otherwise not to consummate as soon as practicable, any of the transactions contemplated by this Agreement except with the prior written consent of the non-requesting party, which consent may be withheld in the sole discretion of the non-requesting party. Neither Parent nor the Company shall, and each shall use its reasonable best efforts to cause their respective Affiliates not to, directly or indirectly take any action, including, directly or indirectly, acquiring or investing in any Person or acquiring, leasing or licensing any assets, or agreement to do any of the foregoing, if doing so would reasonably be expected to impose any material delay in the obtaining of, or significantly increase the risk of not obtaining, any required approval under the HSR Act and any applicable Antitrust Laws. Without limiting the foregoing, Parent and the Company shall: (i) promptly inform the other of any communication to or from the U.S. Federal Trade Commission, the U.S. Department of Justice or any other Authority with respect to Antitrust Laws regarding the transactions contemplated by this Agreement; (ii) permit each other to review reasonably in advance any proposed substantive written communication to any such Authority and incorporate reasonable comments thereto; (iii) give the other prompt written notice of the commencement of any Action with respect to such transactions under Antitrust Laws; (iv) not agree to participate in any substantive meeting or discussion with any such Authority in respect of any filing, investigation or inquiry concerning this Agreement or the transactions contemplated by this Agreement with respect to Antitrust Laws unless, to the extent reasonably practicable, it consults with the other party in advance and, to the extent permitted by such Authority, gives the other party the opportunity to attend; (v) keep the other reasonably informed as to the status of any such Action; and (vi) promptly furnish each other with copies of all correspondence, filings (except for filings made under the HSR Act) and written communications (and memoranda setting forth the substance of all substantive oral communications) between such party and, and in the case of Parent, Merger Sub (if applicable) and their respective Representatives and advisors, on one hand, and any such Authority, on the other hand, in each case, with respect to this Agreement and the transactions contemplated by this Agreement with respect to Antitrust Laws; provided that materials required to be supplied pursuant to this section may be redacted (1) to remove references concerning the valuation of the Company, (2) as necessary to comply with contractual arrangements, (3) as necessary to comply with applicable Law, and (4) as necessary to address reasonable privilege or confidentiality concerns; provided further, that a party may reasonably designate any competitively sensitive material provided to another party under this Section 6.8 as “Outside Counsel Only.”

6.9 Financings. The Company and Parent shall cooperate and use commercially reasonable efforts to execute and consummate the Pre-Merger Financing and the Closing Financing (collectively, the “Financings”) at market terms, in connection with the transactions contemplated hereunder. The Pre-Merger Financing shall consist of a financing arrangement to be completed prior to Closing, and the Closing Financing shall consist of a private placement, convertible debt, and/or non-redemption agreement totaling $30,000,000 to be completed on or prior to the Closing. For the avoidance of doubt, completion of the Pre-Merger Financing and the Closing Financing are not conditions to the obligations of any party to effect the Closing under this Agreement. Neither party shall assert, and no party shall be entitled to assert, that the failure to consummate any Financing constitutes a failure of any condition to Closing. The parties may consider other forms of committed equity investments, convertible debt, debt financing, backstop arrangements, or similar structures as mutually agreed, provided such arrangements are in form and substance reasonably acceptable to both Parent and the Company.

ARTICLE VII
COVENANTS OF THE COMPANY

7.1 Reporting; Compliance with Laws; No Insider Trading. During the Interim Period,

(a) Each member of the Company Group shall duly observe and conform in all material respects to all applicable Law, including the Exchange Act, and Orders.

(b) The Company, on behalf of the Company Group, shall duly and timely file all Tax Returns required to be filed with the applicable Taxing Authorities and pay any and all Taxes due and payable during such time period.

(c) The Company shall not, and it shall direct its Representatives to not, directly or indirectly, (i) purchase or sell (including entering into any hedge transaction with respect to) any Parent Shares or Parent Rights, except in compliance with all applicable securities Laws, including Regulation M under the Exchange Act; (ii) use or disclose or permit any other Person to use or disclose any information that Parent or its Affiliates has made or makes available to the Company and its Representatives in violation of the Exchange Act, the Securities Act or any other applicable securities Law; or (iii) disclose to any third party any non-public information about the Company, Parent, the Merger or the other transactions contemplated hereby or by any Ancillary Agreement.

7.2 Company’s Stockholders Meeting.

(a) As promptly as reasonably practicable after the effective date of the Registration Statement, and in any event within thirty (30) days following such date, the Company shall take all action necessary under applicable Laws to call, give notice of and hold the Company’s Stockholders’ meeting for purposes of seeking the Company’s stockholders’ approval for the Agreement, the transactions contemplated thereunder and other related matters. The Company shall use reasonable best efforts to solicit from its shareholders proxies for voting on the matters to be voted on at the Company’s Stockholders’ meeting as contemplated under this Agreement. The Company shall call, notice, convene, hold, conduct and solicit all proxies in connection with the Company’s Stockholders’ meeting in compliance with all applicable Laws, including the Companies Law and the Charter Documents.

(b) The Company’s Board of Directors shall recommend without reservation that Company’s Stockholders vote in favor of granting of this Agreement, the Ancillary Agreements to which the Company is or will be a party, the transactions contemplated hereby and thereby and other related matters, and neither the Company’s Board of Directors, nor any committee thereof, shall withhold, withdraw, amend, modify, change or propose or resolve to withhold, withdraw, amend, modify or change, in each case in a manner adverse to Parent, the recommendation of the Company’s Board of Directors.

7.3 Additional Financial Information. No later than August 31, 2026 (with respect to (a) and (b)), the Company shall, at its sole expense, provide Parent with (a) audited consolidated financial statements for the twelve-month periods ended December 31, 2025 and December 31, 2024, (b) reviewed interim consolidated financial statements (including balance sheets, income statements, and cash flow statements) as of and for the six-month period ended June 30, 2026, and (c) reviewed interim consolidated financial statements (including balance sheets, income statements, and cash flow statements) as of and for the three-month period ended September 30, 2026, and as of and for each fiscal quarter thereafter until the earlier of the Closing Date and the termination of this Agreement in accordance with its terms (collectively, the “Required Financial Statements”). The Required Financial Statements described in clause (c) of the immediately preceding sentence shall be delivered to Parent no later than thirty (30) days after the end of the applicable fiscal quarter to which such Required Financial Statements relate. All Required Financial Statements shall be prepared in accordance with U.S. GAAP and, in the case of the year-end statements, audited by a PCAOB-registered auditor, and in the case of the interim statements, reviewed by such auditor, meeting all requirements for public company filings. The Required Financial Statements shall be accompanied by a certificate of the Chief Executive Officer of the Company to the effect that such financial statements fairly present the financial position and results of operations of the Company as of and for the periods indicated, in accordance with U.S. GAAP, except as otherwise indicated and subject to year-end audit adjustments. The Company will promptly provide any additional financial information reasonably requested by Parent for inclusion in the Registration Statement, the Proxy Statement/Prospectus, or any other filings to be made by Parent with the SEC. All costs and expenses associated with the audit, review, preparation, and delivery of financial statements and due diligence materials required under this Section 7.3 shall be borne by the Company.

7.4 Lock-Up Agreements. Prior to the Closing, the Company shall cause those persons set forth on Schedule 7.4 to enter into a Lock-Up Agreement with Parent to be effective as of the Closing, pursuant to which the shares comprising the Aggregate Merger Consideration shall be subject to a lock-up in accordance with the terms and conditions more fully set forth in the Lock-Up Agreement. Parent shall cause the Sponsor to enter into the Lock-Up Agreement with respect to the Sponsor’s Founder Shares.

7.5 Non-Compete Agreements. Prior to the Closing, the Company’s Stockholders set forth on Schedule 7.5 shall enter into a non-competition and non-solicitation agreement, in the form and substance reasonably agreed upon between Parent and the Company , restricting such stockholder from competing with the Parent, Surviving Company and soliciting employees or customers for a period of two (2) years following the Closing, in addition to any non-compete obligations in relevant employment agreements.

7.6 Interim Covenants. During the Interim Period, the Company shall, and shall cause each other member of the Company Group to, take each of the actions set forth on Schedule 7.6 (the “Interim Covenants”), in each case within the timeframes (if any) specified on such schedule. If no specific timeframe is specified for a particular action on Schedule 7.6, such action shall be completed on or prior to the Closing.

ARTICLE VIII
COVENANTS OF ALL PARTIES HERETO

8.1 Commercially Reasonable Efforts; Further Assurances; Governmental Consents.

(a) Subject to the terms and conditions of this Agreement, each party shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable Laws, or as reasonably requested by the other parties, to consummate and implement expeditiously each of the transactions contemplated by this Agreement, including using its reasonable best efforts to (i) obtain all necessary actions, nonactions, waivers, consents, approvals and other authorizations from all applicable Authorities prior to the Effective Time; (ii) avoid an Action by any Authority, and (iii) execute and deliver any additional instruments necessary to consummate the transactions contemplated by this Agreement. The parties shall execute and deliver such other documents, certificates, agreements and other writings and take such other actions as may be necessary or desirable in order to consummate or implement expeditiously each of the transactions contemplated by this Agreement.

(b) Subject to applicable Law, each of the Company and Parent agrees to (i) reasonably cooperate and consult with the other regarding obtaining and making all notifications and filings with Authorities, (ii) furnish to the other such information and assistance as the other may reasonably request in connection with its preparation of any notifications or filings, (iii) keep the other reasonably apprised of the status of matters relating to the completion of the transactions contemplated by this Agreement, including promptly furnishing the other with copies of notices and other communications received by such party from, or given by such party to, any third party or any Authority with respect to such transactions, (iv) permit the other party to review and incorporate the other party’s reasonable comments in any communication to be given by it to any Authority with respect to any filings required to be made with, or action or nonactions, waivers, expirations or terminations of waiting periods, clearances, consents or orders required to be obtained from, such Authority in connection with execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement and (v) to the extent reasonably practicable, consult with the other in advance of and not participate in any meeting or discussion relating to the transactions contemplated by this Agreement, either in person or by telephone, with any Authority in connection with the proposed transactions unless it gives the other party the opportunity to attend and observe; provided, however, that, in each of clauses (iii) and (iv) above, that materials may be redacted (A) to remove references concerning the valuation of such party and its Affiliates, (B) as necessary to comply with contractual arrangements or applicable Laws, and (C) as necessary to address reasonable attorney-client or other privilege or confidentiality concerns.

(c) During the Interim Period, Parent, on the one hand, and the Company, on the other hand, shall each notify the other in writing promptly after learning of any shareholder demands or other shareholder Action (including derivative claims) relating to this Agreement, any of the Ancillary Agreements or any matters relating thereto commenced against Parent, any of the Parent Parties or any of its or their respective Representatives in their capacity as a representative of a Parent Party or against the Company (collectively, the “Transaction Litigation”). Parent shall control the negotiation, defense and settlement of any such Transaction Litigation brought against Parent, Merger Sub or members of the Boards of Directors of Parent or Merger Sub and the Company shall control the negotiation, defense and settlement of any such Transaction Litigation brought against the Company or the members of its board of directors; provided, however, that in no event shall the Company or Parent settle, compromise or come to any arrangement with respect to any Transaction Litigation, or agree to do the same, without the prior written consent of the other party (not to be unreasonably withheld, conditioned or delayed; provided, that it shall be deemed to be reasonable for Parent (if the Company is controlling the Transaction Litigation) or the Company (if Parent is controlling the Transaction Litigation) to withhold, condition or delay its consent if any such settlement or compromise (A) does not provide for a legally binding, full, unconditional and irrevocable release of each Parent Party (if the Company is controlling the Transaction Litigation) or the Company and related parties (if the Parent is controlling the Transaction Litigation) and its respective Representative that is the subject of such Transaction Litigation, (B) provides for any non-monetary, injunctive, equitable or similar relief against any Parent Party (if the Company is controlling the Transaction Litigation) or the Company and related parties (if Parent is controlling the Transaction Litigation) or (C) contains an admission of wrongdoing or Liability by a Parent Party (if the Company is controlling the Transaction Litigation) or the Company and related parties (if Parent is controlling the Transaction Litigation) and its respective Representative that is the subject of such Transaction Litigation. Parent and the Company shall each (i) keep the other reasonably informed regarding any Transaction Litigation, (ii) give the other the opportunity to, at its own cost and expense, participate in the defense, settlement and compromise of any such Transaction Litigation and reasonably cooperate with the other in connection with the defense, settlement and compromise of any such Transaction Litigation, (iii) consider in good faith the other’s advice with respect to any such Transaction Litigation and (iv) reasonably cooperate with each other.

8.2 Compliance with SPAC Agreements. Parent shall (a) comply with the Trust Agreement, the Parent Rights Agreement, and the Underwriting Agreement, dated March 12, 2026, by and between Parent and D. Boral Capital LLC, as representative of the underwriters named therein, and (b) enforce the terms of the letter agreement, dated March 12, 2026, by and among Parent, the Sponsor and each of the officers and directors of Parent named therein.

8.3 Confidentiality. Except as necessary to complete the SEC Statement, the other Offer Documents or any Other Filings, the Company, on the one hand, and Parent and Merger Sub, on the other hand, shall comply with the Confidentiality Agreement.

8.4 Directors’ and Officers’ Indemnification and Liability Insurance.

(a) All rights to indemnification for acts or omissions occurring through the Closing Date now existing in favor of the current directors and officers of the Company or the Parent Parties and Persons who served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise at the request of the Company or the Parent Parties, as provided in their respective organizational documents or in any indemnification agreements shall survive the Merger and shall continue in full force and effect in accordance with their terms. For a period of six (6) years after the Effective Time, Parent shall cause the organizational documents of Parent, Merger Sub, and the Surviving Corporation to contain provisions no less favorable with respect to exculpation and indemnification of and advancement of expenses than are set forth as of the date of this Agreement in the organizational documents of, with respect to Parent, Parent, and with respect to the Surviving Corporation, the Company, as applicable, to the extent permitted by applicable Law. The indemnification and advancement rights provided herein are not exclusive of, and do not limit, any rights to indemnification and advancement provided under applicable law, organizational documents, or any other agreement, and shall survive the Merger and any termination or expiration of this Agreement.

(b) Prior to the Closing, Parent and the Company shall reasonably cooperate in order to obtain directors’ and officers’ liability insurance for Parent and the Company that shall be effective as of Closing and will cover (i) those Persons who were directors and officers of the Company prior to the Closing and (ii) those Persons who will be the directors and officers of Parent and Merger Sub (including the Surviving Corporation after the Effective Time) at and after the Closing on terms not less favorable than the better of (x) the terms of the current directors’ and officers’ liability insurance in place for the Company’s directors and officers and (y) the terms of a typical directors’ and officers’ liability insurance policy for a company whose equity is listed on Nasdaq, which policy has a scope and amount of coverage that is reasonably appropriate for a company of similar characteristics (including the line of business and revenues) as the Company. The identity of the insurer and the terms and conditions of the tail policy shall be subject to the reasonable approval of Parent, not to be unreasonably withheld, conditioned, or delayed. The tail policy shall not be canceled, amended, or modified in any manner that adversely affects the rights of any insured party thereunder without the prior written consent of a majority of the affected former directors and officers (including those serving prior to the Closing).

(c) The provisions of this Section 8.4 are intended to be for the benefit of, and shall be enforceable by, each Person who will have been a director or officer of the Company or Parent for all periods ending on or before the Closing Date and may not be changed with respect to any officer or director without his or her written consent. Each insured person under the tail policy is an express third-party beneficiary of this Section 8.4, with full rights to enforce the provisions of this Section directly against Parent and the Surviving Corporation after the Closing.

(d) Prior to the Effective Time, the Company shall obtain and fully pay the premium for a six-year prepaid “tail” policy for the extension of the directors’ and officers’ liability coverage of the Company’s existing directors’ and officers’ liability insurance policies, for claims reporting or discovery period of six years from and after the Effective Time, on terms and conditions providing coverage retentions, limits and other material terms (other than premiums payable) substantially equivalent to the current policies of directors’ and officers’ liability insurance maintained by the Company with respect to matters arising on or before the Effective Time, covering without limitation the transactions contemplated hereby. The full premium for such “tail” policy shall be paid by the Parent (the ultimate public company) at the Closing, and the effectiveness of the tail policy and the payment of the premium shall be a condition to Closing and shall survive the Closing. In no event shall the effectiveness of the tail policy or the payment of the premium be delayed or deferred beyond the Closing.

8.5 Parent Public Filings; Nasdaq. During the Interim Period, Parent will keep current and timely file all of its public filings with the SEC and otherwise comply in all material respects with applicable securities Laws, and shall use its commercially reasonable efforts prior to the Closing to maintain the listing of the Parent Class A Ordinary Shares and the Parent Rights on Nasdaq. During the Interim Period, Parent shall use its commercially reasonable efforts to cause (a) Parent’s initial listing application with Nasdaq, to be agreed mutually by Parent and the Company, in connection with the transactions contemplated by this Agreement to have been approved; (b) all applicable initial and continuing listing requirements of Nasdaq, to be satisfied; and (c) the Parent Shares, including the shares comprising the Aggregate Merger Consideration, to be approved for listing on Nasdaq, subject to official notice of issuance, in each case, as promptly as reasonably practicable after the date of this Agreement and in any event prior to the Effective Time. The Company shall provide information reasonably requested by Parent with respect to such Nasdaq application and otherwise cooperate with Parent to obtain and maintain such listing.

8.6 Certain Tax Matters.

(a) Each of Parent, Merger Sub and the Company shall use its reasonable best efforts to cause the Domestication and the Merger to qualify for the Domestication Intended Tax Treatment and the Merger Intended Tax Treatment, respectively, and none of Parent, Merger Sub or the Company has taken or will take any action (or fail to take any action), if such action (or failure to act) would reasonably be expected to prevent or impede the Domestication and the Merger from qualifying for the Domestication Intended Tax Treatment and the Merger Intended Tax Treatment, respectively.

(b) Each of Parent, the Company, and their respective Affiliates shall file all Tax Returns consistent with the Domestication Intended Tax Treatment and the Merger Intended Tax Treatment (including attaching the statement described in Treasury Regulations Section 1.368-3(a) on or with the its Tax Return for the taxable year of the Merger), and shall take no position inconsistent with the Intended Tax Treatment (whether in audits, Tax Returns or otherwise), in each case, unless otherwise required by a Taxing Authority as a result of a “determination” within the meaning of Section 1313(a) of the Code (or any similar or corresponding provision of applicable Law).

(c) The parties shall ensure that all Transfer Taxes incurred in connection with this Agreement are timely paid in full to the applicable taxing authorities by the party legally responsible for such Transfer Taxes, and such party shall file, or cause to be filed, all necessary Tax Returns with respect to all such Transfer Taxes.

(d) In the event the SEC requests or requires a tax opinion regarding whether the Domestication satisfies the Domestication Intended Tax Treatment, Parent shall use its commercially reasonable efforts to cause Loeb & Loeb LLP (or other tax counsel to Parent) to furnish such opinion, subject to customary assumptions and limitations, and if such opinion request or requirement by the SEC is with respect to whether the Merger satisfies the Merger Intended Tax Treatment, the Company shall use its commercially reasonable efforts to cause tax counsel to the Company to furnish such opinion. Each party shall use reasonable best efforts to execute and deliver customary tax representation letters to the applicable tax advisor in form and substance reasonably satisfactory to such advisor. Notwithstanding anything to the contrary in this Agreement, Loeb & Loeb LLP shall not be required to provide any opinion to any party regarding the Merger Intended Tax Treatment or the tax consequences of the transactions contemplated by this Agreement to the Company or its shareholders.

8.7 Incentive Plan. The Equity Incentive Plan shall be effective as of the Closing and the initial Equity Plan Reserve shall be excluded from an in addition to the Aggregate Merger Consideration issued to Company Securityholders at Closing, and shall not reduce the Aggregate Merger Consideration. The Equity Incentive Plan may include an evergreen provision for annual increases in the shares available for issuance, but any shares added after the Closing pursuant to such evergreen provision shall not reduce the Aggregate Merger Consideration or the shares issued to Company Securityholders at Closing.

8.8 Financings.

(a) Parent and the Company shall cooperate and use commercially reasonable efforts to execute and consummate the Pre-Merger Financing and the Closing Financing at market terms, in connection with the transactions contemplated hereunder. The Pre-Merger Financing shall consist of a financing arrangement to be completed prior to Closing, and the Closing Financing shall consist of a private placement, convertible debt, and/or non-redemption agreement totaling $30,000,000 to be completed on or prior to the Closing.

(b) The parties shall use commercially reasonable efforts to negotiate, finalize, and execute all subscription agreements and other documentation relating to the Financings, and shall not amend, modify, or waive any material terms of such agreements without the prior written consent of the other party (such consent not to be unreasonably withheld, conditioned, or delayed).

(c) The Company agrees, and shall cause its officers and employees to, use commercially reasonable efforts to cooperate in connection with (i) the arrangement of the Pre-Merger Financing and the Closing Financing, and (ii) the marketing of the transactions contemplated by this Agreement and the Ancillary Agreements, including by participating in meetings and presentations with prospective investors, assisting with the preparation of customary materials, providing financial information as reasonably requested, and taking all necessary corporate actions to facilitate the Investments and related marketing efforts. Notwithstanding anything in this Agreement to the contrary, neither the Pre-Merger Financing nor the Closing Financing (nor any other financing or investment transaction contemplated by this Agreement or the Ancillary Agreements) shall be a condition to Closing, and no party shall be entitled to delay, refuse, or condition the Closing on the consummation, funding, or receipt of any such financing.

8.9 Section 16 Matters. Parent shall, prior to the Effective Time, cause the Parent’s Board of Directors to approve the issuance of Parent Shares in connection with the transactions contemplated hereby with respect to any employees of the Company who, as a result of their relationship with Parent as of or following the Effective Time, are subject or will become subject to the reporting requirements of Section 16 of the Exchange Act to the extent necessary for such issuance to be an exempt acquisition pursuant to Rule 16b-3 promulgated under the Exchange Act.

8.10 Employment Agreement. Prior to the filing of the definitive Registration Statement, the Company shall cause the executives identified on Schedule 8.10to enter into new employment agreements with the Parent to be effective as of the Closing. Such employment agreements shall be in a form reasonably acceptable to Parent and the Company and shall include customary provisions for public company executives, including confidentiality, non-competition, non-solicitation, assignment of inventions, and other customary restrictive covenants. The Company shall further cooperate in good faith with Parent to ensure that the management team is adequately prepared to operate as a Nasdaq-listed company, including undertaking any necessary hiring or organizational actions to address gaps identified during due diligence.

8.11 Sponsor Issuance. On the date that is the earlier of (a) the six (6) month anniversary of the Closing, (b) the expiration of the lock-up period set forth in the Lock-Up Agreement or (c) such other date as determined by the Sponsor in its sole discretion, whether earlier or later than the lock-up period set forth in the Lock-Up Agreement, the Company and Purchaser agree that the Parent shall issue to the Managing Member of the Sponsor or its designee(s) the aggregate amount of 771,429 shares of the Purchaser Class A Common Stock for no additional consideration (the “Sponsor Shares”). The Sponsor Shares shall be fully registered on the date of such grant and shall be registered prior to the Closing, if practicable.

8.12 Redemptions. Parent and the Company shall each use commercially reasonable efforts to minimize the number of Parent Class A Ordinary Shares (or, following the Domestication, Parent Common Shares) tendered for redemption by Parent's public shareholders in connection with the transactions contemplated by this Agreement, including through customary investor outreach and communications; provided, however, that notwithstanding the foregoing, the Sponsor shall not be obligated to transfer, sell or otherwise dispose of any Founder Shares in connection with any such efforts.

ARTICLE IX
CONDITIONS TO CLOSING

9.1 Condition to the Obligations of the Parties. The obligations of all of the parties to consummate the Closing are subject to the satisfaction or written waiver (where permissible) by Parent and the Company of all the following conditions:

(a) No provisions of any applicable Law and no Order shall restrain or prohibit or impose any condition on the consummation of the transactions contemplated hereby, including the Merger.

(b) (i) All applicable waiting periods, if any, under the HSR Act with respect to the Merger shall have expired or been terminated, and (ii) each consent, approval or authorization of any Authority required of Parent, Merger Sub, or the Company to consummate the Merger set forth on Schedule 9.1(b) shall have been obtained and shall be in full force and effect.

(c) No Authority shall have issued an Order or enacted a Law, having the effect of prohibiting the Merger or making the Merger illegal, which Order or Law is final and non-appealable.

(d) The Company Stockholder Approval shall have been obtained;

(e) Each of the Required Parent Proposals shall have been approved at the Parent Shareholder Meeting;

(f) Parent’s initial listing application with Nasdaq, as applicable, in connection with the transactions contemplated by this Agreement shall have been conditionally approved and, immediately following the Effective Time, Parent shall satisfy any applicable initial and continuing listing requirements of Nasdaq, as applicable, and Parent shall not have received any notice of non-compliance therewith, and the shares comprising the Aggregate Merger Consideration shall have been approved for listing on Nasdaq, as applicable.

(g) The Registration Statement shall have become effective in accordance with the provisions of the Securities Act, no stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC that remains in effect and no proceeding seeking such a stop order shall have been initiated by the SEC and not withdrawn.

(h) All related party transactions not on arms-length terms or not otherwise agreed to by Parent and the Company shall have been terminated, and all assets, including intellectual property, used by the Company in its business and held or licensed by affiliates or related parties shall have been transferred to the Company.

(i) The Registration Rights Agreement, Lock-Up Agreement, Non-Compete Agreement, Equity Incentive Plan, and Employment Agreements shall each have been executed and delivered by all required parties.

9.2 Conditions to Obligations of Parent and Merger Sub. The obligation of Parent and Merger Sub to consummate the Closing is subject to the satisfaction, or the waiver in Parent’s sole and absolute discretion, of all the following further conditions:

(a) The Company shall have duly performed or complied with, in all material respects, all of its obligations hereunder required to be performed or complied with (without giving effect to any materiality or similar qualifiers contained therein) by the Company at or prior to the Closing Date.

(b) The representations and warranties of the Company contained in this Agreement (disregarding all qualifications contained therein relating to materiality or Material Adverse Effect), other than the Company Fundamental Representations, shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date, as if made at and as of such date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct at and as of such earlier date) except, in each case, for any failure of such representations and warranties (disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect) to be so true and correct that would not in the aggregate have or reasonably be expected to have a Material Adverse Effect in respect of the Company.

(c) The Company Fundamental Representations (disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect) shall be true and correct in all respects at and as of the date of this Agreement and as of the Closing Date, as if made as of such date (except to the extent that any such representation and warranty is expressly made as of a specific date, in which case such representation and warranty shall be true and correct at and as of such specific date), other than de minimis inaccuracies.

(d) Since the date of this Agreement, there shall not have occurred a Material Adverse Effect in respect of the Company that is continuing.

(e) Parent shall have received a certificate, dated as of the Closing Date, signed by the Chief Executive Officer of the Company certifying the accuracy of the provisions of the foregoing clauses (a), (b), (c) and (d) of this Section 9.2.

(f) Parent shall have received a certificate, dated as of the Closing Date, signed by the Secretary of the Company attaching true, correct and complete copies of (i) the Company Charter, certified as of a recent date by Secretary of State of the State of Delaware; (ii) copies of resolutions duly adopted by the Board of Directors of the Company authorizing this Agreement, the Ancillary Agreements to which the Company is a party and the transactions contemplated hereby and; (iii) a certificate of good standing of the Company, certified as of a recent date by the Secretary of State of the State of Delaware.

(g) Each of the Company and the Company Securityholders, as applicable, shall have executed and delivered to Parent a copy of each Ancillary Agreement to which the Company or such Company Securityholder, as applicable, is a party.

(h) The Company shall have delivered to Parent a duly executed certificate conforming to the requirements of Treasury Regulation Sections 1.897-2(h)(1)(i) and 1.1445-2(c)(3)(i), and a notice to be delivered to the IRS as required under Treasury Regulation Section 1.897-2(h)(2) together with written authorization for Parent to deliver such notice to the IRS on behalf of the Company following the Closing, each dated no more than thirty (30) days prior to the Closing Date and in form and substance as reasonably agreed upon by Parent and the Company.

(i) The Company shall have obtained each Company Consent set forth on Schedule 4.8.

(j) All outstanding options, warrants, and other convertible securities of the Company shall have been converted into equity of the Company or cancelled prior to the Closing, and any rights to acquire equity of the Company shall be extinguished as of the Closing.

(k) All assets, including intellectual property, used by the Company in its business and held or licensed by affiliates or related parties shall have been transferred to the Company, and all related party transactions not on arms-length terms or not otherwise agreed to by Parent and the Company shall have been terminated.

(l) Each significant shareholder of the Company shall have executed and delivered to Parent a Lock-Up Agreement and Non-Compete Agreement in form and substance acceptable to Parent.

9.3 Conditions to Obligations of the Company. The obligations of the Company to consummate the Closing is subject to the satisfaction, or the waiver in the Company’s sole and absolute discretion, of all of the following further conditions:

(a) Parent and Merger Sub shall each have duly performed or complied with, in all material respects, all of its respective obligations hereunder required to be performed or complied with (without giving effect to any materiality or similar qualifiers contained therein) by Parent or Merger Sub, as applicable, at or prior to the Closing Date.

(b) The representations and warranties of Parent and Merger Sub contained in this Agreement (disregarding all qualifications contained therein relating to materiality or Material Adverse Effect), other than the Parent Fundamental Representations, shall be true and correct as of the date of this Agreement and as of the Closing Date, as if made at and as of such date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct at and as of such earlier date), except for any failure of such representations and warranties which would not in the aggregate reasonably be expected to have a Material Adverse Effect in respect of Parent or Merger Sub and their ability to consummate the transactions contemplated by this Agreement and the Ancillary Agreements.

(c) The Parent Fundamental Representations shall be true and correct in all respects at and as of the date of this Agreement and as of the Closing Date, as if made as of such date (except to the extent that any such representation and warranty is expressly made as of a specific date, in which case such representation and warranty shall be true and correct at and as of such specific date), other than de minimis inaccuracies.

(d) Since the date of this Agreement, there shall not have occurred a Material Adverse Effect in respect of Parent that is continuing.

(e) The Company shall have received a certificate, dated as of the Closing Date, signed by the Chief Executive Officer of Parent certifying the accuracy of the provisions of the foregoing clauses (a), (b), (c) and (d) of this Section 9.3.

(f) The Parent Certificate of Incorporation, in a form and substance to be reasonably agreed upon by Parent and the Company, shall have been filed with, and declared effective by, the Secretary of State of the State of Delaware.

(g) The Company shall have received a certificate, dated as of the Closing Date, signed by the Secretary of Parent attaching true, correct and complete copies of resolutions duly adopted by the Board of Directors of Parent authorizing this Agreement, the Ancillary Agreements to which Parent is a party and the transactions contemplated hereby and thereby and the Parent Proposals.

(h) The Company shall have received a certificate, dated as of the Closing Date, signed by the Secretary of Merger Sub attaching true, correct and complete copies of (i) copies of resolutions duly adopted by the Board of Directors and sole stockholder of Merger Sub authorizing this Agreement, the Ancillary Agreements to which Merger Sub is a party and the transactions contemplated hereby and thereby and (ii) a certificate of good standing of Merger Sub, certified as of a recent date by the Secretary of State of the State of Delaware.

(i) Each of Parent, Sponsor or other shareholder of Parent, as applicable, shall have executed and delivered to the Company a copy of each Ancillary Agreement to which Parent, Sponsor or such other shareholder of Parent, as applicable, is a party.

(j) The size and composition of the post-Closing Parent Board of Directors shall have been appointed as set forth in Section 2.9.

ARTICLE X
TERMINATION

10.1 Termination Without Default.

(a) In the event that (i) the Closing of the transactions contemplated hereunder has not occurred on or before the applicable Outside Closing Date (i.e., the Parent Outside Closing Date, with respect to Parent, or the Company Outside Closing Date with respect to the Company; and (ii) the material breach or violation of any representation, warranty, covenant or obligation under this Agreement by the party (i.e., Parent or Merger Sub, on one hand, or the Company, on the other hand) seeking to terminate this Agreement was not the cause of, or resulted in, the failure of the Closing to occur on or before the applicable Outside Closing Date, then (x) Parent shall have the right, at its sole option, to terminate this Agreement without liability to the Company if the Closing has not occurred on or before the Parent Outside Closing Date, and (y) the Company shall have the right, at its sole option, to terminate this Agreement without liability to the Parent if the Closing has not occurred on or before the Company Outside Closing Date. Such right may be exercised by Parent or the Company, as the case may be, giving written notice to the other at any time after the applicable Outside Closing Date.

(b) In the event an Authority shall have issued an Order or enacted a Law, having the effect of prohibiting the Merger or making the Merger illegal, which Order or Law is final and non-appealable, Parent or the Company shall have the right, at its sole option, to terminate this Agreement without liability to the other party; provided, however, that the right to terminate this Agreement pursuant to this Section shall not be available to the Company or Parent if the failure by such party or its Affiliates to comply with any provision of this Agreement has been a substantial cause of, or substantially resulted in, such action by such Authority.

(c) Parent may terminate this Agreement by giving written notice to the Company if there is any Action pending or, to the Knowledge of Parent, threatened, whether relating to the transactions contemplated by this Agreement or otherwise relating to or affecting the Company Group, that (i) seeks to enjoin, restrain, prohibit, alter, delay or otherwise adversely affect the consummation of the Merger or the other transactions contemplated by this Agreement, or (ii) would reasonably be expected to result in a material liability to the Company Group or the Surviving Corporation or to have a Material Adverse Effect in respect of the Company.

(d) Parent may terminate this Agreement by giving written notice to the Company if the Company fails to complete, or cause to be completed, any of the actions required under Section 7.6 (Interim Covenants) by the time(s) specified on Schedule 7.6 (or, if no specific time is specified, by the Closing), and such failure is not cured by the earlier of the Outside Closing Date and thirty (30) days following receipt by the Company of a written notice from Parent describing in reasonable detail the nature of such failure.

(e) This Agreement may be terminated at any time by mutual written consent of the Company and Parent duly authorized by each of their respective boards of directors.

(f) The Company may terminate this Agreement by giving written notice to Parent if Parent’s Board of Directors or any committee thereof shall have withdrawn, modified or qualified (or publicly proposed or resolved to withdraw, modify or qualify), in any manner adverse to the Company, the Parent Board Recommendation.

10.2 Termination Upon Default.

(a) Parent may terminate this Agreement by giving notice to the Company, without prejudice to any rights or obligations Parent or Merger Sub may have: (i) at any time prior to the Closing Date if (x) the Company shall have breached any representation, warranty, agreement or covenant contained herein to be performed on or prior to the Closing Date, which has rendered or would reasonably be expected to render the satisfaction of any of the conditions set forth in Section 9.2(a) or 9.2(b) impossible; (y) such breach cannot be cured or is not cured by the earlier of the Parent Outside Closing Date and thirty (30) days following receipt by the Company of a written notice from Parent describing in reasonable detail the nature of such breach; or (ii) at any time after the Company Stockholder Approval Deadline if the Company has not previously received the Company Stockholder Approval (provided, that upon the Company receiving the Company Stockholder Approval, Parent shall no longer have any right to terminate this Agreement under this clause (ii)).

(b) The Company may terminate this Agreement by giving notice to Parent, without prejudice to any rights or obligations the Company may have, if: (i) Parent shall have breached any of its covenants, agreements, representations, and warranties contained herein to be performed on or prior to the Closing Date, which has rendered or reasonably would render the satisfaction of any of the conditions set forth in Section 9.3(a) or 9.3(b) impossible; and (ii) such breach cannot be cured or is not cured by the earlier of the Company Outside Closing Date and thirty (30) days following receipt by Parent of a written notice from the Company describing in reasonable detail the nature of such breach.

(c) This Agreement may be terminated by either Parent or the Company, if the Parent Shareholder Approval shall not have been obtained at the Parent Shareholder Meeting (including any adjournment or postponement thereof).

Parent may terminate this Agreement if the Required Financial Statements shall not have been delivered by the Company by October 15, 2026.

10.3 Effect of Termination. If this Agreement is terminated pursuant to this ARTICLE X, this Agreement shall become void and of no further force or effect without liability of any party (or any shareholder, director, officer, employee, Affiliate, agent, consultant or representative of such party) to the other parties hereto; provided that, if such termination shall result from the willful breach by a party or its Affiliate of its covenants and agreements hereunder or common law fraud or willful breach in connection with the transactions contemplated by this Agreement, such party shall not be relieved of liability to the other parties for any such willful breach or common law fraud. The provisions of Section 8.3, this Section 10.3 and ARTICLE XI, and the Confidentiality Agreement, shall survive any termination hereof pursuant to this ARTICLE X.

ARTICLE XI
MISCELLANEOUS

11.1 Notices. Any notice hereunder shall be sent in writing, addressed as specified below, and shall be deemed given: (a) if by hand, electronic mail, or nationally recognized overnight courier service, by 5:00 PM on a Business Day, addressee’s day and time, on the date of delivery, and if delivered after 5:00 PM on the first Business Day, addressee’s day and time, after such delivery; (b) if by email, on the date of transmission with affirmative confirmation of receipt; or (c) five (5) Business Days after mailing by prepaid certified or registered mail, return receipt requested. Notices shall be addressed to the respective parties as follows (excluding telephone numbers, which are for convenience only), or to such other address as a party shall specify to the others in accordance with these notice provisions. After the Closing, notices to Parent or the Company may be sent to their respective Post-Closing Representatives as designated pursuant to Section 11.20:

if to the Company (or, following the Closing, the Surviving Corporation or Parent), to:

Blackstar Orbital Technologies Corporation
323 S. Washington Ave, Suite 1
Titusville, FL, 32796
Attn: Mr. Christopher Jannette, CEO
Telephone No.: +1 (321) 496-3377
E-mail: chris@blackstarorbital.com

with a copy (which shall not constitute notice) to:

Leib Orlanski
Greenspoon Marder LLP
1875 Century Park East, Suite 1900
Los Angeles, CA 90067
Leib.Orlanski@gmlaw.com

if to Parent or Merger Sub (prior to the Closing):

Pono Capital Four, Inc.
Suite 210, 2nd Floor Windward III, Regatta Office Park, PO Box 500
Grand Cayman, Cayman Islands KY-1106
Attn: Dustin Shindo, CEO
Telephone No.: (206) 923-9234
Email: dustin@mehana.com

with a copy (which shall not constitute notice) to:

Loeb & Loeb LLP
345 Park Avenue
New York, NY 10154
Attention: Mitchell S. Nussbaum
E-mail: mnussbaum@loeb.com

11.2 Amendments; No Waivers; Remedies.

(a) This Agreement cannot be amended, except by a writing signed by each party, and cannot be terminated orally or by course of conduct. No provision hereof can be waived, except by a writing signed by the party against whom such waiver is to be enforced, and any such waiver shall apply only in the particular instance in which such waiver shall have been given.

(b) Neither any failure or delay in exercising any right or remedy hereunder or in requiring satisfaction of any condition herein nor any course of dealing shall constitute a waiver of or prevent any party from enforcing any right or remedy or from requiring satisfaction of any condition. No notice to or demand on a party waives or otherwise affects any obligation of that party or impairs any right of the party giving such notice or making such demand, including any right to take any action without notice or demand not otherwise required by this Agreement. No exercise of any right or remedy with respect to a breach of this Agreement shall preclude exercise of any other right or remedy, as appropriate to make the aggrieved party whole with respect to such breach, or subsequent exercise of any right or remedy with respect to any other breach.

(c) Except as otherwise expressly provided herein, no statement herein of any right or remedy shall impair any other right or remedy stated herein or that otherwise may be available.

(d) Notwithstanding anything to the contrary contained herein, no party shall seek, nor shall any party be liable for, punitive or exemplary damages under any tort, contract, equity or other legal theory with respect to any breach (or alleged breach) of this Agreement or any provision hereof or any matter otherwise relating hereto or arising in connection herewith.

(e) Following the Closing, any amendment, waiver, consent, notice, or other action or decision required or permitted to be given or made by Parent or the Company pursuant to this Section 11.2 (or any other provision of this Agreement) may be made, executed, or delivered by the applicable Post-Closing Representative designated in accordance with Section 11.20, and such Post-Closing Representative shall have the authority to bind the party it represents for all such purposes.

11.3 Arm’s Length Bargaining; No Presumption Against Drafter. This Agreement has been negotiated at arm’s-length by parties of equal bargaining strength, each represented by counsel or having had but declined the opportunity to be represented by counsel and having participated in the drafting of this Agreement. This Agreement creates no fiduciary or other special relationship between the parties, and no such relationship otherwise exists. No presumption in favor of or against any party in the construction or interpretation of this Agreement or any provision hereof shall be made based upon which Person might have drafted this Agreement or such provision.

11.4 Publicity. Except as required by Law or applicable stock exchange rules and except with respect to the Additional Parent SEC Documents, the parties agree that neither they nor their Representatives shall issue any press release or make any other public disclosure concerning the transactions contemplated hereunder without the prior approval of the other party hereto. If a party is required to make such a disclosure as required by Law or applicable stock exchange rules, the party making such determination will, if practicable in the circumstances, use reasonable commercial efforts to allow the other party reasonable time to comment on such disclosure in advance of its issuance.

11.5 Expenses. The costs and expenses in connection with this Agreement and the transactions contemplated hereby shall be paid by Parent immediately after the Closing. Notwithstanding the foregoing, all anti-trust related fees, SEC filing fees and Nasdaq listing fees shall be shared equally between the parties. The anticipated costs and expenses of the Company in connection with this Agreement and the transactions contemplated hereby as of the Closing Date are set forth on Schedule 11.5. If the Closing does not take place, each party shall be responsible for its own expenses. Any fees with respect to any regulatory or governmental approval shall be paid by the Parent (the ultimate public company) at Closing.

11.6 No Assignment or Delegation. No party may assign any right or delegate any obligation hereunder, including by merger, consolidation, operation of law or otherwise, without the written consent of the other party. Any purported assignment or delegation without such consent shall be void, in addition to constituting a material breach of this Agreement.

11.7 Governing Law. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby, including the applicable statute of limitations, shall be governed by and construed in accordance with the Laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of New York.

11.8 Counterparts; Electronic Signatures. This Agreement may be executed in counterparts, each of which shall constitute an original, but all of which shall constitute one agreement. This Agreement shall become effective upon delivery to each party of an executed counterpart or the earlier delivery to each party of original, photocopied, or electronically transmitted signature pages that together (but need not individually) bear the signatures of all other parties.

11.9 Entire Agreement. This Agreement, together with the Ancillary Agreements, sets forth the entire agreement of the parties with respect to the subject matter hereof and thereof and supersedes all prior and contemporaneous understandings and agreements related thereto (whether written or oral), all of which are merged herein. No provision of this Agreement or any Ancillary Agreement may be explained or qualified by any agreement, negotiations, understanding, discussion, conduct or course of conduct or by any trade usage. Except as otherwise expressly stated herein or in any Ancillary Agreement, there is no condition precedent to the effectiveness of any provision hereof or thereof. Notwithstanding the foregoing, the Confidentiality Agreement is not superseded by this Agreement or merged herein and shall continue in accordance with its terms, including in the event of any termination of this Agreement.

11.10 Severability. A determination by a court or other legal authority that any provision that is not of the essence of this Agreement is legally invalid shall not affect the validity or enforceability of any other provision hereof. The parties shall cooperate in good faith to substitute (or cause such court or other legal authority to substitute) for any provision so held to be invalid a valid provision, as alike in substance to such invalid provision as is lawful.

11.11 Further Assurances. Each party shall execute and deliver such documents and take such action, as may reasonably be considered within the scope of such party’s obligations hereunder, necessary to effectuate the transactions contemplated by this Agreement.

11.12 Third Party Beneficiaries. Except as provided in Section 8.4 and Section 11.19, neither this Agreement nor any provision hereof confers any benefit or right upon or may be enforced by any Person not a signatory hereto.

11.13 Waiver. The Company acknowledges that it has read the Prospectus and understands that Parent has established the Trust Account for the exclusive benefit of the public shareholders of Parent and the underwriters of the IPO pursuant to the Trust Agreement, and that, except as expressly set forth in the Trust Agreement, Parent may disburse monies from the Trust Account only for the purposes set forth therein. In consideration of Parent entering into this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company, for itself and on behalf of the Company Securityholders and any Person acting or claiming by, through, or under the Company, hereby irrevocably waives, relinquishes, and releases any and all right, title, interest, or claim of any kind (whether arising under contract, tort, law, equity, or otherwise) in or to any monies or other assets held in the Trust Account or any distributions therefrom, whether now or in the future, in connection with this Agreement, any Ancillary Agreement, or any transaction or business relationship with Parent or its Representatives. The Company further covenants and agrees that it will not seek recourse against the Trust Account or any distributions therefrom under any circumstances, including for any alleged breach or dispute under this Agreement or any Ancillary Agreement, and that any claims by the Company or its Securityholders shall be limited to assets held outside the Trust Account. The Company acknowledges and agrees that this waiver is material to Parent’s willingness to enter into this Agreement and is intended to be valid, binding, and enforceable against the Company and its Securityholders under all applicable law.

11.14 No Other Representations; No Reliance.

(a) NONE OF THE COMPANY, ANY COMPANY SECURITYHOLDER NOR ANY OF THEIR RESPECTIVE REPRESENTATIVES HAS MADE ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, OF ANY NATURE WHATSOEVER RELATING TO THE COMPANY OR THE BUSINESS OR OTHERWISE IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY ANCILLARY AGREEMENT, OTHER THAN THOSE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN ARTICLE IV, IN EACH CASE, AS MODIFIED BY THE SCHEDULES TO THIS AGREEMENT. Without limiting the generality of the foregoing, neither the Company, any Company Securityholder nor any of their respective Representatives has made, and shall not be deemed to have made, any representations or warranties in the materials relating to the Company made available to Parent and its Representatives, including due diligence materials, or in any presentation of the business of the Company by management of the Company or others in connection with the transactions contemplated hereby, and no statement contained in any of such materials or made in any such presentation shall be deemed a representation or warranty hereunder or otherwise or deemed to be relied upon by Parent or Merger Sub in executing, delivering and performing this Agreement, the Ancillary Agreements or the transactions contemplated hereby or thereby, in each case except for the representations and warranties set forth in ARTICLE IV as modified by the Schedules to this Agreement. It is understood that any cost estimates, projections or other predictions, any data, any financial information or any memoranda or offering materials or presentations, including any offering memorandum or similar materials made available by the Company, any Company Securityholder or their respective Representatives are not and shall not be deemed to be or to include representations or warranties of the Company or any Company Securityholder, and are not and shall not be deemed to be relied upon by Parent or Merger Sub in executing, delivering and performing this Agreement, the Ancillary Agreements and the transactions contemplated hereby or thereby, in each case except for the representations and warranties set forth in ARTICLE IV, in each case, as modified by the Schedules to this Agreement. Except for the specific representations and warranties expressly made by the Company in ARTICLE IV, in each case as modified by the Schedules: (a) Parent acknowledges and agrees that: (i) neither the Company, the Company Securityholders nor any of their respective Representatives is making or has made any representation or warranty, express or implied, at law or in equity, in respect of the Company, the business, assets, liabilities, operations, prospects or condition (financial or otherwise) of the Company, the nature or extent of any liabilities of the Company, the effectiveness or the success of any operations of the Company or the accuracy or completeness of any confidential information memoranda, projections, forecasts or estimates of earnings, or other information (financial or otherwise) regarding the Company furnished to Parent, Merger Sub or their respective Representatives or made available to Parent and its Representatives in any “data rooms,” “virtual data rooms,” management presentations or any other form in expectation of, or in connection with, the transactions contemplated hereby, or in respect of any other matter or thing whatsoever; and (ii) no Representative of any Company Securityholder or the Company has any authority, express or implied, to make any representations, warranties or agreements not specifically set forth in ARTICLE IV and subject to the limited remedies herein provided; (b) each of Parent and Merger Sub specifically disclaims that it is relying upon or has relied upon any such other representations or warranties that may have been made by any Person, and acknowledges and agrees that the Company Securityholders and the Company have specifically disclaimed and do hereby specifically disclaim any such other representation or warranty made by any Person; and (c) none of the Company, the Company Securityholders nor any other Person shall have any liability to Parent, Merger Sub or any other Person with respect to any such other representations or warranties, including projections, forecasts, estimates, plans or budgets of future revenue, expenses or expenditures, future results of operations, future cash flows or the future financial condition of the Company or the future business, operations or affairs of the Company.

(b) NONE OF PARENT, MERGER SUB NOR ANY OF THEIR RESPECTIVE REPRESENTATIVES HAS MADE ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, OF ANY NATURE WHATSOEVER RELATING TO PARENT, MERGER SUB OR OTHERWISE IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY ANCILLARY AGREEMENT, OTHER THAN THOSE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN ARTICLE V, IN EACH CASE, AS MODIFIED BY THE SCHEDULES TO THIS AGREEMENT AND THE PARENT SEC DOCUMENTS. Without limiting the generality of the foregoing, neither Parent, Merger Sub nor any of their respective Representatives has made, and shall not be deemed to have made, any representations or warranties in the materials relating to Parent and Merger Sub made available to the Company and the Company Securityholders and their Representatives, including due diligence materials, or in any presentation of the business of Parent by management of Parent or others in connection with the transactions contemplated hereby, and no statement contained in any of such materials or made in any such presentation shall be deemed a representation or warranty hereunder or otherwise or deemed to be relied upon by the Company and the Company Securityholders in executing, delivering and performing this Agreement, the Ancillary Agreements or the transactions contemplated hereby or thereby, in each case except for the representations and warranties set forth in ARTICLE V as modified by the Schedules to this Agreement and the Parent SEC Documents. It is understood that any cost estimates, projections or other predictions, any data, any financial information or any memoranda or offering materials or presentations, including any offering memorandum or similar materials made available by Parent, Merger Sub or their respective Representatives are not and shall not be deemed to be or to include representations or warranties of Parent and Merger Sub, and are not and shall not be deemed to be relied upon by the Company or Company Securityholders in executing, delivering and performing this Agreement, the Ancillary Agreement and the transactions contemplated hereby or thereby, in each case except for the representations and warranties set forth in ARTICLE V, in each case, as modified by the Schedules to this Agreement and the Parent SEC Documents. Except for the specific representations and warranties expressly made by Parent and Merger Sub in ARTICLE V, in each case as modified by the Schedules and the Parent SEC Documents: (a) the Company acknowledges and agrees that: (i) neither Parent, Merger Sub nor any of their respective Representatives is making or has made any representation or warranty, express or implied, at law or in equity, in respect of Parent, Merger Sub, the business, assets, liabilities, operations, prospects or condition (financial or otherwise) of Parent or Merger Sub, the nature or extent of any liabilities of Parent or Merger Sub, the effectiveness or the success of any operations of Parent or Merger Sub or the accuracy or completeness of any confidential information memoranda, projections, forecasts or estimates of earnings, or other information (financial or otherwise) regarding Parent or Merger Sub furnished to the Company, the Company Securityholders or their respective Representatives or made available to the Company, the Company Securityholders and their Representatives in any “data rooms,” “virtual data rooms,” management presentations or any other form in expectation of, or in connection with, the transactions contemplated hereby, or in respect of any other matter or thing whatsoever; and (ii) no Representative of Parent or Merger Sub has any authority, express or implied, to make any representations, warranties or agreements not specifically set forth in ARTICLE V and subject to the limited remedies herein provided; (b) the Company specifically disclaims that it is relying upon or has relied upon any such other representations or warranties that may have been made by any Person, and acknowledges and agrees that Parent and Merger Sub have specifically disclaimed and do hereby specifically disclaim any such other representation or warranty made by any Person; and (c) none of Parent, Merger Sub nor any other Person shall have any liability to the Company, the Company Securityholders or any other Person with respect to any such other representations or warranties, including projections, forecasts, estimates, plans or budgets of future revenue, expenses or expenditures, future results of operations, future cash flows or the future financial condition of Parent or the future business, operations or affairs of Parent.

11.15 Waiver of Jury Trial. THE PARTIES EACH HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY PROCEEDING (I) ARISING UNDER THIS AGREEMENT OR UNDER ANY ANCILLARY AGREEMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT OR ANY ANCILLARY AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO OR THERETO OR ANY FINANCING IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREBY, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. THE PARTIES EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH PROCEEDING SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.15.

11.16 Submission to Jurisdiction. Each of the Parties irrevocably and unconditionally submits to the exclusive jurisdiction of the state and federal courts seated in New York County, New York (or any appellate courts thereof), for the purposes of any Action (a) arising under this Agreement or under any Ancillary Agreement or (b) in any way connected with or related or incidental to the dealings of the Parties in respect of this Agreement or any Ancillary Agreement or any of the transactions contemplated hereby or thereby, and irrevocably and unconditionally waives any objection to the laying of venue of any such Action in any such court, and further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Action has been brought in an inconvenient forum. Each Party hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action (i) arising under this Agreement or under any Ancillary Agreement or (ii) in any way connected with or related or incidental to the dealings of the Parties in respect of this Agreement or any Ancillary Agreement or any of the transactions contemplated hereby or thereby, (A) any claim that it is not personally subject to the jurisdiction of the courts as described in this Section 11.16 for any reason, (B) that it or its property is exempt or immune from the jurisdiction of any such court or from any Action commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (C) that (x) the Action in any such court is brought in an inconvenient forum, (y) the venue of such Action is improper or (z) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Each Party agrees that service of any process, summons, notice or document by registered mail to such Party’s respective address set forth in Section 11.1 shall be effective service of process for any such Action.

11.17 Attorneys’ Fees. In the event of any legal action initiated by any party arising under or out of, in connection with or in respect of, this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and expenses incurred in such action, as determined and fixed by the court.

11.18 Remedies. Except as otherwise expressly provided herein, any and all remedies provided herein will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform their respective obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate the transactions contemplated by this Agreement) in accordance with their specific terms or otherwise breach such provisions. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case, without posting a bond or undertaking and without proof of damages and this being in addition to any other remedy to which they are entitled at law or in equity. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that the other Parties have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity.

11.19 Non-Recourse. This Agreement may be enforced only against, and any dispute, claim or controversy based upon, arising out of or related to this Agreement or the transactions contemplated hereby may be brought only against, the entities that are expressly named as parties hereto and then only with respect to the specific obligations set forth in this Agreement with respect to such party. No past, present or future director, officer, employee, incorporator, member, partner, shareholder, agent, attorney, advisor, lender or representative or Affiliate of any named party to this Agreement (which Persons are intended third party beneficiaries of this Section 11.19) shall have any liability (whether in contract or tort, at law or in equity or otherwise, or based upon any theory that seeks to impose liability on an entity party against its owners or Affiliates) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of such named party or for any dispute, claim or controversy based on, arising out of, or related to this Agreement or the transactions contemplated hereby.

11.20 Post-Closing Representatives. Each of Parent and the Company shall, prior to the Closing, designate in writing a Post-Closing Representative to act on behalf of such party after the Closing for purposes of administering and enforcing the provisions of this Agreement, including but not limited to the receipt or delivery of notices, the resolution of disputes, and any other matters arising under or in connection with this Agreement. The designation of a Post-Closing Representative may be changed from time to time by written notice to the other party. The Post-Closing Representative shall have the authority to represent, bind, and act for the applicable party in all matters relating to this Agreement after the Closing.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

Parent:

PONO CAPITAL FOUR, INC.

By:	/s/ Dustin Shindo
	Name:	Dustin Shindo
	Title:	Chief Executive Officer

Merger Sub:

PONO FOUR MERGER SUB, INC.

By:	/s/ Dustin Shindo
	Name:	Dustin Shindo
	Title:	Chief Executive Officer

Company:

BLACKSTAR ORBITAL TECHNOLOGIES CORPORATION

By:	/s/ Christopher Jannette
	Name:	Christopher Jannette
	Title:	Chief Executive Officer

Signature Page to Merger Agreement